Filed Pursuant to Rule 424(b)(3)                     Registration No. 333-103194
                                                                 and
                                                     Registration No. 333-106261

                                5,750,000 Shares

                            [STANDARD MOTOR LOGO]

                         STANDARD MOTOR PRODUCTS, INC.
                                  Common Stock

                              -------------------

    Standard Motor Products, Inc. is offering 5,750,000 shares of common stock to be sold in the offering.

    The common stock is listed on the New York Stock Exchange under the symbol 'SMP.' The last reported sale price of the common stock on June 18, 2003 was $11.00 per share.

    See 'Risk Factors' beginning on page 9 to read about factors you should consider before buying shares of the common stock.

                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                                              Per Share          Total
                                                              ---------          -----
Initial price to public.....................................   $10.50         $60,375,000
Underwriting discount.......................................   $ 0.63         $ 3,622,500
Proceeds, before expenses, to Standard Motor Products,
  Inc. .....................................................   $ 9.87         $56,752,500

    To the extent that the underwriters sell more than 5,750,000 shares of common stock, the underwriters have the option to purchase up to an additional 862,500 shares from Standard Motor Products, Inc. at the initial price to public less the underwriting discount.

                              -------------------

    The underwriters expect to deliver the shares against payment in New York, New York on June 24, 2003.

GOLDMAN, SACHS & CO.                                              MORGAN STANLEY

                              -------------------

                        Prospectus dated June 19, 2003.

                  [GRAPHIC OF THE PRODUCTS OF STANDARD MOTOR]

                             [STANDARD MOTOR LOGO]

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus and the documents incorporated by reference carefully, including 'Risk Factors' beginning on page 9 and the financial statements and the notes thereto of our company and of Dana Corporation's Engine Management Group included elsewhere in this prospectus. Unless otherwise stated, the information contained in this prospectus is based on the assumption that the underwriters' over-allotment option will not be exercised.

    In this prospectus, 'Standard Motor Products', 'we', 'us' and 'our' refer to Standard Motor Products, Inc. and its subsidiaries, unless the context requires otherwise. The words 'the Company' refer only to Standard Motor Products, Inc. and not to any of its subsidiaries.

                         ABOUT STANDARD MOTOR PRODUCTS

OUR BUSINESS

    We are a leading independent manufacturer and distributor of replacement parts for motor vehicles in the automotive aftermarket industry. We are organized into two principal operating divisions, each of which focuses on a specific segment of replacement parts. Our Engine Management Division manufactures ignition and emission parts, on-board computers, ignition wires, battery cables and fuel system parts. Our Temperature Control Division manufactures and remanufactures air conditioning compressors, and other air conditioning and heating parts.

    We sell our products primarily to warehouse distributors and large retail chains in the United States, Canada and Latin America. Our European Division sells our products primarily in Europe. Our customers consist of many of the leading warehouse distributors, such as Carquest and NAPA Auto Parts, as well as many of the leading auto parts retail chains, such as Advance Auto Parts and O'Reilly Automotive. We distribute parts under our own brand names, such as Standard, Blue Streak and Four Seasons, and through private labels, such as Carquest and NAPA Auto Parts.

    In 2002, our consolidated net sales were $598.4 million, and our operating income was $25.1 million. The following charts set forth our consolidated net sales by operating division, geographic region and customer group as a percentage of consolidated net sales in 2002.



                                 [PIE CHARTS]

2002 Consolidated Net Sales by  2002 Consolidated Net Sales by   2002 Consolidated Net Sales by
     Operating Division             Geographic Region                  Customer Group

Europe 6%                        Rest of the World 9%            Other 11%

Temperature Control 43%          Canada 5%                       Retail 28%

Engine Manangement 51%           United States 86%               Warehouse Distributions 61%


ACQUISITION OF DANA CORPORATION'S ENGINE MANAGEMENT GROUP

    On February 7, 2003, we signed an agreement to purchase Dana Corporation's Engine Management Group, which we refer to throughout this prospectus as Dana's EMG Business, for a purchase price equal to the closing net book value of the business, subject to a maximum purchase price of $125 million. Dana's EMG Business is a leading manufacturer of aftermarket parts in the automotive industry focused exclusively on engine management, with approximately
$77.8 million in combined net sales for the three months ended March 31, 2003, approximately $300 million in combined net sales in 2002 and approximately
$298 million in combined net sales
in 2001. Similar to our Engine Management Division, Dana's EMG Business manufactures ignition systems, emission parts, engine computers, ignition wires, battery cables and fuel system parts. Customers of Dana's EMG Business include NAPA Auto Parts, CSK Auto, O'Reilly Automotive and Pep Boys, none of which is currently a material customer of our Engine Management Division. We believe that the acquisition will allow us to:

          increase sales in our Engine Management business;

          develop new and improved products to better satisfy the increasing requirements of customers;

          rationalize manufacturing and distribution facilities to achieve more efficient operations and lower costs for ourselves and our customers;

          consolidate and centralize corporate functions to eliminate redundant costs;

          improve cost structure by realizing increased economies of scale in the purchasing, processing, production and distribution of our products; and

          increase the proportion of our total sales and profits from our Engine Management business, which is more stable and predictable than our seasonal Temperature Control business.

    We intend to use our experience in integrating the 15 businesses we have acquired since January 1996 to integrate successfully Dana's EMG Business into our Engine Management Division within 18 months of the acquisition closing.

    At the closing, assuming the acquisition purchase price is $121 million, based on the March 31, 2003 unaudited balance sheet of Dana's EMG Business, we will pay Dana approximately $90.8 million in cash, $15.1 million in the form of an unsecured promissory note and $15.1 million in the form of shares of our common stock. The acquisition is subject to our obtaining financing for the acquisition and other customary closing conditions. We expect to complete the acquisition on or about June 30, 2003.

OUR STRATEGY

    Our goal is to grow revenues and earnings and deliver returns in excess of our cost of capital by providing high quality, low cost replacement parts in the engine management and temperature control automotive aftermarkets. The key elements of our strategy are as follows:

          CAPITALIZE ON THE ACQUISITION OF DANA'S EMG BUSINESS. The acquisition will allow us to combine Dana's EMG Business with our Engine Management Division, thereby creating opportunities to realize cost savings and grow earnings.

          MAINTAIN OUR STRONG COMPETITIVE POSITION IN THE ENGINE MANAGEMENT AND TEMPERATURE CONTROL BUSINESSES. To maintain a strong competitive position in our markets, we remain committed to providing our customers with broad lines of high quality engine management and temperature control products.

          PROVIDE SUPERIOR CUSTOMER SERVICE, PRODUCT AVAILABILITY AND TECHNICAL SUPPORT. Our goal is to increase sales to existing and new customers by leveraging our skills in rapidly filling orders, maintaining high levels of product availability and providing technical product support in a cost-effective manner.

          EVOLVE AND EXPAND OUR PRODUCT LINES. We intend to increase our sales by continuing to develop and expand the range of Engine Management and Temperature Control products we offer to our customers. We are committed to investing the resources necessary to maintain and expand our technical capability to manufacture multiple product lines that incorporate the latest technologies developed by original equipment manufacturers in North America and Europe.

          BROADEN OUR CUSTOMER BASE. Our goal is to increase our business by marketing our products more broadly to the distribution businesses of original equipment manufacturers who sell products to new car dealer service areas.

          IMPROVE OPERATING EFFICIENCY AND COST POSITION. We intend to continue to improve our operating efficiency and cost position. Our management places significant emphasis on improving our financial performance, achieving operating efficiencies and improving asset utilization while maintaining product quality and high customer order fill rates. In 2001, we reduced our inventory levels by $57 million while maintaining customer fill rate levels of approximately 93%, and in 2002, we further reduced inventory by an additional $8 million.

          REDUCE OUR DEBT. We intend to apply any excess cash flow from operations and the management of working capital to reduce our outstanding indebtedness.

                             CORPORATE INFORMATION

    Our common stock is traded on the New York Stock Exchange under the symbol 'SMP'. On June 18, 2003, our common stock closed at $11.00. Members of our founding families continue to be actively involved in our management, and such founding family members directly or indirectly owned approximately 43% of our outstanding common stock on March 31, 2003.

    We are a New York corporation founded in 1919. Our principal executive offices are located at 37-18 Northern Boulevard, Long Island City, New York 11101, and our main telephone number at that location is (718) 392-0200.

    This prospectus contains our trademarks and trade names and also contains trademarks and trade names of other parties.

                                  THE OFFERING

Common stock offered by us...................  5,750,000 shares

Common stock to be outstanding after this
  offering...................................  19,221,104 shares

rUse of proceeds..............................  We intend to use all of the net proceeds from this offering to repay a portion of our outstanding
                                               indebtedness under our revolving credit facility. We
                                               then intend to borrow the entire cash portion of the
                                               purchase price of Dana's EMG Business from our
                                               revolving credit facility to consummate the closing
                                               of the acquisition.

New York Stock Exchange symbol...............  SMP

    The number of shares of our common stock that will be outstanding after this offering is based on our shares of common stock outstanding as of March 31, 2003 and includes 1,438,095 shares of our common stock to be issued to Dana by us as part of the acquisition purchase price, assuming for these purposes that the price per share of our common stock is $10.50 and that the acquisition purchase price is $121 million at closing. The number of outstanding shares of our common stock as of March 31, 2003 excludes:

          1,245,397 shares of common stock issuable upon the exercise of options outstanding under our stock option plans at a weighted average exercise price of $16.49 per share;

          19,044 shares of common stock reserved for future grants under our stock option plans;

          525,000 shares held by us in an employee benefits trust, which are not currently considered outstanding for calculations of basic or diluted earnings per share;

          2,796,120 shares of common stock issuable upon conversion of our 6.75% convertible subordinated debentures, which are presently convertible into 31.068 shares of common stock for each $1,000 of convertible debentures and which have a conversion price equivalent to approximately $32.19 per share of common stock; and

          up to 862,500 shares that may be issued to the underwriters if they exercise their option to purchase additional shares in this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following summary consolidated financial data at and for the years ended December 31, 2000, 2001 and 2002 have been derived from our audited consolidated annual financial statements. The following summary consolidated financial data at and for the three months ended March 31, 2002 and 2003 have been derived from our condensed consolidated quarterly financial statements, which are unaudited but in the opinion of our management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. Results of operations for interim periods are not necessarily indicative of results to be expected for the full fiscal years. You should read this data in conjunction with 'Selected Consolidated Financial Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                         STANDARD MOTOR PRODUCTS, INC.

                                                                                               THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,            MARCH 31,
                                                              ------------------------------   -------------------
                                                                2000       2001       2002       2002       2003
                                                                ----       ----       ----       ----       ----
                                                                             (DOLLARS IN THOUSANDS,
                                                                             EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
   Net sales................................................  $601,392   $591,652   $598,437   $126,321   $135,725
   Gross profit.............................................   162,701    139,055    157,544     31,170     34,540
   Operating income.........................................    30,711     15,123     25,068        107      2,328
   Earnings (loss) from continuing operations(1)............     9,729     (2,485)     6,091     (1,921)      (607)
   Net earnings (loss)(2)(3)................................     9,729     (2,485)   (30,556)   (20,590)      (955)
PER SHARE DATA:
   Earnings (loss) from continuing operations:
      Basic.................................................  $    .82   $   (.21)  $    .51   $   (.16)  $   (.05)
      Diluted...............................................       .81       (.21)       .51       (.16)      (.05)
   Net earnings (loss) per common share:
      Basic.................................................       .82       (.21)     (2.57)     (1.74)      (.08)
      Diluted...............................................       .81       (.21)     (2.54)     (1.74)      (.08)
   Cash dividends per common share..........................       .36        .36        .36        .09        .09
OTHER DATA:
   EBITDA(4)................................................  $ 50,083   $ 36,795   $ 44,383   $  4,673   $  6,080
   Depreciation and amortization............................    18,922     18,909     16,128      3,898      4,026
   Capital expenditures.....................................    16,652     13,740      7,598      2,508      1,715
   Dividends................................................     4,324      4,236      4,290      1,064      1,076
BALANCE SHEET DATA (AT PERIOD END):
   Cash and cash equivalents................................  $  7,699   $  7,496   $  9,690   $  2,520   $  7,254
   Working capital..........................................   188,091    228,356    216,932    250,677    252,908
   Total assets.............................................   549,396    509,429    490,758    523,051    514,345
   Total debt...............................................   202,591    205,925    176,917    222,852    211,059
   Long-term debt (excluding current portion)...............   150,018    200,066    169,440    220,260    202,601
   Stockholders' equity.....................................   194,305    185,687    153,881    164,886    153,579

---------

(1) Effective January 1, 2003, we adopted the provisions of Statement of Financial Accounting Standards ('SFAS')
     No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections ('Statement No. 145'). Statement No. 145 eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board ('APB') No. 30, Reporting Results of Operations. As a result, the extraordinary loss on the early extinguishment of debt of approximately $0.5 million and $2.8 million has been reclassified to interest expense for December 31, 2000 and 2001, respectively.

(2) Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ('SFAS No. 142'). In accordance with SFAS No. 142, goodwill will no longer be amortized, but instead, will be subject to an annual review for potential impairment. As a result, we recorded an impairment loss on goodwill as a cumulative effect of accounting change of $18.3 million, net of tax, or $1.55 per diluted share, during the first quarter of 2002. The impairment loss relates to goodwill pertaining to certain of our reporting units with our European Division and with our Temperature Control Division, and we recorded charges of $10.9 million related to our European Division and $7.4 million related to our


                                              (footnotes continued on next page)

(footnotes continued from previous page)
     Temperature Control Division. Upon adoption of SFAS
     No. 142, our earnings before cumulative effect of accounting change for basic and diluted earnings per share adjusted to exclude goodwill amortization expense (net of tax) are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               2000      2001       2002
                                                               ----      ----       ----
                                                                 (DOLLARS IN THOUSANDS,
                                                                 EXCEPT PER SHARE DATA)
Reported earnings (loss) before cumulative effect of          $ 9,729   $(2,485)  $(12,206)
 accounting change..........................................
Add back: goodwill amortization expense, net of tax.........    2,574     2,727         --
                                                              -------   -------   --------
Adjusted earnings (loss) before cumulative effect of
 accounting change..........................................  $12,303   $   242   $(12,206)
                                                              -------   -------   --------
                                                              -------   -------   --------
Basic earnings (loss) per share:
   Reported basic earnings (loss) per share before
    cumulative effect of accounting change..................  $  0.82   $ (0.21)  $  (1.03)
   Add back: goodwill amortization expense, net of tax......     0.22      0.23         --
                                                              -------   -------   --------
Adjusted basic earnings (loss) per share before cumulative
 effect of accounting change................................  $  1.04   $  0.02   $  (1.03)
                                                              -------   -------   --------
                                                              -------   -------   --------
Diluted earnings per share:
   Reported diluted earnings (loss) per share before
    cumulative effect of accounting change..................  $  0.81   $ (0.21)  $  (1.01)
   Add back: goodwill amortization expense, net of tax......     0.21      0.23         --
                                                              -------   -------   --------
Adjusted diluted earnings (loss) per share before cumulative
 effect of accounting change................................  $  1.02   $  0.02   $  (1.01)
                                                              -------   -------   --------
                                                              -------   -------   --------

    Upon adoption of SFAS No. 142, our net earnings (loss) for basic and diluted earnings per share adjusted to exclude goodwill amortization expense (net of tax) are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               2000      2001       2002
                                                               ----      ----       ----
                                                                 (DOLLARS IN THOUSANDS,
                                                                 EXCEPT PER SHARE DATA)
Reported net earnings (loss)................................    9,729    (2,485)   (30,556)
Add back: goodwill amortization expense, net of tax.........    2,574     2,727         --
                                                              -------   -------   --------
Adjusted net earnings (loss)................................  $12,303   $   242   $(30,556)
                                                              -------   -------   --------
                                                              -------   -------   --------
Basic net earnings (loss) per share:
   Reported basic net earnings (loss) per share.............  $  0.82   $ (0.21)  $  (2.57)
   Add back: goodwill amortization expense, net of tax......     0.22      0.23         --
                                                              -------   -------   --------
Adjusted basic net earnings (loss) per share................  $  1.04   $  0.02   $  (2.57)
                                                              -------   -------   --------
                                                              -------   -------   --------
Diluted net earnings (loss) per share:
   Reported diluted net earnings (loss) per share...........  $  0.81   $ (0.21)  $  (2.54)
   Add back: goodwill amortization expense, net of tax......     0.21      0.23         --
                                                              -------   -------   --------
Adjusted diluted net earnings (loss) per share..............  $  1.02   $  0.02   $  (2.54)
                                                              -------   -------   --------
                                                              -------   -------   --------

(3) For 2002, we recorded an after tax charge of $18.3 million as a loss from discontinued operations to account for potential costs associated with our asbestos-related liability. See 'Risk Factors -- We may be materially adversely affected by asbestos claims arising from products sold by our former brake business, as well as by other product liability claims' for a more detailed discussion of the risks we face in connection with our exposure to asbestos-related claims.

(4) EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation and amortization. Under our revolving credit facility, we are required to maintain specified levels of EBITDA at the end of each fiscal quarter through June 30, 2004 and, in consideration of the SEC's Regulation G, we consider EBITDA primarily as a measure of liquidity. The following is a reconciliation of net cash provided by (used in) operating activities to EBITDA:

    EBITDA RECONCILIATION

                                                                                          THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,          MARCH 31,
                                                            ---------------------------   -------------------
                                                             2000      2001      2002       2002       2003
                                                             ----      ----      ----       ----       ----
                                                                         (DOLLARS IN THOUSANDS)
Net cash provided by (used in) operating activities.......  $  (953)  $40,189   $60,183   $(13,604)  $(34,266)
Gain on disposal of property, plant and equipment.........       99       265        97        140         --
Equity income (loss) from joint ventures..................      702       844       352        113        (72)
Employee stock ownership plan allocation..................   (1,032)     (713)   (1,230)      (163)      (251)
Tax benefit related to employee stock options.............       --       (48)      (80)        --         --
Increase (decrease) in deferred income taxes..............      897     3,628    (2,550)        --         --
Goodwill impairment charge................................       --        --    (3,334)        --         --
Change in assets and liabilities, net of effects from
 acquisitions.............................................   28,938   (27,741)  (31,219)    15,491     38,008
Provision for income taxes................................    2,522      (831)    7,920       (766)      (357)
Interest expense, net.....................................   18,910    21,202    14,244      3,462      3,018
                                                            -------   -------   -------   --------   --------
EBITDA....................................................  $50,083   $36,795   $44,383   $  4,673   $  6,080
                                                            -------   -------   -------   --------   --------
                                                            -------   -------   -------   --------   --------

    The following summary combined financial data at and for the years ended December 31, 2000, 2001 and 2002 have been derived from the audited combined financial statements of Dana's EMG Business. The following summary combined financial data at and for the three months ended March 31, 2002 and 2003 have been derived from the unaudited condensed combined quarterly financial statements of Dana's EMG Business. Results of operations for interim periods are not necessarily indicative of results to be expected for the full fiscal years. You should read this data in conjunction with 'Selected Combined Financial Data' and the combined financial statements and the notes thereto of Dana's EMG Business included elsewhere in this prospectus.

                 DANA CORPORATION'S ENGINE MANAGEMENT GROUP(1)

                                                                                                        THREE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                            ------------------------------------      ----------------------
                                                              2000          2001          2002          2002          2003
                                                              ----          ----          ----          ----          ----
                                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
   Net sales..........................................      $357,475      $297,796      $300,254      $ 71,647      $ 77,747
   Loss before income taxes...........................       (87,797)     (101,531)      (76,734)      (17,335)       (2,513)
   Net loss...........................................       (52,121)      (62,467)      (46,702)      (10,557)       (1,531)
OTHER DATA:
   EBITDA(2)..........................................      $(68,904)     $(81,706)     $(59,434)     $(12,626)     $    840
   Depreciation and amortization......................        18,802        19,216        17,109         4,673         3,432
   Capital expenditures...............................        21,557         1,378         2,777           151           624
BALANCE SHEET DATA (AT PERIOD END)(3):
   Cash and cash equivalents..........................      $     --      $    292      $  1,126      $  1,054      $  1,002
   Working capital....................................       172,574        93,027        88,453       110,169       107,632
   Total assets.......................................       391,394       262,082       227,379       267,804       232,721
   Combined equity....................................       317,940       170,342       145,852       158,590       155,695

---------

(1) The combined financial data of Dana's EMG Business include its water pump and fuel pump product lines, which product lines we will not acquire and which product lines we deem immaterial in amount.

(2) EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation and amortization. Under our revolving credit facility, we are required to maintain specified levels of EBITDA at the end of each fiscal quarter through June 30, 2004 and, in consideration of the SEC's Regulation G, we consider EBITDA primarily as a measure of liquidity. The following is a reconciliation of net cash provided by (used in) operating activities to EBITDA:

EBITDA RECONCILIATION

                                                                                           THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,            MARCH 31,
                                                          ------------------------------   -------------------
                                                            2000       2001       2002       2002       2003
                                                            ----       ----       ----       ----       ----
                                                                         (DOLLARS IN THOUSANDS)
Net cash provided by (used in) operating activities.....  $ (7,476)  $ 54,276   $ (5,600)  $ (7,702)  $(12,792)
(Loss) gain on disposal of property, plant and
 equipment..............................................      (754)       940       (548)        27         --
Asset impairment........................................        --    (25,331)    (2,887)      (640)        --
Change in deferred income taxes.........................   (13,866)     1,301     (7,222)        --         --
Change in assets and liabilities........................   (11,223)   (74,437)   (13,336)     2,431     14,693
Provision for income taxes..............................   (35,676)   (39,064)   (30,032)    (6,778)      (982)
Interest expense, net...................................        91        609        191         36        (79)
                                                          --------   --------   --------   --------   --------
EBITDA..................................................  $(68,904)  $(81,706)  $(59,434)  $(12,626)  $    840
                                                          --------   --------   --------   --------   --------
                                                          --------   --------   --------   --------   --------

(3) Balance sheet data at December 31, 2000 were derived from the financial records of Dana's EMG Business and are unaudited.

                                  RISK FACTORS

    You should carefully consider the risks described below before deciding to invest in our common stock. An investment in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included or incorporated by reference in this prospectus, including the financial statements and the notes thereto of our company and of Dana's EMG Business included elsewhere in this prospectus.

                         RISKS RELATED TO OUR BUSINESS

THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITION AND THE INTEGRATION INTO OUR COMPANY OF DANA'S EMG BUSINESS, AND THESE RISKS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    On February 7, 2003, we entered into an agreement to purchase Dana's EMG Business. We believe that we will integrate Dana's EMG Business into our company within 18 months of the closing of the acquisition, but we cannot give you any assurance that we will be able to do so successfully and within the intended time frame.

    We face a variety of uncertainties and challenges regarding the acquisition and integration of Dana's EMG Business including:

          difficulties integrating operational and financial systems -- we may encounter difficulties integrating operational and financial systems, which may delay our integration efforts and extend the time frame in which integration of Dana's EMG Business into our company and realization of any associated cost savings will occur;

          higher than expected costs of restructuring and integration -- the costs of restructuring and integration may be materially higher than we expect; and

          lower than expected sales and profitability -- Dana's EMG Business may not achieve sales and profitability that justify our investment.

    These risks, and the fact that integration of the acquired business will require a significant amount of our management's and employees' time and resources, could disrupt our ongoing business. In addition, if we do not achieve the perceived benefits and anticipated cost savings of the acquisition as rapidly as, or to the extent, projected, our business, financial condition and results of operations could be materially adversely affected.

OUR INDUSTRY IS HIGHLY COMPETITIVE, AND OUR SUCCESS DEPENDS ON OUR ABILITY TO COMPETE WITH SUPPLIERS OF AUTOMOTIVE AFTERMARKET PRODUCTS, SOME OF WHICH HAVE SUBSTANTIALLY GREATER FINANCIAL, MARKETING AND OTHER RESOURCES THAN WE DO.

    The automotive aftermarket industry is highly competitive and our success depends on our ability to compete with suppliers of automotive aftermarket products. Our competitors include a number of established independent manufacturers as well as divisions of companies, such as AC Delco, Delco Electronics Corporation, Delphi Corporation, Federal-Mogul Corporation, Jordan Automotive Aftermarket, Inc., KEM Manufacturing Products, Inc., Robert Bosch Corporation, Transpro Inc., Visteon Corporation and Wells Manufacturing (a UIS, Inc. subsidiary). In addition, automobile manufacturers supply virtually every replacement part we sell.

    Some of our existing competitors have larger customer bases and significantly greater financial, technical and marketing resources than we do. These factors may allow our competitors to:

          respond more quickly than we can to new or emerging technologies and changes in customer requirements by devoting greater resources than we can to the development, promotion and sale of automotive aftermarket products and services;

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          engage in more extensive research and development;

          sell products at a lower price than we do;

          undertake more extensive marketing campaigns; and

          make more attractive offers to existing and potential customers and strategic partners.

    We cannot assure you that our competitors will not develop products or services that are equal or superior to our products or that achieve greater market acceptance than our products or that in the future other companies involved in the automotive aftermarket industry will not expand their operations into product lines produced and sold by us. We also cannot assure you that additional entrants will not enter the automotive aftermarket industry or that companies in the aftermarket industry will not consolidate. Any of such competitive pressures could cause us to lose market share or could result in significant price decreases and could have a material adverse effect upon our business, financial condition and results of operations.

THERE IS SUBSTANTIAL PRICE COMPETITION IN OUR INDUSTRY, AND OUR SUCCESS AND PROFITABILITY WILL DEPEND ON OUR ABILITY TO MAINTAIN A COMPETITIVE COST AND PRICE STRUCTURE.

    There is substantial price competition in our industry, and our success and profitability will depend on our ability to maintain a competitive cost and price structure. We may have to reduce prices in the future to remain competitive. Also, our future profitability will depend in part upon our ability to continue to improve our manufacturing efficiencies and maintain a cost structure that will enable us to offer competitive prices. Our inability to maintain a competitive cost structure could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON A LIMITED NUMBER OF KEY CUSTOMERS, AND THE LOSS OF ANY SUCH CUSTOMER OR A MATERIAL REDUCTION IN BUSINESS FROM ANY SUCH CUSTOMER COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    Our five largest individual customers accounted for 41% of our consolidated net sales for the three months ended March 31, 2003 and 46% and 44% of our consolidated net sales for 2002 and 2001, respectively. Members of one marketing group represent our largest group of customers and accounted for approximately 15% of our consolidated net sales for the three months ended March 31, 2003 and for 2002 and 2001. One individual member of this marketing group accounted for 12% of our consolidated net sales for the three months ended March 31, 2003 and 13% and 10% of our consolidated net sales for 2002 and 2001, respectively. In addition, a significant customer of our Temperature Control Division is a significant customer of Dana's EMG Business, and following the closing of the acquisition, we believe this customer would become a significant customer of our Engine Management Division and would have accounted on a pro forma basis for approximately 16% of our consolidated net sales for the three months ended
March 31, 2003 and 16% of our consolidated net sales for 2002 and 2001. In addition, following the closing of the acquisition, two significant customers of Dana's EMG Business, one of which is a customer of our Temperature Control Division, would have accounted on a pro forma basis for approximately 5% and 2% of our consolidated net sales for the three months ended March 31, 2003, 6% and 2%, respectively, of our consolidated net sales for 2002 and 6% and 2%, respectively, of our consolidated net sales for 2001. The loss of one or more of these customers could have a materially adverse impact on our business, financial condition and results of operations.

    Also, we do not typically enter into long-term agreements with any of our customers. Instead, we enter into a number of purchase order commitments with our customers, based on their current or projected needs. We have in the past and may in the future lose customers or lose a particular product line of a customer due to the highly competitive conditions in the automotive aftermarket industry, including pricing pressures. Recently, we lost AutoZone as a customer for our Temperature Control Division, which had a negative effect on our consolidated net sales for the three months ended March 31, 2003. We estimate that our consolidated net sales in 2003 will decline by approximately
$25 million as a result of losing a majority of our business with AutoZone. However, the actual impact of the loss of our business with AutoZone could exceed our

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estimate. A decision by any significant customer, whether motivated by competitive conditions, financial difficulties or otherwise, to materially decrease the amount of products purchased from us, to change their manner of doing business with us, or to stop doing business with us, could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS IS SEASONAL AND IS SUBJECT TO SUBSTANTIAL QUARTERLY FLUCTUATIONS, WHICH IMPACT OUR QUARTERLY PERFORMANCE AND WORKING CAPITAL REQUIREMENTS.

    Historically, our operating results have fluctuated by quarter, with the greatest sales occurring in the second and third quarters of the year and with revenues generally being recognized at the time of shipment. It is in these quarters that demand for our products is typically the highest, specifically in the Temperature Control segment of our business. In addition to this seasonality, the demand for our Temperature Control products during the second and third quarters of the year may vary significantly with the summer weather and retailer inventories. For example, a cool summer may lessen the demand for our Temperature Control products, while a hot summer may increase such demand. As a result of this seasonality and variability in demand of our Temperature Control products, our working capital requirements peak near the end of the second quarter, as the inventory build-up of air conditioning products is converted to sales and payments on the receivables associated with such sales have yet to be received. During this period, our working capital requirements are typically funded by borrowing from our revolving credit facility. We believe, based upon our quarterly fluctuations in operating results, that period-to-period comparisons of our operating results may not be meaningful.

    You should not rely on our past periods as indicators of our future performance. It is possible that in some future periods our results of operations may be below historical performance.

WE MAY INCUR MATERIAL LOSSES AND SIGNIFICANT COSTS AS A RESULT OF
WARRANTY-RELATED RETURNS BY OUR CUSTOMERS IN EXCESS OF ANTICIPATED AMOUNTS.

    Our products are required to meet rigorous standards imposed by our customers and our industry. Many of our products carry a warranty ranging from a 90-day limited warranty to a lifetime limited warranty, which generally covers defects in materials or workmanship and failure to meet industry published specifications. In the event that there are material deficiencies or defects in the design and manufacture of our products and/or installer error, the affected products may be subject to warranty returns and/or product recalls. Although we maintain a comprehensive quality control program, we cannot give any assurance that our products will not suffer from defects or other deficiencies or that we will not experience material warranty returns or product recalls in the future. We accrue for warranty returns as a percentage of sales, after giving consideration to recent historical returns. While we believe that we make reasonable estimates for warranty returns in accordance with our revenue recognition policies, actual returns may differ from our estimates. We may incur material losses and significant costs as a result of our customers returning products to us as a result of warranty-related issues in excess of anticipated amounts. For example, our financial performance in 1999 was adversely impacted by an unusually high number of our customers returning products to us that were under warranty primarily in our Temperature Control Division. Deficiencies or defects in our products in the future may result in warranty returns and product recalls in excess of anticipated amounts and may have a material adverse effect on our business, financial condition and results of operations.

OUR PROFITABILITY MAY BE MATERIALLY ADVERSELY AFFECTED AS A RESULT OF OVERSTOCK INVENTORY-RELATED RETURNS BY OUR CUSTOMERS IN EXCESS OF ANTICIPATED AMOUNTS.

    We permit overstock returns of inventory that we allow customers to return to us and that may be either new or non-defective or non-obsolete but that we believe we can re-sell. Customers are generally limited to returning overstocked inventory according to an annual allowance based on the prior year's purchases, net of all discounts and allowances. In addition, a customer's annual allowance cannot be carried forward to the upcoming year.

    We accrue for overstock returns as a percentage of sales, after giving consideration to recent historical returns. While we believe that we make reasonable estimates for overstock returns in

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accordance with our revenue recognition policies, actual returns may differ from our estimates. For example, our financial performance in 1999 was adversely impacted by our decision to discontinue offering selected Temperature Control products, which resulted in customers returning products at levels in excess of anticipated amounts. To the extent that overstocked returns are materially in excess of our projections, our business, financial condition and results of operations may be materially adversely affected.

OVER THE LONG TERM, OUR BUSINESS IS DEPENDENT ON THE AUTOMOTIVE INDUSTRY, AND OUR FUTURE PERFORMANCE MAY BE MATERIALLY ADVERSELY AFFECTED BY PERSISTENT DECLINES IN THE AUTOMOTIVE INDUSTRY OR CHANGES IN TECHNOLOGIES AND IMPROVEMENTS IN THE QUALITY OF NEW VEHICLE PARTS.

    Over the long term, our business is dependent upon the sales of automobiles within the automotive industry, which creates the total number of vehicles available for repair following the expiration of vehicle warranties. A persistent decline in automotive sales and production over the long term would likely affect sales to our aftermarket customers. Changes in automotive technologies, such as vehicles powered by fuel cells or electricity, could also negatively affect sales to our aftermarket customers. These factors could result in less demand for our products thereby resulting in a decline in our results of operations or a deterioration in our business and financial condition and may have a material adverse effect on our long-term performance.

    In addition, the size of the automobile replacement parts market depends, in part, upon the growth in number of vehicles on the road, increase in average vehicle age, increase in total miles driven per year, new and modified environmental regulations, increase in pricing of new cars and new car quality and related warranties. The automobile replacement parts market has been negatively impacted by the fact that the quality of more recent automotive vehicles and their component parts has improved, thereby lengthening the repair cycle. Generally, if parts last longer, there will be less demand for our products, and the average useful life of automobile parts has been steadily increasing in recent years due to innovations in products and technology. These factors could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE MATERIALLY ADVERSELY AFFECTED BY ASBESTOS CLAIMS ARISING FROM PRODUCTS SOLD BY OUR FORMER BRAKE BUSINESS, AS WELL AS BY OTHER PRODUCT LIABILITY CLAIMS.

    In 1986, we acquired a brake business, which we subsequently sold in March 1998. When we originally acquired this brake business, we assumed future liabilities relating to any alleged exposure to asbestos-containing products manufactured by the seller of the acquired brake business. In accordance with the related purchase agreement, we agreed to assume the liabilities for all new claims filed after September 1, 2001. Our ultimate exposure will depend upon the number of claims filed against us on or after September 1, 2001 and the amounts paid for indemnity and defense thereof.

    We currently do not have insurance coverage for the defense and indemnity costs associated with the claims we face. To date, the amounts paid for settled claims have been immaterial, although a substantial increase in the number of new claims or increased settlement payments or awards of damages could have a material adverse effect on our business, financial condition and results of operations. Actuarial consultants with experience in assessing asbestos-related liabilities conducted a study to estimate our potential claim liability as of September 30, 2002. The actuarial study estimated an undiscounted liability for settlement payments ranging from $27.3 million to $58 million for the period through 2052. Accordingly, based on the information contained in the actuarial study and all other available information that we considered, we recorded an after tax charge of $16.9 million as a loss from discontinued operations during the third quarter of 2002 to reflect such liability. At December 31, 2001, approximately 100 cases were outstanding for which we were responsible for any related liabilities. At December 31, 2002, the number of cases outstanding for which we were responsible for related liabilities increased to approximately 2,500, which include approximately 1,600 cases filed in December 2002 in Mississippi. We believe that these Mississippi cases filed against us in December 2002 were due in large part to potential plaintiffs accelerating the filing of their claims prior to the effective date of Mississippi's tort reform

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statute in January 2003, which statute eliminated the ability of plaintiffs to file consolidated cases. At March 31, 2003, approximately 2,700 cases were outstanding for which we were responsible for any related liabilities.

    You should be aware that we have only been responsible for dealing with these asbestos-related claims since September 1, 2001, so our experience may not be adequate to accurately express a view as to the future extent of our exposure to these claims. Given the uncertainties associated with projecting asbestos-related matters into the future, the short period of time that we have been responsible for defending these claims, and other factors outside our control, we cannot give any assurance that significant increases in the number of claims filed against us will not occur, that asbestos-related damages or settlement awards will not exceed the amount we have in reserve, or that additional provisions will not be required. Management will continue to monitor the circumstances surrounding these potential liabilities in determining whether additional reserves and provisions may be necessary. We currently intend to perform an annual actuarial analysis updating our assessment of our potential claim liability during the third quarter of each year for the foreseeable future.

    In addition to asbestos-related claims, our product sales entail the risk of involvement in other product liability actions. We maintain product liability insurance coverage, but we cannot give any assurance that current or future policy limits will be sufficient to cover all possible liabilities. Further, we can give no assurance that adequate product liability insurance will continue to be available to us in the future or that such insurance may be maintained at a reasonable cost to us. In the event of a successful product liability claim against us, a lack or insufficiency of insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

OUR SUBSTANTIAL INDEBTEDNESS COULD NEGATIVELY AFFECT OUR FINANCIAL HEALTH.

    We have, and after the completion of this offering and the acquisition of Dana's EMG Business will continue to have, a significant amount of indebtedness. As of March 31, 2003, our total outstanding indebtedness was $211 million. We incurred $90 million of indebtedness in July 1999 from the sale of our convertible debentures. We have an existing revolving bank credit facility of $225 million with General Electric Capital Corporation, as agent, and a syndicate of lenders, which we refer to throughout this prospectus as our revolving credit facility. As of March 31, 2003, we had $110 million of outstanding indebtedness and approximately $37 million of availability under this revolving credit facility. The size of the revolving credit facility increases to $305 million upon our acquisition of Dana's EMG Business, subject to the terms and conditions of the facility. Following this offering and our acquisition of Dana's EMG Business, we expect our total outstanding indebtedness to be approximately $289 million. Our substantial indebtedness could:

          increase our vulnerability to general adverse economic and industry conditions;

          limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

          limit our ability to pay future dividends;

          limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

          increase the amount of interest expense that we have to pay because some of our borrowings are at variable rates of interest, which, if interest rates increase, could result in a higher interest expense; and

          limit, along with the financial and other restrictive covenants of our indebtedness, among other things, our ability to borrow additional funds.

    In addition, we have granted the lenders under our revolving credit facility a first priority security interest in substantially all of our currently owned and future acquired personal property, real property (other than our Long Island City facility) and other assets. We have also pledged all of the shares of stock in our subsidiaries to those lenders.

WE MAY NOT BE ABLE TO GENERATE THE SIGNIFICANT AMOUNT OF CASH NEEDED TO SERVICE OUR INDEBTEDNESS AND FUND OUR FUTURE OPERATIONS.

    Our ability either to make payments on or to refinance our indebtedness, or to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. Our ability to generate cash is in part subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    Based on our current level of operations and the anticipated business opportunities provided by the acquisition of Dana's EMG Business, we believe our cash flow from operations, available cash and available borrowings under our revolving credit facility will be adequate to meet our future liquidity needs for at least the next few years. Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity or capital requirements. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as:

          reducing capital expenditures;

          reducing research and development efforts;

          selling assets;

          restructuring or refinancing our indebtedness; and

          seeking additional funding.

    We cannot assure you, however, that our business will generate sufficient cash flow from operations, even with the anticipated sales growth, cost improvements and increased cash flow from the acquisition of Dana's EMG Business, or that future borrowings will be available to us under our revolving credit facility in amounts sufficient to enable us to pay the principal and interest on our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

OUR BUSINESS IS DEPENDENT ON OUR MAINTAINING SATISFACTORY RELATIONSHIPS WITH SUPPLIERS, AND THE LOSS OF SEVERAL MAJOR SUPPLIERS OF RAW MATERIALS OR KEY COMPONENTS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

    Our business depends on our relationships with suppliers of raw materials and components that we use on our product lines and on our ability to purchase these raw materials and key components at prices and on terms comparable to similarly-situated companies. We purchase most materials in the U.S. open market. Although we do not expect that the loss of any one supplier would have a material adverse effect on us, the loss of several major suppliers would have a material adverse effect on our business, financial condition and results of operations.

WE MAY INCUR LIABILITIES UNDER GOVERNMENT REGULATIONS AND POLICIES AND ENVIRONMENTAL LAWS, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    Domestic and foreign political developments and government regulations and policies directly affect automotive consumer products in the United States and abroad. Regulations and policies relating to over-the-highway vehicles include standards established by the United States Department of Transportation for motor vehicle safety and emissions. The modification of existing laws, regulations or policies, or the adoption of new laws, regulations or policies, could have a material adverse effect on our business, financial condition and results of operations. Our failure to comply with these laws and regulations could subject us to civil and criminal penalties.

    Our operations and properties are also subject to a wide variety of increasingly complex and stringent federal, state, local and international laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of materials, substances and wastes, the remediation of contaminated soil and groundwater and the health and safety of employees. Such environmental laws, including but not limited to those under the Comprehensive Environmental Response Compensation & Liability Act, may impose joint and

                                       14

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several liability and may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors have been sent or otherwise come to be located. The nature of our operations exposes us to the risk of claims with respect to such matters, and we can give no assurance that violations of such laws have not occurred or will not occur or that material costs or liabilities will not be incurred in connection with such claims. One of our facilities is currently undergoing minor environmental remediation, which costs are covered by insurance, subject to a $1.5 million deductible and a $3 million indemnity limitation. We also maintain a three-year $10 million environmental policy to cover our other existing facilities. Based upon our experience to date, we believe that the future cost of compliance with existing environmental laws, and liability for known environmental claims pursuant to such environmental laws, will not give rise to additional significant expenditures or liabilities that would be material to us. However, future events, such as new information, changes in existing environmental laws or their interpretation, and more vigorous enforcement policies of regulatory agencies, may have a material adverse effect on our business, financial condition and results of operations.

THE SUCCESS OF OUR BUSINESS IS DEPENDENT ON OUR KEY PERSONNEL, AND THE LOSS OF ANY OF THESE PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    The success of our business is dependent, to a significant extent, upon the abilities and continued efforts of our senior management team, including Lawrence I. Sills, our Chairman of the Board and Chief Executive Officer, John
P. Gethin, our President and Chief Operating Officer, James J. Burke, our Vice President Finance, Chief Financial Officer, and Joseph G. Forlenza, our Vice President and General Manager of Engine Management Division. None of our executive officers currently has an employment agreement with us, and we do not currently maintain key-life insurance on any of our executive officers. The loss of any of these persons and the inability to attract qualified replacements for these key personnel could have a material adverse effect on our business, financial condition and results of operations.

              RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

OUR PRINCIPAL SHAREHOLDERS HAVE THE ABILITY TO CONTROL US AND THEIR INTERESTS MAY, AT TIMES, CONFLICT WITH THE INTERESTS OF OUR OTHER SHAREHOLDERS.

    At March 31, 2003, members of the families that founded Standard Motor Products owned, directly or indirectly, approximately 43% of our outstanding common stock. Specifically, shares of common stock owned directly or indirectly by members of the family of Lawrence I. Sills, our Chairman of the Board and Chief Executive Officer, aggregated 2,918,226 shares (approximately 23% of our outstanding common stock at March 31, 2003), and shares of common stock owned directly or indirectly by members of the family of Arthur D. Davis, Marilyn Fife Cragin and Susan F. Davis, three of our directors who are family members of Bernard Fife, one of our founders, aggregated 2,486,651 shares (approximately 20% of our outstanding common stock at March 31, 2003). To the extent that these shareholders exercise their voting rights in concert, they may have the ability to control the election of our board of directors, to appoint new management and to control the outcome of matters submitted to a vote of the holders of common stock, which may make it more difficult for a third party to acquire us. The interests of these equity holders may at times conflict with the interests of our other shareholders.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK HELD BY DANA OR OUR MANAGEMENT FOLLOWING THE EXPIRATION OF THEIR RESPECTIVE LOCK-UP PERIODS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE TRADING PRICE OF OUR COMMON STOCK.

    In connection with the acquisition of Dana's EMG Business, assuming a purchase price of $121 million, based on the March 31, 2003 unaudited balance sheet of Dana's EMG Business, Dana will receive approximately 1,438,095 shares of our common stock, representing approximately 7.5% of our outstanding common stock as of March 31, 2003, as part of the acquisition purchase price. Dana has agreed not to sell or otherwise transfer these shares of

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common stock for a period of two and a half years following the date of the closing of the acquisition. The shares of common stock received by Dana are not registered under the Securities Act. We have agreed to register these shares under the Securities Act should an exemption to registration under the securities laws be unavailable to Dana following the expiration of such two and a half year lock-up period. Accordingly, all of the shares of our common stock that Dana received as part of the acquisition purchase price will be available for sale in the public market two and a half years after the date of the closing of the acquisition. In addition, our directors and executive officers have agreed not to sell or otherwise transfer the shares of common stock held directly or indirectly by such persons for a period of 90 days following the effective date of this offering, subject to specified exceptions. Sales of a substantial number of shares of common stock held by Dana or our management following the expiration of their respective lock-up periods could have a material adverse effect on the market price of our common stock.

OUR RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BY-LAWS CONTAIN PROVISIONS THAT MAY HINDER OR PREVENT A CHANGE OF CONTROL.

    Some of the provisions of our restated certificate of incorporation and restated by-laws could make a takeover difficult, even if such a transaction would be beneficial to shareholders. Specifically, our restated certificate of incorporation requires a 75% vote for transactions with the direct or indirect beneficial owner of at least 5% of the outstanding shares of any class of our capital stock, and our restated certificate of incorporation and restated by-laws provide that our directors may be removed without cause only by a vote of holders of 75% of the outstanding stock.

    Section 912 of the New York Business Corporation Law would also prohibit business combinations with an 'interested shareholder,' which includes a person or entity who beneficially owns 20% of a company's voting stock directly or indirectly for five years unless the board of directors of such company approves the transaction before the person or entity becomes an interested shareholder. This provision may have the effect of making a takeover of us even more difficult.

    In addition, our shareholder rights plan may make it more difficult for a person to purchase our company if such purchase is not approved by our board of directors.

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RECOVER YOUR INVESTMENT IF OUR STOCK PRICE DECLINES.

    The market price of our common stock has traditionally fluctuated over a wide range and may continue to do so in the future. Factors that may affect our common stock fluctuation include:

          quarterly variations in our operating results;

          changes in concentration of our equity ownership by families of our founders and by our other significant shareholders, including Dana following the acquisition;

          quarterly variations in the results of operations or stock prices of comparable companies;

          announcements of new products or services offered by us or our competitors;

          changes in earnings estimates or buy/sell recommendations by financial analysts;

          the stock price performance of our material customers;

          existing competitive conditions and the possible entry of additional competitors or expansion of existing competitors into our markets; and

          general market conditions or market conditions specific to particular industries.

    Factors affecting the automotive aftermarket industry generally and changes in general market conditions may also have a significant impact on the market price for our securities.

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THE LIMITED TRADING VOLUME OF OUR COMMON STOCK MAY CONTRIBUTE TO ITS PRICE
VOLATILITY, AND AS A RESULT RELATIVELY SMALL TRADES MAY HAVE A SIGNIFICANT IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.

    Our common stock is traded on The New York Stock Exchange under the symbol 'SMP.' For the first quarter of 2003, the average daily trading volume for our common stock as reported by the NYSE was approximately 17,068 shares. Even if we achieve a wider dissemination by means of the shares offered pursuant to this prospectus, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the market price of our common stock.

IF WE NEED TO SELL OR ISSUE ADDITIONAL SHARES OF COMMON STOCK TO REPAY OR RESTRUCTURE OUR INDEBTEDNESS OR FINANCE OUR OPERATING REQUIREMENTS, THERE IS A RISK THAT YOUR STOCK OWNERSHIP COULD BE DILUTED.

    In order to pay down or restructure our indebtedness or fund our general operating requirements, we may issue additional equity securities in the future. The issuance of additional equity securities could be dilutive to our earnings per share and to your stock ownership, and you may not be able to recover your investment if there is a dilution of our stock.

               SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS

    Various statements contained in this prospectus or incorporated by reference into this prospectus constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as 'believe,' 'expect,' 'may,' 'will,' 'should,' 'seek,' 'plan,' 'intend' or 'anticipate' or the negative thereof or comparable terminology, or by discussion of strategy. Forward-looking statements are primarily contained in the sections of this prospectus entitled 'Prospectus Summary,' 'Risk Factors,' 'Pro Forma Financial Information,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business.' Forward-looking statements represent as of the date of this prospectus our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us. Such forward-looking statements are based largely on our current expectations and are inherently subject to risks and uncertainties. Our actual results could differ materially from those that are anticipated or projected as a result of certain risks and uncertainties, including, but not limited to, a number of factors, such as:

          successful integration of acquired businesses;

          economic and market conditions;

          the performance of the automotive aftermarket sector;

          changes in business relationships with our major customers and in the timing, size and continuation of our customers' programs;

          the ability of our customers to achieve their projected sales;

          competitive product and pricing pressures;

          increases in production or material costs that cannot be recouped in product pricing;

          product liability (including, without limitation, those related to estimates to asbestos-related contingent liabilities) matters; and

          the other risks and uncertainties that are described in this prospectus and from time to time in our filings with the SEC.

    Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained in this prospectus will in fact transpire.

                    THE ACQUISITION AND RELATED TRANSACTIONS

    This offering is being made in connection with our acquisition of Dana's EMG Business. The closing of the acquisition is subject to our financing of the purchase price. We intend to finance the acquisition and the payment of related fees and expenses and restructuring and integration costs by (a) drawing on our revolving credit facility, (b) issuing shares of our common stock to Dana, and
(c) obtaining seller financing.

    On February 7, 2003, we signed an agreement to purchase substantially all of the assets and to assume substantially all of the operating liabilities of Dana's EMG Business, excluding assets and liabilities related to its water pump and fuel pump product lines, for a purchase price equal to the closing net book value of the business, subject to a maximum purchase price of $125 million. Assuming an acquisition purchase price of $121 million, based upon the March 31, 2003 unaudited balance sheet of Dana's EMG Business, we will pay to
Dana:

          approximately $90.8 million in cash;

          an unsecured promissory note in the aggregate principal amount of approximately $15.1 million; and

          shares of our common stock with a value of approximately
          $15.1 million.

    The acquisition purchase price is subject to a post-closing adjustment based upon the book value of the acquired assets of Dana's EMG Business less the book value of the assumed liabilities of Dana's EMG Business as of the close of business on the closing date.

    The acquisition is subject to our obtaining financing for the acquisition and other customary closing conditions. We expect to complete the acquisition on or about June 30, 2003.

DANA'S EMG BUSINESS

    Dana's EMG Business is a leading manufacturer of aftermarket parts in the automotive industry focused exclusively on engine management. Dana's EMG Business had approximately $77.8 million in consolidated net sales for the three months ended March 31, 2003, and approximately $300 million and $298 million in consolidated net sales in 2002 and 2001, respectively. Dana's EMG Business customers consist of many of the leading warehouse distributors, such as NAPA Auto Parts, as well as many of the leading auto parts retail chains, such as CSK Auto, O'Reilly Automotive and Pep Boys. Dana's EMG Business products enjoy strong brand recognition with its many leading automotive product names, including Echlin, Borg Warner and Niehoff, as well as with private labels through NAPA Auto Parts. Dana's EMG Business currently includes nine operating facilities employing approximately 1,900 people. We intend to integrate Dana's EMG Business into our existing Engine Management Division within 18 months of the closing of the acquisition.

    Dana acquired Echlin Corporation's engine management business in 1998. Over the past two years, Dana undertook several initiatives to improve the long-term financial performance of Dana's EMG Business and incurred a number of charges to its earnings as a result of operating and financial restructuring activities. These initiatives included reductions in work force, the closure of manufacturing operations, the rationalization of distribution facilities, and the introduction of new management information systems. These activities had a negative impact on the financial performance of Dana's EMG Business, as evidenced by Dana's EMG Business recording an EBITDA loss of approximately $59.4 million for the year ended December 31, 2002. For the three months ended
March 31, 2003, EBITDA was approximately $0.8 million. Net cash used in operations for the year ended December 31, 2002 and the three months ended
March 31, 2003 amounted to $5.6 million and $12.8 million, respectively (see 'Selected Consolidated Financial Data -- Dana Corporation's Engine Management Group -- EBITDA Reconciliation'). The EBITDA loss for the year ended
December 31, 2002 included restructuring charges of $9.4 million. During 2002, Dana also instituted various operating initiatives related to their distribution facilities and the size of their workforce, resulting in cost savings that are expected to be approximately $12 million per annum.

    In addition to the steps already taken by Dana, we have identified various opportunities to improve the performance of Dana's EMG Business following the closing of the acquisition. These opportunities include:

          rationalizing excess manufacturing capacity;

          improving distribution activities;

          consolidating redundant activities such as management information systems, accounting, and catalog production;

          realizing the benefits of scale in purchasing materials; and

          moving out of unnecessary operating facilities.

    We believe that once we have fully completed the integration of Dana's EMG Business these cost savings will range from $45 million to $50 million per annum.

RELATED DEBT AND EQUITY FINANCINGS

    Amendment to Our Revolving Credit Facility. On February 7, 2003, we amended our revolving credit facility to provide for an additional $80 million commitment, subject to the terms and conditions therein, which will become effective upon the closing of our acquisition of Dana's EMG Business. This additional commitment increases the total amount available for borrowing under our revolving credit facility to $305 million. After applying all of the net proceeds from this offering to repay a portion of our outstanding indebtedness under our revolving credit facility, we intend to borrow the entire cash portion of the purchase price of Dana's EMG Business from our revolving credit facility. Following the closing of this acquisition, we expect to have approximately $64 million available under our revolving credit facility.

    Seller Note. At the acquisition closing, we will deliver to Dana an unsecured promissory note in the aggregate principal amount of approximately $15.1 million, assuming an acquisition purchase price of $121 million, having an interest rate of 9% per annum for the first year, with such interest rate increasing by one-half of a percentage point (0.5%) on each anniversary of the date of issuance. Accrued and unpaid interest is due quarterly under the promissory note. The maturity date of the promissory note is five and a half years from the date of issuance. The promissory note may be prepaid in whole or in part at any time without penalty.

    Seller Equity. At the acquisition closing, we will fund a portion of the acquisition purchase price by issuing to Dana shares of our common stock with a value of approximately $15.1 million, assuming an acquisition purchase price of $121 million. Dana would receive approximately 1,438,095 shares of our common stock, which would represent approximately 7.5% of our outstanding common stock as of March 31, 2003, assuming that the price of our common stock is $10.50. All of the shares of our common stock that Dana will receive as part of the acquisition purchase price will be subject to a 30-month lock-up period.

                                USE OF PROCEEDS

    The net proceeds from our sale of 5,750,000 shares of common stock in this offering will be approximately $55.4 million after deducting the underwriting discount and estimated expenses, based on the public offering price of $10.50 per share. If the underwriters exercise in full their option to purchase additional shares in this offering, our net proceeds will be approximately
$63.9 million. We intend to use all of the net proceeds from this offering to repay a portion of our outstanding indebtedness under our revolving credit facility, which matures on February 7, 2008. We then intend to borrow the entire cash portion of the purchase price of Dana's EMG Business from our revolving credit facility to consummate the closing of the acquisition. Direct borrowings under our revolving credit facility bear interest at the prime rate plus the applicable margin (as defined) or the LIBOR rate plus the applicable margin (as defined).

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Our common stock trades publicly on the New York Stock Exchange under the trading symbol 'SMP.' The following table shows the high and low sales prices per share of the common stock as reported by the New York Stock Exchange and the dividends declared per share for the periods indicated:

                                                             HIGH     LOW     DIVIDEND
                                                             ----     ---     --------
FISCAL YEAR ENDED DECEMBER 31, 2000
    First Quarter.........................................  $16.50   $12.63    $0.09
    Second Quarter........................................   15.70     7.38     0.09
    Third Quarter.........................................   10.63     7.94     0.09
    Fourth Quarter........................................    8.44     6.44     0.09

FISCAL YEAR ENDED DECEMBER 31, 2001
    First Quarter.........................................  $10.60   $ 7.44    $0.09
    Second Quarter........................................   14.50     9.90     0.09
    Third Quarter.........................................   13.70    11.65     0.09
    Fourth Quarter........................................   14.95    10.45     0.09

FISCAL YEAR ENDED DECEMBER 31, 2002
    First Quarter.........................................  $15.15   $12.90    $0.09
    Second Quarter........................................   17.04    14.30     0.09
    Third Quarter.........................................   17.39    10.63     0.09
    Fourth Quarter........................................   13.90     9.45     0.09

FISCAL YEAR ENDED DECEMBER 31, 2003
    First Quarter.........................................  $15.70   $11.10    $0.09
    Second Quarter (through June 18, 2003)................   13.62    10.99       --

    The last reported sale price of our common stock on the NYSE on June 18, 2003 was $11.00 per share. As of June 18, 2003, there were 504 holders of record of our common stock.

    Dividends are declared and paid on the common stock at the discretion of our board of directors and depend on our profitability, financial condition, capital needs, future prospects, and other factors deemed relevant by our board. Our current policy is to pay dividends on a quarterly basis. Our credit agreement permits dividends and distributions by us provided specific conditions are met. See 'Description of Capital Stock -- Common Stock' for a discussion of such conditions under our revolving credit facility.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2003:

             on an actual basis, and

             on an as adjusted basis, to reflect

                 our receipt of the estimated net proceeds of $55.4 million from the sale of 5,750,000 shares of our common stock in this offering at the public offering price of $10.50 per share, after deducting the underwriting discount and estimated expenses, and our acquisition of Dana's EMG Business and the related borrowing and stock issuance.

    You should read this table in conjunction with 'Use of Proceeds,' 'Selected Consolidated Financial Data,' 'Pro Forma Financial Information,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and our financial statements and the notes thereto included elsewhere in this prospectus.

    The shares of common stock to be outstanding after this offering exclude:

             1,245,397 shares of common stock issuable upon exercise of options outstanding as of March 31, 2003 under our stock option plans at a weighted average exercise price of $16.49 per share;

             19,044 shares of common stock reserved for future grants under our stock option plans;

             525,000 shares held by us in an employee benefits trust, which are not currently considered outstanding for calculations of basic or diluted earnings per share;

             2,796,120 shares of common stock issuable upon conversion of our convertible debentures, which are presently convertible into 31.068 shares of common stock for each $1,000 of convertible debentures and which have a conversion price equivalent to approximately $32.19 per share of common stock; and

             up to 862,500 shares that may be issued to the underwriters if they exercise their option to purchase additional shares in this offering.

                                                               AS OF MARCH 31, 2003
                                                              ----------------------
                                                                             AS
                                                               ACTUAL    ADJUSTED(1)
                                                               ------    -----------
                                                              (DOLLARS IN THOUSANDS,
                                                               EXCEPT SHARE AND PER
                                                                   SHARE DATA)
Cash and cash equivalents...................................  $  7,254    $  7,254
                                                              --------    --------
                                                              --------    --------

Notes payable...............................................     4,703       4,703
                                                              --------    --------

Payments due within one year on long-term debt..............     3,755       3,755
                                                              --------    --------
Convertible subordinated debentures due 2009................    90,000      90,000
Revolving credit facility(2)................................   109,562     152,087
Other.......................................................     3,039      18,139
                                                              --------    --------
    Long-term debt..........................................   202,601     260,226
                                                              --------    --------

Stockholders' equity:
    Preferred stock -- par value $20.00 per share:
        Authorized -- 500,000 shares, none issued
    Common stock -- par value $2.00 per share:
        Authorized -- 30,000,000 shares, issued and
          outstanding -- 12,033,009 shares..................    26,649      41,025
    Capital in excess of par value..........................     1,565      57,664
    Retained earnings.......................................   146,655     146,655
    Accumulated other comprehensive loss....................    (1,800)     (1,800)
    Less: Treasury stock -- at cost 1,291,467 shares........   (19,490)    (19,490)
                                                              --------    --------
        Total stockholders' equity..........................   153,579     224,054
                                                              --------    --------
        Total capitalization................................  $364,638    $492,738
                                                              --------    --------
                                                              --------    --------

---------

(1) Assuming a stock issuance of 5,750,000 shares of our common stock in this offering and an acquisition purchase price of Dana's EMG Business of $121 million, based on the March 31, 2003 unaudited balance sheet for Dana's EMG Business, paid for by drawing $42.5 million on our revolving credit facility, issuing 1,438,095 shares of common stock to Dana, and issuing an unsecured promissory note in the aggregate principal amount of $15.1 million to Dana.
(2) Assumes (a) the application of all of the net proceeds from this offering to pay down a portion of our outstanding indebtedness under our revolving credit facility, and
     (b) the borrowing of the entire cash portion of the purchase price of Dana's EMG Business from our revolving credit facility to consummate the closing of the acquisition.

                        PRO FORMA FINANCIAL INFORMATION

    On February 7, 2003, we entered into an agreement to purchase substantially all of the assets and to assume substantially all of the operating liabilities of Dana's EMG Business, excluding any assets related to its water pump and fuel pump product lines, for a purchase price equal to the closing net book value of the business. For purposes of preparing the pro forma financial information contained in this prospectus, we have assumed the acquisition purchase price to be $121 million, based on the March 31, 2003 unaudited balance sheet of Dana's EMG Business.

    The acquisition purchase price is subject to a post-closing adjustment based upon the net book value of the acquired assets of Dana's EMG Business less the net book value of the assumed liabilities of Dana's EMG Business as of the close of business on the closing date.

    The closing of the acquisition is subject to our financing of the purchase price. We intend to finance the acquisition and the payment of related fees and expenses, restructuring and integration costs by (a) drawing on our amended revolving credit facility, (b) issuing shares of our common stock to Dana, and
(c) obtaining seller financing.

    The unaudited combined pro forma statements of operations for the year ended December 31, 2002 and for the three months ended March 31, 2003 give effect to the acquisition of assets and operating liabilities of Dana's EMG Business (excluding its water pump and fuel pump product lines, which we will not acquire), including our financing of the acquisition purchase price, as if such acquisition had occurred on January 1, 2002. The unaudited combined pro forma balance sheet gives effect to such acquisition as if it had occurred on March 31, 2003.

    The unaudited pro forma combined financial data is based on our historical consolidated financial statements and the historical combined financial statements of Dana's EMG Business (adjusted to exclude its water pump and fuel pump product lines, which we will not acquire), and on the assumptions and adjustments described in the notes to such unaudited pro forma combined financial data, including assumptions relating to the allocation of the consideration paid for Dana's EMG Business to the assets and liabilities of Dana's EMG Business based on preliminary estimates of their respective fair values. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma combined financial data. Amounts allocated will be based upon the estimated fair values at the time of the acquisition of Dana's EMG Business which could vary from the amounts assumed. In addition, the estimated transaction fees and expenses are assumed solely for the purpose of presenting the unaudited pro forma combined financial data.

    In connection with the acquisition, our plans anticipate that we will incur approximately $35 million of restructuring costs related to severance and exit costs for Dana-related employees and facilities, which we will account for as a cost of acquisition (goodwill). In addition, we anticipate $10 million of integration costs, which we will expense as we incur them. Of the aggregate total of approximately $45 million, we expect to expend $30 million to $35 million in the first 18 months. As a result of the restructuring and integration activities, we anticipate realizing significant cost savings. Neither the costs of the restructuring and integration activities nor the resulting cost savings have been included in the pro forma combined financial data.

    The unaudited combined pro forma financial statements should be read in conjunction with the financial statements and the notes thereto of our company and of Dana's EMG Business included elsewhere in this prospectus and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.' The unaudited combined pro forma financial statements represent management's best estimate of the effects of the acquisition of assets and operating liabilities of Dana's EMG Business and do not purport to be indicative of the results that would have actually been obtained had such acquisition been consummated as of and for the dates and periods presented, or that may be obtained in the future.

                         STANDARD MOTOR PRODUCTS, INC.
              UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                          STANDARD                                                              COMBINED
                                            MOTOR                                                              PRO FORMA
                                          PRODUCTS,    DANA'S EMG    RETAINED PRODUCT   ACQUISITION-RELATED   STATEMENT OF
                                           INC.(1)     BUSINESS(2)    LINES-DANA(3)       ADJUSTMENTS(4)       OPERATIONS
                                           -------     -----------    -------------       --------------       ----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..............................  $   598,437    $300,254         $ (8,352)           $ (7,938)        $   882,401
Cost of sales..........................      440,893     296,787          (12,028)            (22,070)            703,582
                                         -----------    --------         --------            --------         -----------
   Gross profit........................      157,544       3,467            3,676              14,132             178,819
Selling, general and administrative
 expenses..............................      132,476      64,355                                                  196,831
Restructuring charges..................                    9,400                                                    9,400
                                         -----------    --------         --------            --------         -----------
   Operating income (loss).............       25,068     (70,288)           3,676              14,132             (27,412)
Other income (expense) -- net..........        3,187      (6,255)                               6,000               2,932
Interest expense.......................       14,244         191                                3,484              17,919
                                         -----------    --------         --------            --------         -----------
   Earnings (loss) from continuing
    operations before taxes............       14,011     (76,734)           3,676              16,648             (42,399)
Income tax (benefit)...................        7,920     (30,032)                              15,929              (6,183)
                                         -----------    --------         --------            --------         -----------
   Earnings (loss) from continuing
    operations.........................  $     6,091    $(46,702)        $  3,676            $    719         $   (36,216)
                                         -----------    --------         --------            --------         -----------
                                         -----------    --------         --------            --------         -----------
PER SHARE DATA:
Basic earnings (loss) per share from
 continuing operations.................  $      0.51                                                          $     (1.90)
                                         -----------                                                          -----------
                                         -----------                                                          -----------
Diluted earnings (loss) per share from
 continuing operations.................  $      0.51                                                          $     (1.90)
                                         -----------                                                          -----------
                                         -----------                                                          -----------
Weighted average number of common
 shares outstanding -- basic(5)........   11,914,968                                                           19,103,063
                                         -----------                                                          -----------
                                         -----------                                                          -----------
Weighted average number of common
 shares and dilutive common shares(5)..   12,008,496                                                           19,103,063
                                         -----------                                                          -----------
                                         -----------                                                          -----------

---------

(1) Represents our historical statement of operations for the year ended December 31, 2002, derived from our audited consolidated financial statements, which are included in this prospectus.
(2) Represents the historical statement of operations of Dana's EMG Business for the year ended December 31, 2002, derived from the related audited combined financial statements, which are included in this prospectus.
(3) Represents the product lines of Dana's EMG Business that are being retained by Dana and excluded from the acquisition.
(4) Represents the adjustments to give effect to the acquisition of Dana's EMG Business as if it were consummated at January 1, 2002. The following adjustments were made ($ in thousands):

   (a) Eliminates historical net sales of Dana's EMG
    Business to us..........................................  $ (7,938)
                                                              --------
                                                              --------
   (b) Cost of Sales:
      Elimination of historical depreciation and
       amortization (less $277 related to retained product
       lines)...............................................  $(16,832)
      Depreciation of fixed assets at new cost basis........     2,700
      Elimination of historical cost of sales of Dana's EMG
       Business net sales to us.............................    (7,938)
                                                              --------
                                                              $(22,070)
                                                              --------
                                                              --------
   (c) Represents $6,000 of transaction expenses incurred by
       Dana's EMG Business directly related to our
       acquisition of such business.
   (d) Interest expense:
       Removal of historical interest expense for borrowings
       not assumed..........................................  $   (191)
       Interest on promissory note to Dana (annual interest
       rate of 9%)..........................................     1,359
       Interest on additional borrowings under our revolving
       credit facility ($42,525 x 4.75%)....................     2,020
       Increase in historical borrowing rate under our
       revolving credit facility (average borrowings of
       $118,334 x .25%).....................................       296
                                                              --------
                                                              $  3,484
                                                              --------
                                                              --------
   (e) Removal of historical income tax benefit related to
       the filing of consolidated tax return under Dana.....  $ 30,032
       Net income tax benefit associated with losses before
       income taxes, adjusted for changes in depreciation,
       amortization and interest expense of Dana's EMG
       Business.............................................   (14,103)
                                                              --------
                                                              $ 15,929
                                                              --------
                                                              --------

(5) Pro forma weighted average number of common shares outstanding include 7,188,095 of new shares, 1,438,095 of which are assumed to be held by Dana.

                         STANDARD MOTOR PRODUCTS, INC.
              UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2003

                                          STANDARD                                                              COMBINED
                                            MOTOR                                                              PRO FORMA
                                          PRODUCTS,    DANA'S EMG    RETAINED PRODUCT   ACQUISITION-RELATED   STATEMENT OF
                                           INC.(1)     BUSINESS(2)    LINES-DANA(3)       ADJUSTMENTS(4)       OPERATIONS
                                           -------     -----------    -------------       --------------       ----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
   Net sales...........................  $   135,725    $  77,747        $(1,363)            $ (2,055)        $   210,054
   Cost of sales.......................      101,185       65,565         (2,695)              (4,753)            159,302
                                         -----------    ---------        -------             --------         -----------
      Gross profit.....................       34,540       12,182          1,332                2,698              50,752
   Selling, general and administrative
    expenses...........................       32,212       14,682                                                  46,894
   Restructuring charges...............           --                                                                   --
                                         -----------    ---------        -------             --------         -----------
      Operating income (loss)..........        2,328       (2,500)         1,332                2,698               3,858
   Other income (expense) -- net.......         (274)         (92)                                                   (366)
   Interest expense (income)...........        3,018          (79)                                959               3,898
                                         -----------    ---------        -------             --------         -----------
      Earnings (loss) from continuing
        operations before taxes........         (964)      (2,513)         1,332                1,739                (406)
   Income tax (benefit)................         (357)        (982)                              1,122                (217)
                                         -----------    ---------        -------             --------         -----------
      Earnings (loss) from continuing
        operations.....................  $      (607)   $  (1,531)       $ 1,332             $    617         $      (189)
                                         -----------    ---------        -------             --------         -----------
                                         -----------    ---------        -------             --------         -----------
PER SHARE DATA:
Basic earnings (loss) per share from
 continuing operations.................  $     (0.05)                                                         $     (0.01)
                                         -----------                                                          -----------
                                         -----------                                                          -----------
Diluted earnings (loss) per share from
 continuing operations.................  $     (0.05)                                                         $     (0.01)
                                         -----------                                                          -----------
                                         -----------                                                          -----------
Weighted average number of common
 shares outstanding -- basic(5)........   11,972,853                                                           19,160,948
                                         -----------                                                          -----------
                                         -----------                                                          -----------
Weighted average number of common
 shares and dilutive common shares(5)..   11,972,853                                                           19,160,948
                                         -----------                                                          -----------
                                         -----------                                                          -----------

---------

(1) Represents our historical statement of operations for the three months ended March 31, 2003, derived from our condensed consolidated unaudited quarterly financial statements, which are included in this prospectus.
(2) Represents the historical unaudited condensed combined statement of operations of Dana's EMG Business for the three months ended March 31, 2003, derived from the related unaudited condensed combined financial statements, which are included in this prospectus.
(3) Represents the product lines of Dana's EMG Business that are being retained by Dana and excluded from the acquisition.
(4) Represents the adjustments to give effect to the acquisition of Dana's EMG Business as if it were consummated at January 1, 2002. The following adjustments were made:

   (a) Eliminates historical net sales of Dana's EMG
       Business to us.......................................  $(2,055)
                                                              -------
                                                              -------
   (b) Cost of Sales:
       Elimination of historical depreciation and
       amortization (less $59 related to retained product
       lines)...............................................  $(3,373)
       Depreciation of fixed assets at new cost basis.......      675
       Elimination of historical cost of sales related to the
       Dana EMG Business net sales to us....................   (2,055)
                                                              -------
                                                              $(4,753)
                                                              -------
                                                              -------
   (c) Interest expense:
       Removal of historical interest income................  $    79
       Interest on promissory note to Dana (annual interest
       rate of 9.5%)........................................      359
       Interest on additional borrowings under our revolving
       credit facility ($42,525 X 4.35%)....................      462
       Increase in historical borrowing rate under our
       amended revolving credit facility (average borrowings
       of $94,293 X .25%)...................................       59
                                                              -------
                                                              $   959
                                                              -------
                                                              -------

   (d) Removal of historical income tax benefit related to
       the filing of consolidated tax return under Dana.....  $   982
       Net income tax associated with losses before income
       taxes, adjusted for changes in depreciation,
       amortization and interest expense of Dana's EMG
       Business.............................................      140
                                                              -------
                                                              $ 1,122
                                                              -------
                                                              -------

(5) Pro forma weighted average number of common shares outstanding include 7,188,095 of new shares, 1,438,095 of which are assumed to be held by Dana.

                         STANDARD MOTOR PRODUCTS, INC.
                   UNAUDITED COMBINED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2003
                             (DOLLARS IN THOUSANDS)

                                                                                 PRO FORMA ADJUSTMENTS
                                                                     ---------------------------------------------    COMBINED
                                                                       RETAINED       ACQUISITION-                   PRO FORMA
                                    STANDARD MOTOR     DANA'S EMG       PRODUCT         RELATED                       BALANCE
                                   PRODUCTS, INC.(1)   BUSINESS(2)   LINES-DANA(3)   ADJUSTMENTS(4)   FINANCING(5)     SHEET
                                   -----------------   -----------   -------------   --------------   ------------     -----
ASSETS:
Current assets:
 Cash and cash equivalents.......      $  7,254         $  1,002       $  (1,002)      $(128,100)       $128,100      $  7,254
 Accounts receivable, net........       140,636           43,764           1,526                                       185,926
 Inventories.....................       179,572           93,035          (5,578)                                      267,029
 Other current assets............        26,597           33,735         (32,974)                                       27,358
                                       --------         --------       ---------       ---------        --------      --------
    Total current assets.........       354,059          171,536         (38,028)       (128,100)        128,100       487,567
Property, plant and equipment,
 net of accumulated depreciation.       101,183           60,264          (8,222)        (36,042)                      117,183
Goodwill, net....................        16,683               --                          30,108                        46,791
Other assets.....................        42,420              921            (917)                                       42,424
                                       --------         --------       ---------       ---------        --------      --------
    Total assets.................      $514,345         $232,721       $ (47,167)      $(134,034)       $128,100      $693,965
                                       --------         --------       ---------       ---------        --------      --------
                                       --------         --------       ---------       ---------        --------      --------
LIABILITIES AND STOCKHOLDERS'
 EQUITY:
Current liabilities:
 Notes payable...................      $  4,703                                                                       $  4,703
 Current portion of long-term
  debt...........................         3,755               --                                                         3,755
 Accounts payable................        41,233           31,369            (129)                                       72,473
 Sundry payables and accrued
  expenses.......................        51,460           32,535         (12,255)                                       71,740
                                       --------         --------       ---------       ---------        --------      --------
    Total current liabilities....       101,151           63,904         (12,384)             --              --       152,671

Long-term debt...................       202,601               --                                          57,625       260,226
Other liabilities................        57,014           13,122         (13,122)                                       57,014
                                       --------         --------       ---------       ---------        --------      --------
    Total liabilities............       360,766           77,026         (25,506)             --          57,625       469,911
                                       --------         --------       ---------       ---------        --------      --------
Stockholders' equity:
 Common stock....................        26,649               --                                          14,376        41,025
 Capital in excess of par value..         1,565               --                                          56,099        57,664
 Retained earnings...............       146,655          155,695         (21,661)       (134,034)                      146,655
 Accumulated other
  comprehensive loss.............        (1,800)              --                                                        (1,800)
                                       --------         --------       ---------       ---------        --------      --------
                                        173,069          155,695         (21,661)       (134,034)         70,475       243,544
 Less: Treasury stock............        19,490               --                                                        19,490
                                       --------         --------       ---------       ---------        --------      --------
    Total stockholders' equity...       153,579          155,695         (21,661)       (134,034)         70,475       224,054
                                       --------         --------       ---------       ---------        --------      --------
    Total liabilities and
      stockholders' equity.......      $514,345         $232,721       $ (47,167)      $(134,034)       $128,100      $693,965
                                       --------         --------       ---------       ---------        --------      --------
                                       --------         --------       ---------       ---------        --------      --------

---------

(1) Represents amounts derived from our condensed consolidated unaudited balance sheet at March 31, 2003, which is included in this prospectus.

(2) Represents amounts derived from the unaudited condensed combined balance sheet of Dana's EMG Business at March 31, 2003, which is included in this prospectus.

(3) Represents the net assets of Dana's EMG Business that are being retained by Dana at March 31, 2003 and excluded from the acquisition, such net assets consist primarily of Dana's deferred income taxes, and inventory and fixed assets of product lines we are not purchasing.

(4) The acquisition of Dana's EMG Business has been included in the pro forma combined balance sheet as if the acquisition were consummated at March 31, 2003. Assuming the purchase price is approximately $121 million, the excess of the purchase price over the related net assets acquired is determined as follows:

                                              (footnotes continued on next page)

                         STANDARD MOTOR PRODUCTS, INC.
           UNAUDITED COMBINED PRO FORMA BALANCE SHEET -- (CONTINUED)
                              AS OF MARCH 31, 2003

(footnotes continued from previous page)

                                                                  (DOLLARS IN
                                                                   THOUSANDS)
    Total estimated purchase price..............................    $ 121,000
    Historical net assets at March 31, 2003.....................     (155,695)
    Net assets retained by Dana.................................       21,661
    Net tangible assets adjustment based on fair value..........       36,042
                                                                    ---------
    Net tangible assets acquired................................       23,008
    Acquisition costs...........................................        7,100
                                                                    ---------
    Excess of purchase price over net tangible assets
     acquired...................................................    $  30,108
                                                                    ---------
                                                                    ---------

    The excess of the purchase price over the related net assets excludes for purposes of the pro forma balance sheet approximately $35 million of restructuring costs related to severance and exit costs for Dana-related employees and facilities that are anticipated as a direct result of the acquisition.

(5) Represents the net proceeds of this offering, new borrowings under our revolving credit facility, common stock to be issued to Dana and an unsecured promissory note payable to Dana.

                                                                  (DOLLARS IN
                                                                   THOUSANDS)
    Proceeds of the offering....................................    $ 60,375
    Common stock to be issued to Dana...........................      15,100
                                                                    --------
                                                                      75,475
    Less: fees associated with the offering.....................       5,000
                                                                    --------
                                                                      70,475
                                                                    --------
    Net proceeds under our amended revolving credit facility....      42,525
    Promissory note to Dana.....................................      15,100
                                                                    --------
                                                                      57,625
                                                                    --------
       Total financing..........................................    $128,100
                                                                    --------
                                                                    --------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data at and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from our audited consolidated annual financial statements. The following selected consolidated financial data at and for the three months ended March 31, 2002 and 2003 have been derived from our condensed consolidated quarterly financial statements, which are unaudited but in the opinion of our management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. Results of operations for interim periods are not necessarily indicative of results to be expected for the full fiscal years. You should read this data in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                         STANDARD MOTOR PRODUCTS, INC.

                                                                                            THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                       MARCH 31,
                                     ----------------------------------------------------   -------------------
                                       1998       1999       2000       2001       2002       2002       2003
                                       ----       ----       ----       ----       ----       ----       ----
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
   Net sales(1)....................  $640,179   $653,451   $601,392   $591,652   $598,437   $126,321   $135,725
   Gross profit(1).................   183,657    170,809    162,701    139,055    157,544     31,170     34,540
   Operating income................    43,781     30,223     30,711     15,123     25,068        107      2,328
   Earnings (loss) from continuing
    operations(2)..................    22,257      7,625      9,729     (2,485)     6,091     (1,921)      (607)
   Net earnings (loss)(3)(4).......    22,257      7,625      9,729     (2,485)   (30,556)   (20,590)      (955)
PER SHARE DATA:
   Earnings (loss) from continuing
    operations:
      Basic........................  $   1.70   $    .58   $    .82   $   (.21)  $    .51   $   (.16)  $   (.05)
      Diluted......................      1.69        .58        .81       (.21)       .51       (.16)      (.05)
   Net earnings (loss) per common
    share:
      Basic........................      1.70        .58        .82       (.21)     (2.57)     (1.74)      (.08)
      Diluted......................      1.69        .58        .81       (.21)     (2.54)     (1.74)      (.08)
   Cash dividends per common
    share..........................       .16        .34        .36        .36        .36        .09        .09
OTHER DATA:
   EBITDA(5).......................  $ 59,527   $ 45,210   $ 50,083   $ 36,795   $ 44,383   $  4,673   $  6,080
   Depreciation and amortization...    17,274     17,230     18,922     18,909     16,128      3,898      4,026
   Capital expenditures............    15,325     14,423     16,652     13,740      7,598      2,508      1,715
   Dividends.......................     2,092      4,456      4,324      4,236      4,290      1,064      1,076
BALANCE SHEET DATA (AT PERIOD END):
   Cash and cash equivalents.......  $ 23,457   $ 40,380   $  7,699   $  7,496   $  9,690   $  2,520   $  7,254
   Working capital.................   178,324    205,806    188,091    228,356    216,932    250,677    252,908
   Total assets....................   521,556    556,021    549,396    509,429    490,758    523,051    514,345
   Total debt......................   159,708    195,425    202,591    205,925    176,917    222,852    211,059
   Long-term debt (excluding
    current portion)...............   133,749    163,868    150,018    200,066    169,440    220,260    202,601
   Stockholders' equity............   205,025    203,518    194,305    185,687    153,881    164,886    153,579

---------

(1) On January 1, 2002, we adopted the guidelines of the Emerging Issues Task Force (EITF) entitled 'Accounting for Certain Sales Incentives' and 'Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products.' These guidelines address when sales incentives and discounts should be recognized and the accounting for certain costs incurred by a vendor on behalf of a customer, as well as where the related revenues and expenses should be classified in the financial statements. Net sales and gross profit amounts for the periods prior to 2002 included in this prospectus have been reclassified to conform to our 2002 presentation.
(2) Effective January 1, 2003, we adopted the provisions of Statement of Financial Accounting Standards ('SFAS')
     No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections ('Statement No. 145'). Statement No. 145 eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board ('APB') No. 30, Reporting Results of Operations. As a result, the extraordinary loss on the early extinguishment of debt

                                              (footnotes continued on next page)

(footnotes continued from previous page)

     of approximately $1.1 million, $0.5 million and $2.8 million has been reclassified to interest expense for December 31, 1999, 2000 and 2001, respectively.
(3) Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ('SFAS No. 142'). In accordance with SFAS No. 142, goodwill will no longer be amortized, but instead, will be subject to an annual review for potential impairment. As a result, we recorded an impairment loss on goodwill as a cumulative effect of accounting change of $18.3 million, net of tax, or $1.55 per diluted share, during the first quarter of 2002. The impairment loss relates to goodwill pertaining to certain of our reporting units with our European Division and with our Temperature Control Division, and we recorded charges of $10.9 million related to our European Division and $7.4 million related to our Temperature Control Division. Upon adoption of SFAS No. 142, our earnings before cumulative effect of accounting change for basic and diluted earnings per share adjusted to exclude goodwill amortization expense (net of tax) are as follows:

                                                                          YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------------
                                                               1998      1999      2000      2001       2002
                                                               ----      ----      ----      ----       ----
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
   Reported earnings (loss) before cumulative effect of
    accounting change.......................................
                                                              $22,257   $ 7,625   $ 9,729   $(2,485)  $(12,206)
   Add back: goodwill amortization expense, net of tax......    2,335     2,481     2,574     2,727         --
                                                              -------   -------   -------   -------   --------
   Adjusted earnings before cumulative effect of accounting
    change..................................................  $24,592   $10,106   $12,303   $   242   $(12,206)
                                                              -------   -------   -------   -------   --------
                                                              -------   -------   -------   -------   --------
   Basic earnings per share:
      Reported basic earnings (loss) per share before
        cumulative effect of accounting change..............  $  1.70   $  0.58   $  0.82   $ (0.21)  $  (1.03)
      Add back: goodwill amortization expense, net of tax...     0.18      0.19      0.22      0.23         --
                                                              -------   -------   -------   -------   --------
      Adjusted basic earnings per share before cumulative
        effect of accounting change.........................  $  1.88   $  0.77   $  1.04   $  0.02   $  (1.03)
                                                              -------   -------   -------   -------   --------
                                                              -------   -------   -------   -------   --------
   Diluted earnings per share:
      Reported diluted earnings per share before cumulative
        effect of accounting change.........................  $  1.69   $  0.58   $  0.81   $ (0.21)  $  (1.01)
      Add back: goodwill amortization expense, net of tax...     0.18      0.19      0.21      0.23         --
                                                              -------   -------   -------   -------   --------
      Adjusted diluted earnings per share before cumulative
        effect of accounting change.........................  $  1.87   $  0.77   $  1.02   $  0.02   $  (1.01)
                                                              -------   -------   -------   -------   --------
                                                              -------   -------   -------   -------   --------

Upon adoption of SFAS No. 142, our net earnings (loss) for basic and diluted earnings per share adjusted to exclude goodwill amortization expense (net of tax) are as follows:

                                                                          YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------------
                                                               1998      1999      2000      2001       2002
                                                               ----      ----      ----      ----       ----
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
   Reported net earnings (loss).............................  $22,257   $ 7,625   $ 9,729   $(2,485)  $(30,556)
   Add back: goodwill amortization expense, net of tax......    2,335     2,481     2,574     2,727         --
                                                              -------   -------   -------   -------   --------
   Adjusted net earnings (loss).............................  $24,592   $10,106   $12,303   $   242   $(30,556)
                                                              -------   -------   -------   -------   --------
                                                              -------   -------   -------   -------   --------
   Basic net earnings (loss) per share:
      Reported basic net earnings (loss) per share..........  $  1.70   $  0.58   $  0.82   $ (0.21)  $  (2.57)
      Add back: goodwill amortization expense, net of tax...     0.18      0.19      0.22      0.23         --
                                                              -------   -------   -------   -------   --------
      Adjusted basic net earnings (loss) per share..........  $  1.88   $  0.77   $  1.04   $  0.02   $  (2.57)
                                                              -------   -------   -------   -------   --------
                                                              -------   -------   -------   -------   --------
   Diluted net earnings (loss) per share:
      Reported diluted net earnings (loss) per share........  $  1.69   $  0.58   $  0.81   $ (0.21)  $  (2.54)
      Add back: goodwill amortization expense, net of tax...     0.18      0.19      0.21      0.23         --
                                                              -------   -------   -------   -------   --------
      Adjusted diluted net earnings (loss) per share........  $  1.87   $  0.77   $  1.02   $  0.02   $  (2.54)
                                                              -------   -------   -------   -------   --------
                                                              -------   -------   -------   -------   --------

(4) For 2002, we recorded an after tax charge of $18.3 million as a loss from discontinued operations to account for potential costs associated with our asbestos-related liability. See 'Risk Factors -- We may be materially adversely affected by asbestos claims arising from products sold by our former brake business, as well as by other product liability claims' for a more detailed discussion of the risks we face in connection with our exposure to asbestos-related claims.

(5) EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation and amortization. Under our revolving credit facility, we are required to maintain specified levels of EBITDA at the end of each fiscal quarter through June 30, 2004 and, in consideration of the SEC's Regulation G, we consider EBITDA primarily as a measure of liquidity. The following is a reconciliation of net cash provided by (used in) operating activities to EBITDA:

EBITDA RECONCILIATION

                                                                                                    THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                               MARCH 31,
                                       ------------------------------------------------   ---------------------------------
                                         1998      1999      2000      2001      2002            2002                 2003
                                         ----      ----      ----      ----      ----            ----                 ----
                                                                         (DOLLARS IN THOUSANDS)
Net cash provided by (used in)
 operating activities................
                                       $110,376   $25,984   $  (953)  $40,189   $60,183        $(13,604)            $(34,266)
Loss (gain) on disposal of property,
 plant and equipment.................      (226)    2,564        99       265        97             140                   --
Equity income (loss) from joint
 ventures............................    (2,078)   (4,118)      702       844       352             113                  (72)
Employee stock ownership plan
 allocation..........................    (1,665)   (1,739)   (1,032)     (713)   (1,230)           (163)                (251)
Tax benefit related to employee stock
 options.............................      (510)     (290)       --       (48)      (80)             --                   --
Increase (decrease) in deferred
 income taxes........................    (2,992)    4,552       897     3,628    (2,550)             --                   --
Loss on sale of business.............    (1,500)       --        --        --        --              --                   --
Goodwill impairment charge...........        --        --        --        --    (3,334)             --                   --
Change in assets and liabilities, net
 of effects from acquisitions........   (61,874)   (2,098)   28,938   (27,741)  (31,219)         15,491               38,008
Provision for income taxes...........     3,577     2,637     2,522      (831)    7,920            (766)                (357)
Interest expense, net................    16,419    17,718    18,910    21,202    14,244           3,462                3,018
                                       --------   -------   -------   -------   -------        --------             --------
EBITDA...............................  $ 59,527   $45,210   $50,083   $36,795   $44,383        $  4,673             $  6,080
                                       --------   -------   -------   -------   -------        --------             --------
                                       --------   -------   -------   -------   -------        --------             --------

    The following selected combined financial data at and for the years ended December 31, 2000, 2001 and 2002 have been derived from the audited combined financial statements of Dana's EMG Business. The following selected combined financial data at and for the three months ended March 31, 2002 and 2003 have been derived from the unaudited condensed combined quarterly financial statements of Dana's EMG Business. Results of operations for interim periods are not necessarily indicative of results to be expected for the full fiscal years. You should read this data in conjunction with the combined financial statements and the notes thereto of Dana's EMG Business included elsewhere in this prospectus.

                       DANA'S ENGINE MANAGEMENT GROUP(1)

                                                                                              THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,               MARCH 31,
                                                      -------------------------------------   -------------------
                                                          2000          2001         2002       2002       2003
                                                          ----          ----         ----       ----       ----
                                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
   Net sales........................................    $357,475      $297,796     $300,254   $ 71,647   $ 77,747
   Loss before income taxes.........................     (87,797)     (101,531)     (76,734)   (17,335)    (2,513)
   Net loss.........................................     (52,121)      (62,467)     (46,702)   (10,557)    (1,531)
OTHER DATA:
   EBITDA(2)........................................    $(68,904)     $(81,706)    $(59,434)  $(12,626)  $    840
   Depreciation and amortization....................      18,802        19,216       17,109      4,673      3,432
   Capital expenditures.............................      21,557         1,378        2,777        151        624
BALANCE SHEET DATA (AT PERIOD END)(3):
   Cash and cash equivalents........................    $     --      $    292     $  1,126   $  1,054   $  1,002
   Working capital..................................     172,574        93,027       88,453    110,169    107,632
   Total assets.....................................     391,394       262,082      227,379    267,804    232,721
   Combined equity..................................     317,940       170,342      145,852    158,590    155,695

---------

(1) The combined financial data of Dana's EMG Business include its water pump and fuel pump product lines, which product lines we will not acquire and which product lines we deem immaterial in amount.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(2) EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation and amortization. Under our revolving credit facility, we are required to maintain specified levels of EBITDA at the end of each fiscal quarter through June 30, 2004 and, in consideration of the SEC's Regulation G, we consider EBITDA primarily as a measure of liquidity. The following is a reconciliation of net cash provided by (used in) operating activities to EBITDA:

    EBITDA RECONCILIATION

                                                                                             THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,            MARCH 31,
                                                            ------------------------------   -------------------
                                                              2000       2001       2002       2002       2003
                                                              ----       ----       ----       ----       ----
                                                                           (DOLLARS IN THOUSANDS)
Net cash provided by (used in) operating activities.......  $ (7,476)  $ 54,276   $ (5,600)  $ (7,702)  $(12,792)
(Loss) gain on disposal of property, plant and
 equipment................................................      (754)       940       (548)        27         --
Asset impairment..........................................        --    (25,331)    (2,887)      (640)        --
Change in deferred income taxes...........................   (13,866)     1,301     (7,222)        --         --
Change in assets and liabilities..........................   (11,223)   (74,437)   (13,336)     2,431     14,693
Provision for income taxes................................   (35,676)   (39,064)   (30,032)    (6,778)      (982)
Interest expense, net.....................................        91        609        191         36        (79)
                                                            --------   --------   --------   --------   --------
EBITDA....................................................  $(68,904)  $(81,706)  $(59,434)  $(12,626)  $    840
                                                            --------   --------   --------   --------   --------
                                                            --------   --------   --------   --------   --------

(3) Balance sheet data at December 31, 2000 were derived from the financial records of Dana's EMG Business and are unaudited.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with our financial statements and the notes thereto. This discussion summarizes the significant factors affecting our results of operations and the financial condition of our business during the first fiscal quarter of 2003 and each of the fiscal years in the three year period ended December 31, 2002.

BUSINESS OVERVIEW

    We are a leading independent manufacturer and distributor of replacement parts for motor vehicles in the automotive aftermarket industry. We are organized into two principal operating divisions, each of which focuses on a specific segment of replacement parts. Our Engine Management Division manufactures ignition and emission parts, on-board computers, ignition wires, battery cables and fuel system parts. Our Temperature Control Division manufactures and remanufactures air conditioning compressors, and other air conditioning and heating parts. We sell our products primarily in the United States, Canada and Latin America. Our European Division sells our products primarily in Europe.

    CUSTOMERS. We distribute our products through a variety of distribution channels, including wholesale distributors, retail chains, service chains and original equipment dealers. Our warehouse distribution channel represents 63% of our consolidated net sales for the three months ended March 31, 2003 and 61% of our consolidated net sales for 2002. Our retail channel of distribution has grown significantly from approximately $41 million in consolidated net sales to retailers in 1993 (representing 7% of consolidated net sales) to approximately $138 million in 1997 (representing 26% of consolidated net sales), and to approximately $169 million in 2002 (representing 28% of consolidated net sales). In 1997, we commenced distributing our products through the original equipment service supplier channel, and sold approximately $3 million in consolidated net sales to original equipment service suppliers (representing 0.6% of consolidated net sales), which increased to approximately $23 million in 2002 (representing 3.8% of consolidated net sales).

    The automotive aftermarket is highly competitive. We have in the past and may in the future lose customers or lose a particular product line of a customer over time, and to generate new customers to replace ones we have lost. For example, in early 2000 we lost a major temperature control retail customer and then regained this customer in 2001. Recently, we lost AutoZone as a customer for our Temperature Control Division, which had a negative effect on our consolidated net sales for the three months ended March 31, 2003. We estimate that our consolidated net sales in 2003 will decline by approximately
$25 million as a result of losing a majority of our business with AutoZone.

    SEASONALITY. Historically, our operating results have fluctuated by quarter, with the greatest sales occurring in the second and third quarters of the year and revenues generally being recognized at the time of shipment. It is in these quarters that demand for our products is typically the highest, specifically in the Temperature Control segment of our business. In addition to this seasonality, the demand for our Temperature Control products during the second and third quarters of the year may vary significantly with the summer weather. For example, a cool summer may lessen the demand for our Temperature Control products, while a hot summer may increase such demand. As a result of this seasonality and variability in demand of our Temperature Control products, our working capital requirements peak near the end of the second quarter, as the inventory build-up of air conditioning products is converted to sales and payments on the receivables associated with such sales have yet to be received. During this period, our working capital requirements are typically funded by borrowing from our revolving credit facility.

    The seasonality of our business offers significant operational challenges in our manufacturing and distribution functions. To limit these challenges and to provide a rapid turnaround time of customer orders, we traditionally offer a pre-season selling program, known as our 'Spring Promotion', in which customers are offered a choice of a price discount or longer payment terms.

See 'Risk Factors -- Our business is seasonal and is subject to substantial quarterly fluctuations, which impact our quarterly performance and working capital requirements' for a more detailed discussion of the risks related to the seasonality of our business.

    INVENTORY MANAGEMENT. We instituted an aggressive inventory reduction campaign in 2001. We targeted a minimum $30 million inventory reduction in 2001, but exceeded our goal by reducing inventory by $57 million that year. Importantly, while reducing inventory levels, we maintained customer service fill rate levels of approximately 93%. In 2002, we further reduced inventory by an additional $8 million.

    We face inventory management issues as a result of warranty and overstock returns. Many of our products carry a warranty ranging from a 90-day limited warranty to a lifetime limited warranty, which generally covers defects in materials or workmanship and failure to meet industry published specifications. In addition to warranty returns, we also permit our customers to return products to us within customer-specific limits in the event that they have overstocked their inventories. In particular, the seasonality of demand for our Temperature Control Division's products requires that we increase our inventory during the winter season in preparation of the summer selling season and customers purchasing such inventory have the right to make returns. In 1999, our profits were negatively affected by warranty and overstock returns in excess of our initial estimates. See 'Risk Factors -- We may incur material losses and significant costs as a result of warranty-related returns by our customers in excess of anticipated amounts' and 'Risk Factors -- Our profitability may be materially adversely affected as a result of overstock inventory-related returns by our customers in excess of anticipated amounts' for more detailed discussions of the risks we face in connection with warranty and overstock returns by our customers.

    In order to better control warranty and overstock return levels, beginning in 2000 we tightened the rules for authorized warranty returns, placed further restrictions on the amounts customers can return and instituted a program so that our management can better estimate potential future product returns. In addition, with respect to our air conditioning compressors, which products account for our most significant warranty returns, we established procedures whereby a warranty will be voided if a customer does not follow a twelve step warranty return process.

    ACQUISITION. On February 7, 2003, we signed an agreement to purchase Dana's EMG Business, for a purchase price equal to the closing net book value of the business, subject to a maximum purchase price of $125 million. Dana's EMG Business is a leading manufacturer of aftermarket parts in the automotive industry focused exclusively on engine management. Similar to our Engine Management Division, Dana's EMG Business manufactures ignition systems, emission parts, engine computers, ignition wires, battery cables and fuel system parts. Customers of Dana's EMG Business include NAPA Auto Parts, CSK Auto, O'Reilly Automotive and Pep Boys, none of which is currently a material customer of our Engine Management Division. We intend to integrate Dana's EMG Business into our Engine Management Division within 18 months from the closing of the acquisition.

    ASBESTOS CONTINGENCIES. In 1986, we acquired a brake business, which we subsequently sold in March 1998 and which is accounted for as discontinued operations in the accompanying consolidated annual and quarterly financial statements. When we originally acquired this brake business, we assumed future liabilities relating to any alleged exposure to asbestos-containing products manufactured by the seller of the acquired brake business. In accordance with the related purchase agreement, we agreed to assume the liabilities for all new claims filed on or after September 1, 2001. Our ultimate exposure will depend upon the number of claims filed against us on or after September 1, 2001 and the amounts paid for indemnity and defense thereof. To date, the amounts paid for settled claims have been immaterial. We do not have insurance coverage for the defense and indemnity costs associated with the claims we face.

    In evaluating our potential asbestos-related liability, we have considered various factors including, among other things, an actuarial study performed by a leading actuarial firm with expertise in assessing asbestos-related liabilities, our settlement amounts to date, the incidence of claims, the mix of the injuries of the plaintiffs, the number of cases pending against us and whether there are any co-defendants, the jurisdiction in which lawsuits are filed, and the status and results of settlement discussions. Actuarial consultants with experience in assessing asbestos-related liabilities conducted a study to estimate our potential claim liability as of September 30, 2002. The methodology used to project asbestos-related liabilities and costs in the study considered:
(1) historical data available from publicly available studies; (2) an analysis of our recent claims history to estimate likely filing rates for the remainder of 2002 through 2052; (3) an analysis of our currently pending claims; and
(4) an analysis of our settlements to date in order to develop average settlement values. Based upon all the information considered by the actuarial firm, the actuarial study estimated an undiscounted liability for settlement payments ranging from $27.3 million to $58 million for the period through 2052.

    Accordingly, based on the information contained in the actuarial study and all other available information that we considered, we recorded an after tax charge of $16.9 million as a loss from discontinued operations during the third quarter of 2002 to reflect such liability. For the year ended December 31, 2002, the total amount of the loss from discontinued operations was $18.3 million. At December 31, 2001, approximately 100 cases were outstanding for which we were responsible for any related liabilities. At December 31, 2002, the number of cases outstanding for which we were responsible for related liabilities increased to approximately 2,500, which include approximately 1,600 cases filed in December 2002 in Mississippi. We believe that these Mississippi cases filed against us in December 2002 were due in large part to potential plaintiffs accelerating the filing of their claims prior to the effective date of Mississippi's tort reform statute in January 2003, which statute eliminated the ability of plaintiffs to file consolidated cases. At March 31, 2003, approximately 2,700 cases were outstanding for which we were responsible for any related liabilities. We concluded that no amount within the range of settlement payments was more likely than any other and, therefore, recorded the low end of the range as the liability associated with future settlement payments through 2052 in our condensed consolidated financial statements, in accordance with generally accepted accounting principles. Given the uncertainties associated with projecting such matters into the future, the short period of time that we have been responsible for defending these claims, and other factors outside our control, we can give no assurance that additional provisions will not be required. We will continue to monitor the circumstances surrounding these potential liabilities in determining whether additional provisions may be necessary. We currently intend to perform an annual actuarial analysis updating our assessment of our potential claim liability during the third quarter of each year for the foreseeable future. At the present time, however, we do not believe that any additional provisions would be reasonably likely to have a material adverse effect on our liquidity or consolidated financial position. See 'Risk Factors -- We may be materially adversely affected by asbestos claims arising from products sold by our former brake business, as well as by other product liability claims' for a more detailed discussion of the risks we face in connection with our exposure to asbestos-related claims.

RESULTS OF OPERATIONS

COMPARISON OF THREE MONTHS ENDED MARCH 31, 2003 TO THE THREE MONTHS ENDED MARCH 31, 2002

    SALES. Consolidated net sales in the three months ended March 31, 2003 were $135.7 million, an increase of $9.4 million, or 7.4%, compared to $126.3 million in the three months ended March 31, 2002. Contributing to the sales increase was Engine Management and Europe, which accounted for $10.8 million and $2.4 million, respectively. Facilitating the increase in Engine Management was the expansion of business of certain existing retail customers and new traditional business. The increase was offset by a decline of $3.6 million of net sales in Temperature Control, primarily due to the loss of the AutoZone business, a retail customer. We estimate that our consolidated net sales in 2003 will decline by approximately $25 million as a result of losing a majority of our business with AutoZone.

    GROSS MARGINS. Overall gross margins for the three months ended March 31, 2003 reflected a slight improvement to 25.4% from 24.7%. The loss in business in Temperature Control noted above may negatively effect our overhead absorption with decreased volumes. Appropriate cost cutting measures are being considered to mitigate such loss at the operating earnings level.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $1.1 million to $32.2 million in the three months ended March 31, 2003 compared to $31.1 million in the three months ended March 31, 2002. This increase was primarily due to the overall increase in net sales. However, as a percentage of net sales, selling, general and administrative expenses decreased to 23.7% in the three months ended March 31, 2003 from 24.6% in the three months ended March 31, 2002.

    GOODWILL. Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ('SFAS No. 142'). In accordance with SFAS No. 142, goodwill is no longer amortized, but instead, is subject to an annual review for potential impairment. Using the discounted cash flows method, based on our weighted average cost of capital and market multiples, we reviewed the fair values of each of our reporting units. The decline in economic and market conditions, higher integration costs than anticipated and the general softness in the automotive aftermarket caused a decrease in the fair values of certain of our reporting units. As a result, we recorded an impairment loss on goodwill as a cumulative effect of accounting change of $18.3 million, net of tax, or $1.55 per diluted share during the three months ended March 31, 2002. The impairment loss relates to goodwill pertaining to certain of our reporting units within our Europe Division and within our Temperature Control Division and we recorded a charge of $10.9 million and $7.4 million, respectively.

    OPERATING INCOME. Operating income increased by $2.2 million to $2.3 million in the three months ended March 31, 2003 compared to $0.1 million in the three months ended March 31, 2002. This increase was primarily due to the overall increase in net sales and our continued cost reduction activities.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net decreased primarily due to losses related to joint ventures and unfavorable foreign exchange losses.

    INTEREST EXPENSE. Interest expense decreased by $0.4 million in the three months ended March 31, 2003 compared to the same period in 2002, due to lower average borrowings and lower interest rates.

    INCOME TAX PROVISION. The effective tax rate for continuing operations increased to 37% in the three months ended March 31, 2003 from 29% in the three months ended March 31, 2002, primarily due to lower earnings at our foreign operations and operating losses in our European Division, for which we are recording no income tax benefit. The 37% current effective tax rate reflects our anticipated tax rate for the balance of the year.

    LOSS FROM DISCONTINUED OPERATIONS. Loss from discontinued operations reflects the charges associated with asbestos, including legal expenses. We recorded $0.3 million as a loss from discontinued operations for each of the three months ended March 31, 2003 and 2002. As discussed in Note 14 of the notes to the our condensed consolidated quarterly financial statements, we are responsible for certain future liabilities relating to alleged exposure to asbestos containing products. Based on the information contained in the September 2002 actuarial study, which estimated an undiscounted liability for settlement payments ranging from $27.3 million to $58 million, and all other available information that we considered, and as further set forth in such Note 14, we recorded an after tax charge of $16.9 million as a loss from discontinued operations during the third quarter of 2002 to reflect such liability, excluding legal costs. We concluded that no amount within the range of settlement payments was more likely than any other and, therefore, recorded the low end of the range as the liability associated with future settlement payments through 2052 in our condensed consolidated quarterly financial statements, in accordance with generally accepted accounting principles.

COMPARISON OF FISCAL YEARS 2002 AND 2001

    SALES. On a consolidated basis, net sales for 2002 were $598.4 million, an increase of $6.8 million compared to $591.6 million in 2001. The increase was driven by a $17.6 million increase

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
in Engine Management, year over year. New business was the primary contributor with gains achieved in the retail business where certain customers expanded their own business; in new wire and cable business acquired from an existing customer; and in new original equipment customers acquired through our acquisition of Sagem Inc. in May 2002.

    With respect to Temperature Control, net sales for 2002 decreased by $14.8 million to $255.1 million. Net sales were unfavorable due to a combination of a partial loss in business with a significant retail customer in 2002; 2001 net sales including approximately $7 million of 'pipeline' orders for a new customer which did not repeat in 2002; and distributors 'working off' inventory left over from previous mild summer seasons.

    GROSS MARGINS. Gross margins, as a percentage of consolidated net sales, increased to 26.3% in 2002 from 23.5% in 2001. The improvement in gross margins reflects the return in 2002 to more normal production levels, as the aggressive and successful inventory reduction campaign in 2001 benefited 2002, in both of our major segments. Engine Management gross margins improved approximately 4 percentage points, while Temperature Control improved approximately 3.7 percentage points. 2002 gross margins also benefited from a decrease in warranty returns in both Engine Management and Temperature Control. Overall, warranty returns improved by approximately 1 percentage point, as a percentage of net sales.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $129.1 million or 21.6% of net sales in 2002, from $123.9 million or 20.9% of net sales in 2001. Contributing to the increase was approximately $2 million of restructuring costs related to the consolidation of certain manufacturing and distribution facilities within the Temperature Control Division. Also contributing to the overall increase was higher insurance and employee benefit costs.

    GOODWILL. Effective January 1, 2002, we adopted the provisions of SFAS
No. 142. In accordance with SFAS No. 142, goodwill will no longer be amortized, but instead will be subject to an annual review for potential impairment. Using the discounted cash flows method, based on our weighted average cost of capital and market multiples, we reviewed the fair values of each of our reporting units. The recent decline in economic and market conditions, higher integration costs than anticipated and the general softness in the automotive aftermarket has caused a decrease in the fair values of certain of our reporting units. As a result, we recorded an impairment loss on goodwill as a cumulative effect of accounting change of $18.3 million, net of tax, or $1.55 per diluted share during the first quarter of 2002. The impairment loss relates to goodwill pertaining to certain of our reporting units within our European Division and our Temperature Control Division, and we recorded charges of $10.9 million related to our European Division and $7.4 million related to our Temperature Control Division.

    During the fourth quarter of 2002, we completed our review of goodwill for potential impairment. After giving consideration to 2002 losses in Europe and budgeted 2003 losses, we wrote-off the remaining goodwill balance of $3.3 million associated with Engine Management reporting unit of the European Division. With respect to the European Division, approximately $1.4 million of goodwill remains on the December 31, 2002 balance sheet, all of which pertains to the Temperature Control Division.

    OTHER INCOME. Other income, net increased approximately $0.4 million over 2001. Contributing to the increase was the elimination of fees related to an accounts receivable sales arrangement eliminated in April of 2001.

    INTEREST EXPENSE. Interest expense decreased by approximately $7 million, as compared to 2001. Contributing to overall decrease was lower borrowings (during 2002 total debt was reduced approximately $29 million) and lower interest rates. Effective January 1, 2003, we adopted the provisions of Statement of Financial Accounting Standards ('SFAS') No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections ('Statement No. 145'). Statement No. 145 eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board

('APB') No. 30, Reporting Results of Operations ('APB No. 30'). As a result, we reclassified the $2.8 million extraordinary loss on the early extinguishment of debt recorded in 2001 to interest expense.

    INCOME TAX PROVISION. The overall effective tax rate increased from 25% in 2001 to 57% in 2002. The significant increase is primarily the result of the operating losses in our European Division, for which no income tax benefit has been recorded because it is more likely than not that such benefit will not be realized in the near future. Supplementing the effect Europe had on the effective rate is the increase in our domestic earnings as a percentage of overall earnings before taxes.

    LOSS FROM DISCONTINUED OPERATIONS. Loss from discontinued operations reflects the charges associated with asbestos, including legal expenses. As discussed in Note 18 of the notes to the consolidated financial statements, we are responsible for certain future liabilities relating to alleged exposure to asbestos-containing products. Based on the information contained in the September 2002 actuarial study, which estimated an undiscounted liability for settlement payments ranging from $27.3 million to $58 million and all other available information considered by us, and as further set forth in such Note 18, we recorded an after tax charge of $16.9 million as a loss from discontinued operations during the third quarter of 2002 to reflect such liability. For the year ended December 31, 2002, the total amount of the loss from discontinued operations was $18.3 million. We concluded that no amount within the range of settlement payments was more likely than any other and, therefore, recorded the low end of the range as the liability associated with future settlement payments through 2052 in our consolidated financial statements, in accordance with generally accepted accounting principles. Total legal expenses associated with asbestos-related matters totaled $0.9 million in 2002.

COMPARISON OF FISCAL YEARS 2001 AND 2000

    SALES. After giving consideration to the adoption of Emerging Issues Task Force guidelines entitled 'Accounting for Certain Sales Incentives' and 'Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products', consolidated net sales in 2001 were $591.7 million, a decrease of $9.7 million compared to consolidated net sales of $601.4 million in 2000. The decrease in consolidated net sales was a result of decreases in our existing traditional business lines and higher costs for adding a new customer. The decrease was mitigated by the Engine Management Division, which benefited from a full year of sales to the new major customer added during the third quarter of 2000 (with incremental sales of approximately $6 million in 2001), along with additional wire set business from a major group of warehouse distributors. The Temperature Control Division regained a major retail customer we had lost in early 2000 (this customer accounted for consolidated net sales of approximately $30 million in 2001, excluding filling the initial 'pipeline' of orders from such customer). Excluding this new business, sales to existing accounts decreased, primarily as a result of another cool summer for air conditioning, and the continuing inventory reduction program on the part of many of our customers.

    GROSS MARGINS. Gross margins, as a percentage of consolidated net sales, decreased to 23.5% in 2001, from 27.1% in 2000. Gross margins in our Engine Management Division were 26.4% in 2001 compared to 29.4% in 2000. Gross margins in our Temperature Control Division were 18.2% in 2001 compared to 23.4% in 2000. The decrease in gross margins was primarily due to our planned inventory reduction programs. The reduction in gross margins was across all product lines as we originally targeted a minimum $30 million inventory reduction in 2001. Actual inventory reduction amounted to $57 million, while we maintained high customer service fill levels. These changes reflect the impact of underabsorbed overhead costs as a result of cutting production and temporarily closing manufacturing facilities at both Engine Management and Temperature Control facilities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased by $8 million to $124 million in 2001, compared to $132 million in 2000. This decrease reflected the focus on our cost reduction efforts, with benefits primarily in the marketing and distribution areas in our Temperature Control Division.

    INCOME FROM OPERATIONS. Operating income decreased by $15.6 million compared to 2000, primarily due to the lower gross margins as discussed above.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net increased by $2.3 million compared to 2000. The increase was primarily due to the reduction of fees related to the termination of the sale of accounts receivable agreement and an increase in interest and dividend income.

    INTEREST EXPENSE. Interest expense increased by $2.3 million in 2001 compared to 2000 as a result of fees incurred in connection with the early extinguishment of debt. Effective January 1, 2003, we adopted the provisions of Statement No. 145. Statement No. 145 eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of APB No. 30. As a result, the extraordinary loss on the early extinguishment of debt of approximately $0.5 million and $2.8 million has been reclassified to interest expense for December 31, 2000 and 2001, respectively.

    INCOME TAX PROVISION. Income tax expense decreased to $(1.0) million in 2001 from $2.5 million in 2000. The decrease was primarily due to overall lower earnings. The effective tax rate increased from 21% in 2000 to 25% in 2001. The increase was primarily due to a decrease in earnings from our foreign subsidiaries, which have lower tax rates than the United States statutory rate.

IMPACT OF INFLATION

    Although inflation is not a significant issue, management believes it will be able to continue to minimize any adverse effect of inflation on earnings through cost reduction programs, including the sale of manufactured products, and, where competitive situations permit, selling price increases.

FUTURE RESULTS OF OPERATIONS

    We continue to face competitive pressures. In order to sell at competitive prices while maintaining profit margins we are continuing to focus on overhead and cost reductions.

LIQUIDITY AND CAPITAL RESOURCES

    OPERATING ACTIVITIES. During the three months ended March 31, 2003, cash used in operations amounted to $34.3 million, compared to $13.6 million in the same period of 2002. The increase is primarily attributable to payments in accounts payable and reductions in accrued expenses and other liablities. The increase was partially offset by lower increases in accounts receivable and inventory.

    During the year ended December 31, 2002, cash provided by operations amounted to $60.2 million, compared to $40.2 million in 2001 and cash used in operations of $1 million in 2000. The improvement in 2002 was primarily attributable to improved earnings from continuing operations, higher accounts payable and continued reductions in inventory. The improvement in 2001 was primarily attributable to our efforts to reduce inventory levels from their elevated levels of December 31, 2000.

    For the year ended December 31, 2002, inventory decreased by an additional $8 million over the $57 million reduction in 2001, which resulted primarily from reduced production and purchases, and where needed, the temporary closing of manufacturing facilities. Reductions were realized in both the Engine Management and Temperature Control Divisions. Inventory turnover was 2.3x in 2002, 2.1x in 2001 and 1.8x in 2000.

    INVESTING ACTIVITIES. Cash used in investing activities was $1.7 million in the three months ended March 31, 2003, compared to $6.8 million in the same period of 2002. The decrease is primarily due to reductions in capital expenditures and acquisitions, which in 2002 reflected the acquisition of Hartle Industries.

    Cash used in investing activities was $26.9 million for the year ended December 31, 2002, compared to $14.2 million in 2001 and $18.7 million in 2000. The increase was primarily due to acquisitions, partially offset by decreases in capital expenditures. Assets acquired consist primarily of property, plant and equipment, receivables and inventory. All acquisitions were financed with funds provided under our revolving credit facility and seller financing.

    In January 2002, we acquired the assets of a temperature control business from Hartle Industries for $4.8 million. The assets consist primarily of property, plant and equipment, and inventory. In April 2002, we acquired Carol Cable Limited, a manufacturer and distributor of wire sets based in the United Kingdom, for approximately $1.7 million. The assets from this acquisition consist primarily of property, plant and equipment, and inventory. In addition, during 2002, we paid approximately an additional $2.8 million for the remaining equity interest in SMP Holdings Limited. In May 2002, we purchased the aftermarket fuel injector business of Sagem Inc., a subsidiary of Johnson Controls, for $10.5 million. Sagem Inc. is a basic manufacturer of fuel injectors and was our primary supplier prior to the acquisition. Assets acquired from this acquisition consist primarily of property, plant and equipment, and inventory. The purchase was partially financed by the seller ($5.4 million to be paid over a two year period), with the remaining funds being provided under our revolving credit facility.

    Capital expenditures for the three most recent fiscal years ended December 31 totaled $7.6 million in 2002, $13.7 million in 2001 and $16.7 million in 2000.

    FINANCING ACTIVITIES. Cash provided by financing activities was $33.1 million in the three months ended March 31, 2003, compared to $15.9 million in the same period of 2002. The change is primarily due to the increased borrowings under our line of credit to finance our seasonal working capital needs. Cash used in financing activities was $32.7 million for the year ended December 31, 2002, compared to $25.4 million in 2001 and $11.5 million in 2000.

    The increase in cash used was primarily due to our focus on reducing our borrowings. Dividends paid for the three most recent fiscal years ended
December 31 were $4.3 million in 2002, $4.2 million in 2001 and $4.3 million in 2000. The decreased borrowings reflect our focus on reducing capital employed in the business.

    Effective April 27, 2001, we entered into an agreement with General Electric Capital Corporation, as agent, and a syndicate of lenders for a secured revolving credit facility. The term of the credit agreement was for a period of five years and provided for a line of credit up to $225 million. We recorded an extraordinary loss of $2.8 million, net of taxes, in the second quarter of 2001, for a prepayment penalty and write-off of unamortized fees for the retirement of our former debt. As a result of the adoption of Statement No. 145 on January 1, 2003, we reclassified this extraordinary loss to interest expense.

    On February 7, 2003, we amended our revolving credit facility to provide for an additional $80 million commitment, subject to the terms and conditions therein, which will become effective upon the closing of our acquisition of Dana's EMG Business. This additional commitment increases the total amount available for borrowing under our revolving credit facility to $305 million. In addition, in order to facilitate the aggregate financing of the acquisition, we intend to raise approximately $59 million from the sale of common stock in this offering. After applying all of the net proceeds from this offering to repay a portion of our outstanding indebtedness under our revolving credit facility, we intend to borrow the entire cash portion of the purchase price of Dana's EMG Business from our revolving credit facility upon the closing of the offering. Following the closing of the acquisition, we expect to have approximately
$64 million of availability under this revolving credit facility. Availability under our revolving credit facility is based on a formula of eligible accounts receivable, eligible inventory and eligible fixed assets, and includes the purchased assets of Dana's EMG Business. We expect such availability under the revolving credit facility, following the initial draw down at the acquisition closing, to be sufficient to meet our ongoing operating and integration costs.

    Direct borrowings under our revolving credit facility bear interest at the prime rate plus the applicable margin (as defined) or the LIBOR rate plus the applicable margin (as defined), at our option. Borrowings are collateralized by substantially all of our assets, including accounts receivable, inventory and fixed assets, and those of our domestic and Canadian subsidiaries. Our credit facility prior to the acquisition provides for certain financial covenants limiting our capital expenditures and requiring us to maintain a certain tangible net worth at the end of each fiscal quarter. As of March 31, 2003, we were in compliance with our applicable financial covenants. Following our acquisition of Dana's EMG Business, the terms of our revolving credit facility provide for, among other provisions, new financial covenants requiring us, on a consolidated basis, (1) to maintain specified levels of EBITDA, ranging from $5 million to $48.5 million, at the end of each fiscal quarter through June 30, 2004, (2) commencing September 30, 2004, to maintain specified levels of a fixed charge coverage ratio at the end of each fiscal quarter (rolling 12 months) through 2007, and
(3) to limit capital expenditure levels for each fiscal year through 2007.

    Our profitability and working capital requirements are more seasonal due to the sales mix of our Temperature Control products. Our working capital requirements usually peak near the end of the second quarter, as the inventory build-up of air conditioning products is converted to sales and payments on the receivables associated with such sales have yet to be received. These increased working capital requirements are funded by borrowings from our revolving credit facility. We anticipate that our present sources of funds will continue to be adequate to meet our needs for the next several years.

    During the years 1998 through 2000, our board of directors authorized multiple repurchase programs under which we could repurchase shares of our common stock. During such years, an aggregate of $26.7 million of common stock was repurchased to meet present and future requirements of our stock option programs and to fund our employee stock option plan. As of March 31, 2003, we had board authorization to repurchase additional shares at a maximum cost of $1.7 million. We did not repurchase any shares of our common stock in the three months ended March 31, 2003 or in 2002 and 2001.

    In July 2001, we entered into interest rate swap agreements to manage our exposure to interest rate changes. The swaps effectively convert a portion of our variable rate debt under the revolving credit facility to a fixed rate, without exchanging the notional principal amounts. At December 31, 2002, we had two outstanding interest rate swap agreements (in an aggregate notional principal amount of $75 million), one of which matured in January 2003 and one of which is scheduled to mature in January 2004. Under these agreements, we receive a floating rate based on the LIBOR interest rate, and pay a fixed rate of 4.92% on a notional amount of $45 million and 4.37% on a notional amount of $30 million (matured in January 2003). If, at any time, the swaps are determined to be ineffective, in whole or in part, due to changes in the interest rate swap agreements, the fair value of the portion of the interest rate swap determined to be ineffective will be recognized as gain or loss in the statement of operations for the applicable period.

    On July 26, 1999, we issued our convertible debentures, payable semi-annually, in the aggregate principal amount of $90 million. The debentures are convertible into 2,796,120 shares of our common stock, and mature on July 15, 2009. The proceeds from the sale of the debentures were used to prepay an 8.6% senior note, reduce short term bank borrowings and repurchase a portion of our common stock.

    The following is a summary of our contractual commitments associated with our debt and lease obligations as of December 31, 2002:

                                                 YEAR ENDED DECEMBER 31,
                                      ---------------------------------------------
                                       2003      2004      2005     2006      2007    THEREAFTER    TOTAL
                                       ----      ----      ----     ----      ----    ----------    -----
                                                             (DOLLARS IN THOUSANDS)
Principal payments of
  long term debt....................
                                      $ 4,108   $ 2,914   $   75   $76,330   $   88    $90,033     $173,548
Operating leases....................    7,706     6,320    5,336     3,736    2,558      4,112       29,768
Interest rate swap agreements.......      113     1,792       --        --       --         --        1,905
                                      -------   -------   ------   -------   ------    -------     --------
    Total commitments...............  $11,927   $11,026   $5,411   $80,066   $2,646    $94,145     $205,221
                                      -------   -------   ------   -------   ------    -------     --------
                                      -------   -------   ------   -------   ------    -------     --------

CRITICAL ACCOUNTING POLICIES

    We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 of the notes to our consolidated annual financial statements and Notes 2 and 3 of the notes to our condensed consolidated quarterly financial statements included elsewhere in this prospectus. Preparation of our consolidated annual and quarterly financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. We can give no assurance that actual results will not differ from those estimates.

    REVENUE RECOGNITION. We derive our revenue primarily from sales of replacement parts for motor vehicles, from both our Engine Management and Temperature Control Divisions. We recognize revenue from product sales upon shipment to customers. As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period.

    INVENTORY VALUATION. Inventories are valued at the lower of cost or market. Cost is generally determined on the first-in, first-out basis. Where appropriate, standard cost systems are utilized for purposes of determining cost; the standards are adjusted as necessary to ensure they approximate actual costs. Estimates of lower of cost or market value of inventory are determined at the reporting unit level and are based upon the inventory at that location taken as a whole. These estimates are based upon current economic conditions, historical sales quantities and patterns and, in some cases, the specific risk of loss on specifically identified inventories.

    We also evaluate inventories on a regular basis to identify inventory on hand that may be obsolete or in excess of current and future projected market demand. For inventory deemed to be obsolete, we provide a reserve on the full value of the inventory. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates our estimate of future demand.

    SALES RETURNS AND OTHER ALLOWANCES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS. The preparation of financial statements requires our management to make estimates and assumptions that affect the reported amount of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Specifically, our management must make estimates of potential future product returns related to current period product revenue. Management analyzes historical returns, current economic trends, and changes in customer demand when evaluating the adequacy of the sales returns and other allowances. Significant management judgments and estimates must be made and used in connection with establishing the sales returns and other allowances in any accounting period. At March 31, 2003, the allowance for sales returns totaled $13.8 million. Similarly, our management must make estimates of the uncollectability of our accounts receivables. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. At March 31, 2003, the allowance for doubtful accounts and for discounts totaled $5.7 million.

    ACCOUNTING FOR INCOME TAXES. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the statement of operations.

    Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. At March 31, 2003, we had a valuation allowance of $22 million, due to uncertainties related to our ability to utilize some of our deferred tax assets. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable.

    In the event that actual results differ from these estimates, or we adjust these estimates in future periods, we may need to establish an additional valuation allowance which could materially impact our business, financial condition and results of operations.

    VALUATION OF LONG-LIVED AND INTANGIBLE ASSETS AND GOODWILL. We assess the impairment of identifiable intangibles and long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important, which could trigger an impairment review, include the following: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends. With respect to goodwill, if necessary we will test for potential impairment in the fourth quarter of each year as part of our annual budgeting process. We review the fair values of each of our reporting units using the discounted cash flows method and market multiples.

    RETIREMENT AND POSTRETIREMENT MEDICAL BENEFITS. Each year we calculated the costs of providing retiree benefits under the provisions of SFAS 87 and SFAS 106. The key assumptions used in making these calculations are disclosed in Notes 12 and 13 to our consolidated financial statements. The most significant of these assumptions is the discount rate used to value the future obligation, expected return on plan assets and health care cost trend rates. We select discount rates commensurate with current market interest rates on high-quality, fixed rate debt securities. The expected return on assets is based on our current review of the long-term returns on assets held by the plans, which is influenced by historical averages. The medical cost trend rate is based on our actual medical claims and future projections of medical cost trends.

    ASBESTOS RESERVE. We are responsible for certain future liabilities relating to alleged exposure to asbestos-containing products. A September 2002 actuarial study estimated a liability for settlement payments ranging from $27.3 million to $58 million. We concluded that no amount within the range of settlement payments was more likely than any other and, therefore, recorded the low end of the range as the liability associated with future settlement payments through 2052 in our consolidated financial statements, in accordance with generally accepted accounting principles. We plan on performing a similar annual actuarial analysis during the third quarter of each year for the foreseeable future. Based on this analysis and all other available information, we will reassess the recorded liability, and if deemed necessary, record an adjustment to the reserve, which will be reflected as a loss or gain from discontinued operations. Legal expenses associated with asbestos related matters are expensed as incurred.

    OTHER LOSS RESERVES. We have numerous other loss exposures, such as environmental claims, product liability and litigation. Establishing loss reserves for these matters requires the use of estimates and judgment of risk exposure and ultimate liability. We estimate losses using consistent and appropriate methods; however, changes to our assumptions could materially affect our recorded liabilities for loss.

RECENTLY ISSUED ACCOUNTING ANNOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board ('FASB') issued Statement No. 143, Accounting for Asset Retirement Obligations ('Statement
No. 143'), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Statement No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset.

    Statement No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, we will recognize a gain or loss on settlement. Effective January 1, 2003, we adopted Statement No. 143, which did not have a material adverse effect on our condensed consolidated quarterly financial statements and is not expected to have a material adverse effect on our consolidated financial statements.

    In April 2002, the FASB issued Statement of Financial Accounting Standards ('SFAS') No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections ('Statement No. 145'). Statement No. 145 eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board ('APB') No. 30, Reporting Results of Operations. Statement No. 145 also requires sales-leaseback accounting for lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. Effective January 1, 2003, we adopted Statement No. 145. As a result, we reclassified the extraordinary loss on the early extinguishment of debt recorded in prior periods to interest expense.

    In July 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities ('Statement No. 146'). Statement No. 146, which is effective prospectively for exit or disposal activities initiated after December 31, 2002, applies to costs associated with an exit activity, including restructurings, or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Statement No. 146 requires that exit or disposal costs are recorded as an operating expense when the liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal by itself will not meet the requirement for recognizing a liability and the related expense under Statement No. 146. The adoption of Statement No. 146 did not have a material adverse effect on our condensed consolidated quarterly financial statements and is not expected to have a material adverse effect on our consolidated financial statements.

    In November 2002, the FASB issued interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ('Interpretation No. 45'). Interpretation No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. Interpretation
No. 45 also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of Interpretation No. 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of Interpretation No. 45 did not have a material adverse effect on our condensed consolidated quarterly financial statements and is not expected to have a material adverse effect on our consolidated financial statements. See Note 14 of notes to our condensed consolidated quarterly financial statements for a discussion of product warranty claims.

    In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement
No. 123 ('Statement No. 148'). Statement No. 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, Statement No. 148 amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002. Effective January 1, 2003, we adopted Statement No. 148 and have provided the disclosures required under Statement No. 148 in Note 10 of notes to our condensed consolidated quarterly financial statements.

    In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 ('Interpretation No. 46'). Interpretation No. 46 addresses the consolidation by business enterprises of variable interest entities as defined in Interpretation No. 46. Interpretation No. 46 applies immediately to variable interests in variable interest entities obtained after January 31, 2003. For public enterprises with a variable interest in a variable interest entity created before February 1, 2003, Interpretation No. 46 applies to those enterprises no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. Interpretation No. 46 requires certain disclosures in financial statements issued after January 31, 2003. We currently have no contractual relationship or other business relationship with a variable interest entity and therefore the adoption of Interpretation
No. 46 did not have a material adverse effect on our condensed consolidated quarterly financial statements and is not expected to have a material adverse effect on our consolidated financial statements. However, if we enter into any arrangement with a variable interest entity in the future, we will evaluate the impact of Interpretation No. 46 on our consolidated financial statements and related disclosures.

    In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ('Statement No. 150'). Statement No. 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer.

    Generally, Statement No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Statement No. 150 is not expected to have a material adverse effect on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to market risk, primarily related to foreign currency exchange and interest rates. These exposures are actively monitored by management. Our exposure to foreign exchange rate risk is due to certain costs, revenues and borrowings being denominated in currencies other than one of our subsidiary's functional currency. Similarly, we are exposed to market risk as the result of changes in interest rates which may affect the cost of our financing. It is our policy and practice to use derivative financial instruments only to the extent necessary to manage exposures. We do not hold or issue derivative financial instruments for trading or speculative purposes.

EXCHANGE RATE RISK

    We have exchange rate exposure, primarily, with respect to the Canadian dollar and the British pound. As of December 31, 2002, our financial instruments which are subject to this exposure are immaterial, therefore the potential immediate loss to us that would result from a hypothetical 10% change in foreign currency exchange rates would not be expected to have a material impact on our earnings or cash flows. This sensitivity analysis assumes an unfavorable 10% fluctuation in both of the exchange rates affecting both of the foreign currencies in which the indebtedness and the financial instruments described above are denominated and does not take into account the offsetting effect of such a change on our foreign-currency denominated revenues.

INTEREST RATE RISK

    We manage our exposure to interest rate risk through the proportion of fixed rate debt and variable rate debt in our debt portfolio. To manage a portion of our exposure to interest rate changes, we have entered into interest rate swap agreements. At March 31, 2003, we had approximately $211 million in loans and financing outstanding, of which approximately $96 million bear interest at fixed interest rates and approximately $115 million bear interest at variable rates of interest. We invest our excess cash in highly liquid, short-term investments. As a result of our refinancing agreement during the second quarter 2001, as described in the notes to our consolidated annual financial statements and our condensed consolidated quarterly financial statements found elsewhere in this prospectus, our percentage of variable rate debt to total debt has increased from 32% at December 31, 2000 to 56% at December 31, 2001 and decreased to 46% at December 31, 2002 and increased to 55% at March 31, 2003. Depending upon the level of borrowings under our revolving credit facility, which may at times approach $200 million, the effect of a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rate may have approximately $1.2 million negative impact on our earnings or cash flows.

                           THE AUTOMOTIVE AFTERMARKET

    Unless otherwise indicated, industry statistics included throughout this prospectus are based on reports of independent, third-party sources.

    The automotive aftermarket industry is comprised of a large, diverse number of manufacturers varying in product specialization and size. In addition to manufacturing, aftermarket companies allocate resources towards an efficient distribution process and product engineering in order to maintain the flexibility and responsiveness on which their customers depend. Aftermarket manufacturers must be efficient producers of small lot sizes and do not have to provide systems engineering support. Aftermarket manufacturers also must distribute, with rapid turnaround times, products for a full range of vehicles on the road.

    During periods of economic decline or weakness, more automobile owners may choose to repair their current automobiles using replacement parts rather than purchasing new automobiles, which benefits the automotive aftermarket industry, including suppliers like us. The automotive aftermarket industry is also dependent on new car sales, although to a lesser degree than original equipment manufacturers, or OEMs, and their suppliers, because these sales create the total number of cars available for repair. Despite the current economic climate, the current interest rate environment and aggressive financing programs by automakers have increased demand for new cars and trucks, which should benefit the automotive aftermarket manufacturers in the long term as vehicles age.

    The automotive aftermarket industry generated sales of approximately $179 billion in 2001. The automotive aftermarket industry has grown at a compound annual growth rate of 5.8% from 1992 through 2001. Despite significant consolidation in the industry, the automotive aftermarket continues to be very competitive and highly fragmented.

    The automotive aftermarket industry differs substantially from the OEM supply business. Unlike the OEM supply business that primarily follows trends in new car production, the automotive aftermarket industry's performance primarily tends to follow different trends, such as:

          growth in number of vehicles on the road;

          increase in average vehicle age;

          increase in total miles driven per year;

          new and modified environmental regulations;

          increase in pricing of new cars; and

          new car quality and related warranties.

    Traditionally, the supply arms of OEMs and the independent manufacturers who supply the original equipment part applications have supplied a majority of the business to new car dealer networks. However, Ford and General Motors have recently moved to make their supply arms more independent, which may provide future opportunities for independent automotive aftermarket manufacturers to supply replacement parts to the dealer networks of the original equipment vehicle manufacturers, both for warranty and out-of-warranty repairs.

    The primary customers of the automotive aftermarket manufacturers are national and regional warehouse distributors, large retail chains, automotive repair chains and the dealer service networks of the original equipment vehicle manufacturers, as illustrated below.

DISTRIBUTION CHANNELS


                                [FLOW CHART]

Traditional Distribution Channel      Retail Distribution Channel

  Standard Motor Products, Inc.       Standard Motor Products, Inc.

     Warehouse Distributor             Automobile Parts Retailer

         Jobbing Store              Do-it-Yourselfer

Installer                           Installer

Dealer

Do-it-Yourselfer


                          Original Equipment Services

                         Standard Motor Products, Inc.

                            Vehicle Manufacturer
                             Parts and Services

                                    Dealer

                               Installer

                               Do-it-Yourselfer

                               Jobber


    TRADITIONAL DISTRIBUTION CHANNEL. In the traditional distribution network, automotive replacement parts are distributed through a number of levels before reaching the final users. Standard Motor Products and its competitors sell their products to warehouse distributors who supply over 20,000 local auto parts jobbers. These jobbers, in turn, sell primarily to professional mechanics at service stations, garages and repair shops, and also to consumers who perform automotive repairs themselves (known as 'do-it-yourselfers').

    Over the last ten years, there has been a trend toward consolidation in the distribution chain, both by warehouse distributors and retailers, as large firms, with their superior buying power and more efficient distribution systems, have gained market share at the expense of smaller, localized firms. The proliferation of new car models, which are both produced in greater varieties and carry more complex parts, may have hastened consolidation. This proliferation of new car models requires a much greater capital base to support a higher number and variety of parts that must be maintained in a warehouse distributor's inventory for same-day delivery to mechanics.

    RETAIL DISTRIBUTION CHANNEL. Retail chains such as AutoZone, Advance Auto Parts, Pep Boys, CSK Auto and O'Reilly Automotive sell a substantial amount of automotive aftermarket parts. While both mechanics and do-it-yourselfers purchase aftermarket parts from retail chains, as automotive parts grow more complex, consumers may be less likely to service their own vehicles and may become more reliant on dealers and mechanics that have traditionally used warehouse distributors as their parts suppliers. Retailers are currently expanding into the jobber market and warehouse distributors are seeking means to better serve do-it-yourselfers, possibly resulting in a long-term consolidation of the market. Through our strategy of serving all levels of the aftermarket industry, we believe that we are well-positioned to take advantage of this consolidation. A listing of the top five independent automotive retailers that distribute aftermarket parts is below.

                   TOP FIVE INDEPENDENT AUTO PARTS RETAILERS

                                                                                    FISCAL YEAR
RANK                              CHAIN                              2002 STORES   2002 SALES(1)
----                              -----                              -----------   -------------
   1   AutoZone (2)................................................     3,068       $5,325,510
   2   Advance Auto Parts (3)......................................     2,435        3,287,883
   3   Pep Boys (4)................................................       629        2,184,560
   4   CSK Auto (5)................................................     1,130        1,438,585
   5   O'Reilly Automotive (6).....................................       981        1,312,490

Source: Annual Reports on Form 10-K filed with the SEC by each of the companies listed above.

---------

(1) Includes all sales volumes for these companies, which sales are provided in thousands.
(2)  For fiscal year ended August 31, 2002.
(3)  For fiscal year ended December 28, 2002.
(4)  For fiscal year ended February 2, 2002.
(5)  For fiscal year ended February 3, 2002.
(6)  For fiscal year ended December 31, 2002.

    ORIGINAL EQUIPMENT SERVICES. In 2001, there were approximately 21,800 new automobile dealers in the United States. In addition to new car sales, the majority of these automobile dealers sell 'name brand' aftermarket parts and accessories and also service vehicles. The products available through the dealers are purchased through the original equipment service network, or OES network, operated by OEMs. As part of the OES network, Standard Motor Products and its competitors sell their products directly to the vehicle manufacturers' parts and service segments. These segments then sell the products, usually under a vehicle manufacturer brand name, directly to the dealer who then sells them to the installers, jobbers and do-it-yourselfers.

FACTORS INFLUENCING THE AUTOMOTIVE AFTERMARKET

    We believe that the automotive aftermarket industry is influenced by a variety of factors, including:

          growth in the number of vehicles on the road;

          increases in the number of drivers and number of vehicles per household;

          vehicles are on the road longer and driven more miles per year;

          automotive parts retailers are attempting to displace traditional jobbers;

          environmental laws are becoming more stringent;

          broader range in prices for replacement parts;

          vehicles are comprised of more complex systems, requiring a greater specialization of parts;

          new cars are being made better and have longer warranties;
          and

          greater need for increased repair expertise and technology.

    We believe that the net impact of the foregoing factors will result in a minimal rate of growth over the next several years for the North American automotive aftermarket industry.

    GROWTH IN THE NUMBER OF VEHICLES ON THE ROAD. From 1991 to 2001, the number of registered vehicles in the United States increased at an annual rate of approximately 2.1% to approximately 216.5 million vehicles, as represented by the graph below. Growth in light trucks in particular has been strong, increasing 3.8% in 2001 compared to 2000, continuing a decade of steady growth. Canada contributes 17 million registered light vehicles on the road and Mexico contributes another 10 million of such vehicles, bringing the 2001 North American market to approximately 236 million registered light vehicles.

                        VEHICLES IN USE -- UNITED STATES


                                   [GRAPHIC]
CAGR (1991-2001): 2.1%


 Year              (In millions)
 ----              -------------
 1991.........          175
 1992.........          181
 1993.........          185
 1994.........          190
 1995.........          191
 1996.........          195
 1997.........          200
 1998.........          197
 1999.........          208
 2000.........          212
 2001.........          216

               Source: U.S. Department of Transportation and R.L. Polk & Co.

    INCREASES IN THE NUMBER OF DRIVERS AND NUMBER OF VEHICLES PER HOUSEHOLD. The number of drivers and the number of vehicles per household (vehicle penetration) impact the size of the aftermarket. In 2000, the number of licensed drivers reached roughly 190 million drivers, continuing an annual growth rate of 1.3% since 1991. On a per household basis, the number of vehicles increased to 1.91 per household in 2001, reflecting an annual growth rate of 1.83% since 1991.

    VEHICLES ARE ON THE ROAD LONGER AND MORE MILES ARE BEING DRIVEN PER YEAR. Approximately 40% of the 2001 vehicle population was ten years of age or older. More importantly, approximately 60% of the vehicles on the road are over six years of age, a segment which represents the primary customer base of the independent automotive aftermarket. Dealerships typically service vehicles newer than five years old, which do not contribute significant sales to aftermarket distributors or retailers. In 2001, the average car was 9.3 years old, compared to 8.1 years old in 1992. Trucks have also extended their average life to 8.5 years (see the following graph). The increase in average life per vehicle is attributable, among other things, to an increase in the structural integrity of vehicles as well as significant technological innovations in protecting automobiles from structural and exterior corrosion and improved quality in the major parts systems such as engines and transmissions.

    In addition, the number of miles driven each year has been steadily rising for the past decade. An increase in the number of miles driven results in greater wear on a vehicle and a greater need for replacement parts sold in the aftermarket. In 2000, the average miles driven per vehicle was approximately 11,988, a 16% increase from 1991.

                         POPULATION OF VEHICLES BY AGE

                                 [GRAPHIC]

                          Thousands of Vehicles
                          ---------------------
Vehicle Age in Years       1995          2000
---------------------      ------        ------
 Less than 1...            10,100        13,000
 1.............            14,500        15,500
 2.............            13,500        14,500
 3.............            12,500        14,500
 4.............            12,700        13,000
 5.............            12,700        14,700
 6.............            13,500        13,000
 7.............            13,500        12,200
 8.............            13,200        10,500
 9.............            13,200        10,500
10.............            11,500        10,100
11.............            10,000        11,400
12.............             6,500        10,100
13.............             5,000         9,000
14.............             4,500         8,500
15 or more......           29,500        33,500


              Source: R.L. Polk & Co.

    AUTOMOTIVE PARTS RETAILERS ARE ATTEMPTING TO DISPLACE TRADITIONAL JOBBERS. We believe that more aftermarket parts are now being sold through the retail channel as these stores begin to serve professional mechanics as well as their traditional retail clients. Given that retailers have conveniently located stores already in place, they have been able to sell fast-moving product lines to the jobber client base by simply adding more inventory coverage, a same-day delivery service, and an overnight emergency order system. The increase in the number of retail outlets, serving a broader market volume (partially offset by a decrease in the number of jobbers), results in a net increase in the number of locations carrying a broader range of replacement parts.

    ENVIRONMENTAL LAWS ARE BECOMING MORE STRINGENT. Environmental pressures have imposed new standards on automobiles manufactured by the OEMs, as well as on existing automobiles. Recently, several states have begun to impose tighter emission controls at the inspection station, requiring otherwise 'clean' vehicles to undergo repair of their emissions systems in order to pass. These tighter emissions controls translate into a higher utilization of jobbers and service bays as these vehicles are forced to conform to tighter regulatory standards. The end result is a greater demand for aftermarket emission parts. In addition, the growth in anti-fluorocarbon legislation has made similar demands on the interior temperature control systems of the average vehicle. United States production of R-12 based refrigerants such as Freon was no longer permitted as of December 31, 1995, which has forced OEMs to replace the system with a recyclable coolant variant. As anti-ozone legislation increases, the average driver will be forced to replace his or her system as well with a variant that is not only more costly, but also requires a lengthy service bay visit.

    BROADER RANGE IN PRICES FOR REPLACEMENT PARTS. Many price conscious consumers have demanded lower prices for quality original equipment replacement parts for their aging cars with a limited remaining life. Aftermarket suppliers responded by supplying multiple versions of the same product at differing price/quality points. Supplying multiple versions of the same product has resulted in lower margins for aftermarket suppliers, and particularly suppliers who do not have the efficient distribution channels and production capabilities needed to handle lower margin sales. This factor is contributing heavily to the consolidation of automotive suppliers. Lower margin products have also made many of the aftermarket supplier products more attractive compared to original equipment supplier products in the replacement market, which may work to increase aftermarket suppliers' share of the automotive replacement parts business. We believe that in order to continue to offer high quality, low cost products it is important to be a large, cost-efficient supplier to the automotive aftermarket.

    VEHICLES ARE COMPRISED OF MORE COMPLEX SYSTEMS, REQUIRING A GREATER SPECIALIZATION OF PARTS. Vehicles are becoming increasingly complex in terms of their electronics, on a content per vehicle basis. While on average these parts have a greater longevity than the electromechanical parts they are replacing, we believe that the sheer volume of parts required and higher average prices per part outweigh any of the negative effects that longevity may have on aftermarket sales. In short, we believe that the more complicated the system, the greater the chance that a replacement part will be needed in some capacity.

    NEW CARS ARE BEING MADE BETTER AND HAVE LONGER WARRANTIES. As new technology makes its way into the interior of cars, it is also entering vehicles in terms of structural materials. New, corrosive-resistant steel and other materials make the average vehicle on the road today less likely to fail structurally, raising the life of the vehicle considerably. Many functional parts are now being designed to last for 100,000 miles of usage. The extension of the average new car warranty evidences the change in durability and quality in the structural and functional components of the vehicles. These longer warranties are likely to keep car owners returning to their dealer for servicing for a longer period of time, thus hurting aftermarket sales.

    GREATER NEED FOR INCREASED REPAIR EXPERTISE AND TECHNOLOGY. Late model domestic cars or imported vehicles require more expertise and technology to repair. As these have become a greater percentage of the vehicles on the road, non-dealer mechanics have had to invest in greater amounts of equipment and training to service them or risk losing business. While import vehicle owners may return more often to their dealer for servicing, we do not believe that this will substantially hurt aftermarket part sales. Non-dealer repair shops have been rapidly investing in technology and expertise to compete effectively with dealers in servicing import cars. The major replacement parts manufacturers have also responded by providing enhanced ongoing training of professional mechanics and telephonic services that assist mechanics in diagnosing repairs and installing parts. In addition, independent manufacturers are designing parts for ease of installation and providing specialty tools to speed the installation process.

                                    BUSINESS

OVERVIEW

    We are a leading independent manufacturer and distributor of replacement parts for motor vehicles in the automotive aftermarket industry. We are organized into two principal operating divisions, each of which focuses on a specific segment of replacement parts. Our Engine Management Division manufactures ignition and emission parts, on-board computers, ignition wires, battery cables and fuel system parts. Our Temperature Control Division manufactures and remanufactures air conditioning compressors, and other air conditioning and heating parts.

    We sell our products primarily to warehouse distributors and large retail chains in the United States, Canada and Latin America. Our European Division sells our products primarily in Europe. Our customers consist of many of the leading warehouse distributors, such as Carquest and NAPA Auto Parts, as well as many of the leading auto parts retail chains, such as Advance Auto Parts and O'Reilly Automotive. We distribute parts under our own brand names, such as Standard, Blue Streak and Four Seasons, and through private labels, such as Carquest and NAPA Auto Parts.

    In 2002, our consolidated net sales were $598.4 million, and our operating income was $25.1 million. The following charts set forth our consolidated net sales by operating division, geographic region and customer group as a percentage of consolidated net sales in 2002:

                                  [PIE CHARTS]

2002 Consolidated Net Sales by  2002 Consolidated Net Sales by   2002 Consolidated Net Sales by
     Operating Division             Geographic Region                  Customer Group

Europe 6%                        Rest of the World 9%            Other 11%

Temperature Control 43%          Canada 5%                       Retail 28%

Engine Manangement 51%           United States 86%               Warehouse Distributions 61%


OUR STRATEGY

    Our goal is to grow revenues and earnings and deliver returns in excess of our cost of capital by providing high quality, low cost replacement parts in the engine management and temperature control automotive aftermarkets. The key elements of our strategy are as follows:

          CAPITALIZE ON THE ACQUISITION OF DANA'S EMG BUSINESS. The acquisition will allow us to combine Dana's EMG Business with our Engine Management Division, thereby creating opportunities to realize cost savings and grow earnings. We intend to integrate Dana's EMG Business into our Engine Management Division within 18 months from the closing of the acquisition, and intend to capitalize on the acquisition in the following ways:

             increase sales in our Engine Management business, through our access to Dana's EMG Business customer base and by strengthening our relationships with our existing customers;

             develop new and improved products to better satisfy the increasing requirements of our customers;

             rationalize manufacturing and distribution facilities to achieve more efficient operations and lower costs for ourselves and our customers;

             consolidate and centralize corporate functions such as sales and marketing, accounting, tax, information systems, human resources, cash management and risk management to eliminate redundant costs;

             improve cost structure by realizing increased economies of scale in the purchasing, processing, production and distribution of our products, including being able to bring new products to market faster and more efficiently by manufacturing more products ourselves, rather than purchasing such products from third parties and then reselling such products to our customers; and

             increase the proportion of our total sales and profits from our Engine Management business which is more stable and predictable than our seasonal Temperature Control business.

          MAINTAIN OUR STRONG COMPETITIVE POSITION IN THE ENGINE MANAGEMENT AND TEMPERATURE CONTROL BUSINESSES. We are one of the leading independent manufacturers serving North America and other geographic areas in our core businesses of Engine Management and Temperature Control. We believe that our success is attributable to our emphasis on product quality, the breadth and depth of our product lines for both domestic and imported automobiles, and our reputation for outstanding customer service, as measured by rapid order turn-around times and high-order fill rates. We believe that the acquisition of Dana's EMG Business will enhance our success in these areas.

          To maintain our strong competitive position in our markets, we remain committed to the following:

             providing our customers with broad lines of high quality engine management and temperature control products, supported by the highest level of customer service and reliability;

             continuing to maximize our production and distribution efficiencies;

             continuing to improve our cost position; and

             focusing further our engineering development efforts.

      We believe our Engine Management Division will be strengthened by the acquisition of Dana's EMG Business, allowing us to offer improved and cost effective existing complimentary products and expand our customer base.

          PROVIDE SUPERIOR CUSTOMER SERVICE, PRODUCT AVAILABILITY AND TECHNICAL SUPPORT. Our goal is to increase sales to existing and new customers by leveraging our skills in rapidly filling orders, maintaining high levels of product availability and providing technical support in a cost-effective manner. In addition, our technically-skilled sales force of approximately 200 sales professionals provides product selection and application support to our customers.

          EVOLVE AND EXPAND OUR PRODUCT LINES. We intend to increase our sales by continuing to develop and expand the range of Engine Management and Temperature Control products that we offer to our customers. We are committed to investing the resources necessary to maintain and expand our technical capability to manufacture multiple product lines that incorporate the latest technologies developed by OEMs in North America and Europe.

          BROADEN OUR CUSTOMER BASE. Our goal is to increase our business by marketing our products more broadly to the distribution businesses of OEMs who sell products to new car dealer service areas.

          IMPROVE OPERATING EFFICIENCY AND COST POSITION. Our management places significant emphasis on improving our financial performance, by achieving operating efficiencies and improving asset utilization, while maintaining product quality and high customer order fill rates. We have a proven track record of managing costs and improving operating efficiency through consolidating redundant functions and realizing cost savings in our business. In 2001, we reduced our inventory level by $57 million while retaining customer fill rates of approximately 93%, and in 2002, we further reduced inventory by an additional $8 million. We intend to continue to improve our operating efficiency and cost position by:

             increasing cost-effective vertical integration in key product lines through internal development;

             focusing on efficient inventory management, including warranty and overstock return management;

             maintaining and improving our cost effectiveness and competitive responsiveness to better serve the automotive aftermarket customer base;

             adopting company-wide programs geared toward manufacturing and distribution efficiency; and

             initiating company-wide overhead and operating expense cost reduction programs, such as closing excess facilities.

          Following an effective integration of Dana's EMG Business into our company, we anticipate realizing additional operating efficiencies, cost savings and improved productivity.

          REDUCE OUR DEBT. Following an initial period during which our cash flows will be used to integrate Dana's EMG Business into our Engine Management Division, we intend to apply any excess cash flow from operations and the management of working capital to reduce our outstanding indebtedness. Further, we believe leveraging our capital expenditures with Dana's EMG Business will enhance our ability to generate increased cash flow for debt reduction.

ACQUISITION HISTORY

    Over recent years, we have pursued an acquisition strategy focused on specific areas in engine management and temperature control, namely:

          the broadening of new product lines;

          the addition of low cost lines within the main areas of our business;

          vertical integration; and

          international expansion.

    Since January 1996, we have acquired 15 businesses. The integration of these businesses has led to improvements in production, distribution and other operating areas and in the quality and depth of our aftermarket product offerings. We believe that our customers have benefited from these acquisitions and our resulting ability to offer a broader portfolio of high quality, cost effective aftermarket products. We intend to draw on our experience integrating these past acquisitions to facilitate the integration of Dana's EMG Business.

    The following table summarizes acquisitions and divestitures we have made since January 1, 1996:

ACQUISITION                             ACQUISITION DATE       LOCATION            BUSINESS OF ACQUIRED COMPANY
-----------                             ----------------       --------            ----------------------------
Sagem, Inc.                                May 2002       Greenville, South   Manufacture and distribution of fuel
(a subsidiary of Johnson Controls)                             Carolina       injectors and other ignition products

Carol Cable Ltd.                          April 2002       Wellingborough,    Manufacture and distribution of
                                                            United Kingdom    ignition leads

Chillair of Texas, Ltd. and Hartle       January 2002     Dallas, Texas and   Distribution of temperature control
Industries                                                  Grand Prairie,    products
                                                                Texas

Automotive Heater Exchange                 July 2000         Massa, Italy     Distribution of temperature control
                                                                              products

Vehicle Air Conditioning Parts           January 2000       United Kingdom    Distribution of temperature control
                                                                              products

Lemark Auto Accessories Limited           April 1999        United Kingdom    Manufacture and distribution primarily
                                                                              of ignition wire and other engine
                                                                              management products

Eaglemotive Corporation                  February 1999    Fort Worth, Texas   Manufacture and distribution of fan
                                                                              clutches and oil coolers

Webcon UK Limited and Injection          January 1999      Two locations in   Manufacture and distribution of
Correction UK Limited                                     the United Kingdom  full-line of engine management
                                                                              products

Temperature control division of           March 1998      Multiple locations  Manufacture and distribution of
Cooper Industries                                           in the United     full-line temperature control products
                                                                States

                                                                                      (table continued on next page)

(table continued from previous page)

ACQUISITION                             ACQUISITION DATE       LOCATION            BUSINESS OF ACQUIRED COMPANY
-----------                             ----------------       --------            ----------------------------
Oxygen sensor manufacturing             September 1997      Wilson, North     Manufacture oxygen sensors
business of AlliedSignal                                       Carolina

Filko Automotive Division of F&B         January 1997     Multiple locations  Manufacture and distribution of
Manufacturing                                               in the United     ignition wire and other engine
                                                                States        management products

Hayden Division of the Equion            December 1996    Corona, California  Assembly and distribution of heavy
Corporation                                                                   duty cooling products

Fibro Friction, Inc. (since divested)      July 1996       Montreal, Canada   Manufacture and distribution of brake
                                                                              parts

Intermotor Holdings Limited                July 1996         Nottingham,      Manufacture and distribution of engine
                                                               England        management products, primarily to the
                                                                              European market

Federal Parts Corporation                February 1996      Dallas, Texas     Manufacture and distribution of
                                                                              ignition wire products

DISPOSITION                             DISPOSITION DATE       LOCATION            BUSINESS OF DISPOSED COMPANY
-----------                             ----------------       --------            ----------------------------
Pik-A-Nut                                 October 1998       Huntington,      General service line
                                                               Indiana

Fuel Pump business                       October 1998     Long Island City,   Manufacture and distribution of fuel
                                                               New York       pumps

Champ/ASL                               September 1998      Edwardsville,     General service line
                                                                Kansas

EIS Brake parts                           March 1998           Berlin,        Manufacture of brake parts
                                                             Connecticut

EIS Brake Manufacturing (EBM)             March 1998       Ontario, Canada    Manufacture of brake parts

Fibro Friction, Inc.                      March 1998       Montreal, Canada   Manufacture and distribution of brake
                                                                              parts

FINANCIAL INFORMATION ABOUT OUR OPERATING DIVISIONS

    The table below shows our consolidated net sales by operating division and by major product group within each division for the three years ended
December 31, 2002 and for the three months ended March 31, 2003. Our three reportable operating divisions are Engine Management, Temperature Control and Europe.

                                                                                                       THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                          MARCH 31,
                                   ---------------------------------------------------------------   ---------------------
                                           2000                    2001              2002                   2003
                                   -------------------  --------------------  --------------------   ---------------------
                                    AMOUNT  % OF TOTAL   AMOUNT   % OF TOTAL   AMOUNT   % OF TOTAL    AMOUNT    % OF TOTAL
                                    ------  ----------   ------   ----------   ------   ----------    ------    ----------
                                                          (DOLLARS IN THOUSANDS)
ENGINE MANAGEMENT:
   Ignition and Emission Parts...  $219,337    36.5%    $218,694     37.0%    $232,511     38.9%     $ 63,267      46.6%
   Wires and Cables..............    59,517     9.9%      58,720      9.9%      63,267     10.6%       13,745      10.1%
   Fuel System Parts.............     9,386     1.6%       8,084      1.4%       7,334      1.2%        1,794       1.3%
                                   --------   ------    --------    ------    --------    ------     --------     ------
TOTAL ENGINE MANAGEMENT..........   288,240    48.0%     285,498     48.3%     303,112     50.7%       78,806      58.0%
                                   --------   ------    --------    ------    --------    ------     --------     ------
TEMPERATURE CONTROL:
   Compressors...................   118,399    19.7%     117,965     19.9%     105,301     17.6%       17,577      13.0%
   Other Air Conditioning
    Parts........................   139,051    23.1%     138,542     23.4%     136,973     22.9%       23,805      17.5%
   Heating Parts.................    13,398     2.2%      13,349      2.3%      12,814      2.1%        4,380       3.2%
                                   --------   ------    --------    ------    --------    ------     --------     ------
TOTAL TEMPERATURE CONTROL........   270,848    45.0%     269,856     45.6%     255,088     42.6%       45,762      33.7%
                                   --------   ------    --------    ------    --------    ------     --------     ------
EUROPE:
   Engine Management Parts.......    32,179     5.4%      26,315      4.4%      26,575      4.4%        8,252       6.1%
   Temperature Control Parts.....     6,131     1.0%       7,134      1.2%       9,453      1.6%        2,288       1.7%
                                   --------   ------    --------    ------    --------    ------     --------     ------
TOTAL EUROPE.....................    38,310     6.4%      33,449      5.6%      36,028      6.0%       10,540       7.8%
                                   --------   ------    --------    ------    --------    ------     --------     ------
All Other........................     3,994     0.6%       2,849      0.5%       4,209      0.7%          617       0.5%
                                   --------   ------    --------    ------    --------    ------     --------     ------
      TOTAL......................  $601,392   100.0%    $591,652    100.0%    $598,437    100.0%     $135,725     100.0%
                                   --------   ------    --------    ------    --------    ------     --------     ------
                                   --------   ------    --------    ------    --------    ------     --------     ------

    The table below shows our operating profit and identifiable assets by operating division for the three years ended December 31, 2002 and for the three months ended March 31, 2003.

                                                    YEAR ENDED DECEMBER 31,                            THREE MONTHS ENDED
                         -------------------------------------------------------------------------         MARCH 31,
                                   2000                       2001                       2002                2003
                         -----------------------  -----------------------  -----------------------  ------------------------
                         OPERATING  IDENTIFIABLE  OPERATING  IDENTIFIABLE  OPERATING  IDENTIFIABLE  OPERATING   IDENTIFIABLE
                          PROFIT       ASSETS      PROFIT       ASSETS      PROFIT      ASSETS       PROFIT        ASSETS
                          ------       ------      ------       ------      ------      ------       ------        ------
                                                     (DOLLARS IN THOUSANDS)
Engine Management.....   $ 37,974     $265,336    $ 26,432     $233,564    $ 41,844     $247,318     $ 9,652     $242,207
Temperature Control...     11,513      224,410       3,624      182,083      10,095      157,343      (2,193)     179,715
Europe................        517       39,321      (1,718)      40,407     (10,464)      30,728        (486)      28,948
All Other.............    (19,293)      20,329     (13,215)      53,375     (16,407)      55,369      (4,645)      63,475
                         --------     --------    --------     --------    --------     --------     -------     --------
      TOTAL...........   $ 30,711     $549,396    $ 15,123     $509,429    $ 25,068     $490,758     $ 2,328     $514,345
                         --------     --------    --------     --------    --------     --------     -------     --------
                         --------     --------    --------     --------    --------     --------     -------     --------

    'All Other' consists of items pertaining to the corporate headquarters function as well as the Canadian business unit that do not meet the criteria of a reportable operating division.

ENGINE MANAGEMENT DIVISION

    BREADTH OF PRODUCTS. In our Engine Management Division, replacement parts for automotive ignition and emission control systems accounted for approximately 47% of our consolidated net sales for the three months ended March 31, 2003 and approximately 39% and 37% of our consolidated net sales in 2002 and 2001, respectively. These parts include distributor caps and rotors, electronic ignition control modules, voltage regulators, coils, switches, sensors and EGR valves. We are a basic manufacturer of many of the ignition parts we market and continue to develop ways of increasing the number of parts we manufacture, rather than purchasing such parts from third parties and then reselling such parts to our customers. We believe our customers benefit from lower prices and improved quality from our manufacturing such parts. These products cover a wide range of applications, from 30-year old vehicles to current models, both domestic and imports, and include passenger cars, light trucks and certain off-road and marine applications.

    We offer products at three different price points under a 'good-better-best' concept. We began offering ignition parts under the 'Standard' brand name that are equal in quality to original equipment parts installed on new vehicles. Soon afterward, we pioneered the concept of offering higher quality parts, sold at premium prices under the 'Blue Streak' brand name, that are significantly better than original equipment. We also offer lower-priced lines under the 'COBRA' brand to compete with lower priced private labels.

    COMPUTER CONTROLLED TECHNOLOGY. Nearly all new vehicles are factory-equipped with computer-controlled engine management systems to control ignition, emission control and fuel injection. These computer-controlled engine management systems, as opposed to the traditional breaker-point ignition systems installed in prior generations of new vehicles, reflect the automobile industry's response to decades of pressure from the government and environmental groups to reduce national fuel consumption and the level of pollutants from auto exhaust. The on-board computers monitor inputs from many types of sensors located throughout the vehicle, and control a myriad of valves, switches and motors to manage engine and vehicle performance. Electronic ignition systems enable the engine to improve fuel efficiency and reduce the level of hazardous fumes in exhaust gases. We are a leading manufacturer and distributor of replacements for these engine management component parts, including remanufactured automotive computers. Electronic control modules and electronic voltage regulators comprised approximately 10% of our total ignition and emission consolidated net sales for the three months ended March 31, 2003 and approximately 12% and 13% of our total ignition and emission consolidated net sales in 2002 and 2001, respectively.

    In 1992, we entered into a 50/50 joint venture in Canada with Blue Streak Electronics, Inc. to rebuild automotive engine management computers and mass air flow sensors. The volume of products produced by the joint venture are sold primarily to us and has positioned us as a key supplier in the growing remanufactured electronics markets. In 1994, we vastly increased our offering of remanufactured computers and instituted a program to offer slower-moving items by overnight shipment from our factory, which has enabled our customers to expand their coverage without increasing inventory investment. The Blue Streak joint venture has further expanded its product range to include computers used in temperature control, anti-lock brake systems and air bags.

    We divide our electronic operations between product design and highly automated manufacturing operations in Orlando, Florida and assembly operations, which are performed in assembly plants in Orlando and Hong Kong.

    Our sales of sensors, valves, solenoids and related parts have increased steadily as automobile manufacturers equip their cars with more complex engine management systems. Government emission laws have been implemented throughout the majority of the United States. The Clean Air Act, as amended in 1990, imposes strict emission control test standards on existing and new vehicles, and remains the preeminent legislation in the area of vehicle emissions. As many states have implemented required inspection/maintenance tests, the Environmental Protection Agency, through its rulemaking ability, has also encouraged both manufacturers and drivers to reduce vehicle emissions. As the Clean Air Act was 'phased in' beginning in 1994, automobiles must now comply with emission standards from the time they are manufactured, and in most states, until the last day they are in use. This law has, and in the future we expect this law and other new government emission laws to have, a positive impact on sales of our ignition and emission controls parts. Vehicles failing these new, more stringent tests have required repairs utilizing parts sold by us.

    WIRE AND CABLE PRODUCTS. Wire and cable parts accounted for approximately 10% of our consolidated net sales for the three months ended March 31, 2003 and approximately 11% and 10% of our consolidated net sales in 2002 and 2001, respectively. These products include ignition (spark plug) wires, battery cables and a wide range of electrical wire, terminals, connectors and tools for servicing an automobile's electrical system.

    The largest component of this product line is the sale of ignition wire sets. We have historically offered a premium brand of ignition wires and battery cables, which capitalize on the market's awareness of the importance of quality. With the growing customer interest in lower-priced products, we introduced a second line of wire and cable products in 1989. This line has steadily expanded to include import coverage, and in 1995 was reintroduced under the Tru-Tech brand name.

    In 1999, we relocated two of our wire and cable operations, one in Dallas, Texas and the other in Bradenton, Florida, to a new facility in Reynosa, Mexico. The Mexican operation focuses on assembly and packaging of the economy wire sets, while our premium line is manufactured at our facility in Edwardsville, Kansas.

TEMPERATURE CONTROL DIVISION

    We manufacture, remanufacture and market a broad line of replacement parts for automotive temperature control systems (air conditioning and heating), primarily under the brand names of Four Seasons, Everco, Factory Air, Trumark, NAPA Auto Parts and Carquest. The major product groups sold by our Temperature Control Division are compressors, other air conditioning parts including small motors, fan clutches, dryers, evaporators, accumulators and hoses, and heating parts, including heater cores and valves. Total sales for our Temperature Control Division accounted for approximately 34% of our consolidated net sales for the three months ended March 31, 2003 and approximately 43% and 46% of our consolidated net sales in 2002 and 2001, respectively.

    A major factor in the Temperature Control Division's business is the federal regulation of chlorofluorocarbon refrigerants. United States legislation phased out the production of domestic R-12 refrigerant (e.g., DuPont's Freon) completely by the end of 1995. As the new law became effective, vehicle air conditioners needing repair or recharge were retrofitted to use the new R-134a refrigerant. New vehicles began to use the new refrigerants in 1993. Installers continue to seek training and certification in the new technology and our Temperature Control Division has taken the lead in providing this training and certification. Additionally, as technological changes necessitate many new automotive parts, as well as new service equipment, in anticipation of the phase-out of chlorofluorocarbon refrigerants, in 1994 we reengineered our compressor line to be able to operate efficiently utilizing either R-12 or R-134a refrigerants, and remain a leader in providing retrofit kits for conversion of R-12 systems.

    In 1998, we exchanged our brake business for the Moog automotive temperature control business of Cooper Industries, which expanded our position in temperature control. The Moog acquisition also expanded our position in the small motor and heater parts markets. In 1999, we acquired Eaglemotive Corporation, a manufacturer of fan clutches and oil coolers. In consolidating these two businesses with our existing operations, we closed three manufacturing facilities and consolidated three distribution sites into one.

EUROPE DIVISION

    In July 1996, we acquired an equity interest in Standard Motor Products
(SMP) Holdings Limited (formerly Intermotor Holdings Limited) located in Nottingham, England. This was our first investment in Europe. During 2002, we acquired the remaining equity interest in SMP Holdings Limited. SMP Holdings Limited manufactures and distributes a broad line of engine management products primarily to customers in Europe. In 1996, we expanded our presence in Europe by opening a European distribution center in Strasbourg, France for temperature control products. A joint venture (Blue Streak-Europe) between SMP Holdings Limited and Blue Streak Electronics was also initiated in 1996, which supplies rebuilt engine computers for the European market.

    Since 1996, we have made a series of smaller acquisitions supplementing both the Engine Management and Temperature Control portions of the business. With respect to the engine management business, in January 1999 we acquired Webcon UK Limited, an assembler and distributor of fuel system components and other engine management and motor sport performance products, and later in 1999 acquired Lemark Auto Accessories, a supplier of wire sets. In January 1999, Blue Streak Europe acquired Injection Correction UK LTD, and in September 2001, it also acquired TRW Inc.'s electronic control unit remanufacturing division, also located in the United Kingdom. In April 2002, the wire business was further expanded by acquiring Carol Cable Limited, a manufacturer and distributor of wire.

    With respect to the Temperature Control portion of the business, following the opening of the distribution center in France, in 1997 we entered into a joint venture with Valeo, SA to rebuild air conditioner compressors for the European market. In addition, in January 2000 we acquired Four Seasons UK Ltd. (formerly Vehicle Air Conditioning Parts Ltd.), a distributor of components for the repair of air conditioning systems. In July 2000, the Temperature Control business was further expanded by purchasing Automotive Heater Exchange SRL in Italy.

    Our European Division accounted for approximately 8% of our consolidated net sales for the three months ended March 31, 2003 and approximately 6% of our consolidated net sales in each of 2002 and 2001. Aftermarket margins are under pressure from original equipment suppliers, while volumes are in a general decline in the ignition and carburetor product lines. The combination has had a negative impact on Engine Management product sales with increasing amounts of underabsorbed overhead. Excluding sales from our 2002 acquisition of Carol Cable, Engine Management sales in Europe have declined to $22.8 million in 2002 from $32.2 million in 2000. We are currently planning on ways of reducing manufacturing costs, including outsourcing products where their respective volumes and margins can be improved by outsourcing. In addition, we have made investments in capital projects to facilitate the sale of products to new original equipment niche customers and the aftermarket. We are also giving preliminary consideration to consolidating certain facilities and reducing costs.

    Unlike European Engine Management sales, European Temperature Control product sales are increasing. Net sales have increased from $6.1 million in 2000 to $9.5 million in 2002, primarily due to growing demand for our European Temperature Control products and acquisitions we have made. To date, our focus has been on product coverage and high customer service levels.

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
Without sacrificing growth, we are giving preliminary consideration to consolidating certain facilities and reducing costs wherever we can.

FINANCIAL INFORMATION ABOUT OUR FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

    We sell our line of products primarily in the United States, with additional sales in Europe, Canada and Latin America. Our sales are substantially denominated in U.S. dollars.

    The table below shows our consolidated net sales by geographic area for the three years ended December 31, 2002 and for the three months ended March 31, 2003:

                                                                            THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,           MARCH 31,
                                           ------------------------------   ------------------
                                             2000       2001       2002            2003
                                             ----       ----       ----            ----
                                                         (DOLLARS IN THOUSANDS)
United States............................  $521,593   $515,322   $512,055        $110,731
Europe...................................    38,310     33,449     36,028          10,540
Canada...................................    27,942     28,811     32,188          10,556
Other Foreign............................    13,547     14,070     18,166           3,898
                                           --------   --------   --------        --------
    Total................................  $601,392   $591,652   $598,437        $135,725
                                           --------   --------   --------        --------
                                           --------   --------   --------        --------

    The table below shows our long-lived assets by geographical area for the three years ended December 31, 2002 and for the three months ended March 31, 2003:

                                                                            THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,           MARCH 31,
                                           ------------------------------   ------------------
                                             2000       2001       2002            2003
                                             ----       ----       ----            ----
                                                         (DOLLARS IN THOUSANDS)
United States............................  $122,825   $118,455   $109,778        $107,565
Europe...................................    17,573     17,301      7,153           6,729
Canada...................................     3,511      2,829      2,450           2,511
Other Foreign............................     1,312      1,101      1,124           1,061
                                           --------   --------   --------        --------
    Total................................  $145,221   $139,686   $120,505        $117,866
                                           --------   --------   --------        --------
                                           --------   --------   --------        --------

SALES AND DISTRIBUTION

    We sell our products under proprietary brand names throughout the United States, Canada, Europe and Latin America. Products are distributed to warehouse distributors, including 15,000 jobber outlets located throughout the United States and Canada. The jobbers sell our products primarily to professional mechanics and to consumers who perform their own automobile repairs. In addition, we sell directly to large auto parts retail chains, such as Advance Auto Parts and O'Reilly Automotive.

    As of March 31, 2003, we sold and serviced our products through a direct sales force of approximately 200 employees and, in some instances, through independent sales representatives.

    We believe that our sales force is the premier direct sales force for our two product lines. We believe the primary reason for this reputation is our high concentration of highly-qualified, well-trained salespeople dedicated to geographic territories, which allows us to provide a level of customer service that we believe is unmatched. The United States sales force is divided into three regions, each with five to six zones and approximately eight salespeople per zone.

    From the outset, we thoroughly train our salespeople both in the function and application of every product line we sell, as well as in proven sales techniques. Customers therefore depend on these salespeople as a reliable source for technical information. We give newly hired salespeople extensive instruction at our training facility in Irving, Texas and have a policy of continuing education that allows our sales force to stay current on troubleshooting and repair techniques, as well as the latest automotive parts and systems technology. We employ a comprehensive

CD-ROM training program that further broadens our capability to provide real-time updated training to our salespeople.

    We generate demand for our products by directing a significant portion of our sales effort to the end-customers' customers (i.e., jobbers and professional mechanics), creating demand through our traditional distribution system. We also conduct instructional clinics, which teach mechanics how to diagnose and repair complex systems related to our products. To help our salespeople to be teachers and trainers, we focus our recruitment efforts on candidates who already have strong technical backgrounds as well as sales experience. We also create demand for our products through the Standard Plus Club. Our Standard Plus Club, a professional service dealer network comprised of approximately 7,900 members, offers technical and business development support and has a technical service telephone hotline which provides diagnostics and installation support. This club is available to any jobber or installer and provides training, special discount programs, on-line diagnostics assistance and logo merchandise.

    In connection with our sales activities, we offer several types of discounts and allowances. We believe these discounts and allowances are a common practice throughout the automotive aftermarket industry. First, we offer cash discounts for paying invoices in accordance with the discounted terms of the invoice. Second, we offer pricing discounts based on volume and different product lines purchased from us. Supplementally, rebates and discounts are provided to customers as advertising and sales force allowances. In addition to the aforementioned discounts and rebates, allowances for warranty and overstock returns are also provided.

CUSTOMERS

    Our customer base is comprised largely of warehouse distributors, jobber outlets, other manufacturers and export customers. In addition to serving our traditional customer base, we have expanded into the retail market by selling to large retail chains such as Advance Auto Parts and O'Reilly Automotive. Our retail channel of distribution has grown significantly from approximately $41 million in consolidated net sales to retailers in 1993 (representing 7% of consolidated net sales), to approximately $138 million in 1997 (representing 26% of consolidated net sales), and to approximately $169 million in 2002 (representing 28% of consolidated net sales). In 1997, we commenced distributing our products through the original equipment service supplier channel, and sold approximately $3 million in consolidated net sales to original equipment service suppliers (representing 0.6% of consolidated net sales), which increased to approximately $23 million in 2002 (representing 3.8% of consolidated net sales).

    Our five largest individual customers accounted for 41% of our consolidated net sales for the three months ended March 31, 2003 and 46% and 44% of our consolidated net sales in 2002 and 2001, respectively. Members of one marketing group represent our largest group of customers and accounted for approximately 15% of our consolidated net sales for the three months ended March 31, 2003, and for 2002 and 2001. One individual member of this marketing group accounted for 12% of our consolidated net sales for the three months ended March 31, 2003 and 13% and 10% of our consolidated net sales for 2002 and 2001, respectively. Recently, we lost AutoZone as a customer for our Temperature Control Division, which had a negative effect on our consolidated net sales for the three months ended March 31, 2003. We estimate that our consolidated net sales in 2003 will decline by approximately $25 million as a result of our losing a majority of AutoZone's business.

    We have in the past and may in the future lose customers or lose a particular product line of a customer. See 'Risk Factors -- We depend on a limited number of key customers, and the loss of any such customer or a material reduction in business from any such customer could have a material adverse effect on our business, financial condition and results of operations' for a more detailed discussion of our risk of losing customers.

COMPETITION

    We are a leading independent manufacturer of replacement parts for the product lines comprising our two principal operating divisions: Engine Management and Temperature Control. We compete primarily on the basis of price, product quality, customer service, product coverage, product availability, order turn-around time and order fill rate. We believe we differentiate ourselves from our competitors primarily through:

          a value-added, knowledgeable sales force;

          extensive product coverage;

          a sophisticated parts cataloguing system; and

          inventory levels sufficient to meet the rapid delivery requirements of customers.

    In the engine management business, we are one of the leading independent manufacturers in the United States. Our significant competitors include Delco Electronics Corporation, Delphi Corporation, Federal-Mogul Corporation, KEM Manufacturing Products, Inc., Robert Bosch Corporation and Wells Manufacturing Corporation (a UIS, Inc. subsidiary).

    Our temperature control business is one of the leading independent producers and distributors of a full line of temperature control products in North America and other geographic areas. Delphi Corporation, Visteon Corporation, AC Delco, Transpro, Inc. and Jordan Automotive Aftermarket, Inc. are some of our key competitors in this market.

    Although we are a leading independent manufacturer of automotive replacement parts with strong brand name recognition, we face substantial competition in all markets that we serve. The automotive aftermarket is highly competitive and our success in the marketplace continues to depend on our ability to offer competitive prices, improved products and expanded offerings in competition with many other suppliers to the aftermarket. Some major manufacturers of replacement parts are divisions of companies having greater financial, marketing and other resources than we do. In addition, automobile manufacturers supply virtually every replacement part sold by us, although these manufacturers generally supply parts only for cars they produce. See 'Risk Factors -- Our industry is highly competitive, and our success depends on our ability to compete with suppliers of automotive aftermarket products, some of which have substantially greater financial, marketing and other resources than we do' for a more detailed discussion of the risks we face in connection with competition in the automotive aftermarket industry.

SEASONALITY

    Historically, our operating results have fluctuated by quarter, with the greatest sales occurring in the second and third quarters of the year, with revenues generally being recognized at the time of shipment. It is in these quarters that demand for our products is typically the highest, specifically in the Temperature Control segment of our business. In addition to this seasonality, the demand for our Temperature Control products during the second and third quarters of the year may vary significantly with the summer weather. For example, a cool summer may lessen the demand for our Temperature Control products, while a hot summer may increase such demand. As a result of this seasonality and variability in demand of our Temperature Control products, our working capital requirements peak near the end of the second quarter, as the inventory build-up of air conditioning products is converted to sales and payments on the receivables associated with such sales have yet to be received. During this period, our working capital requirements are typically funded by borrowings from our revolving credit facility.

    The seasonality of our business offers significant operational challenges in our manufacturing and distribution functions. To limit these challenges and to provide a rapid turnaround time of customer orders, we traditionally offer a pre-season selling program, known as our 'Spring promotion', in which customers are offered a choice of a price discount or longer payment terms. See 'Risk Factors -- Our business is seasonal and is subject to substantial quarterly fluctuations, which impact our quarterly performance and working capital requirements' for a more detailed discussion of the risks related to the seasonality of our business.

WORKING CAPITAL MANAGEMENT

    Automotive aftermarket companies have been under increasing pressure to provide broad SKU (stock keeping unit) coverage in response to parts and brand proliferation. Since 1996, we have made significant changes to the inventory management system to reduce inventory requirements. We launched a new forecasting system in our Engine Management Division that permitted a significant reduction in safety stocks. Our Engine Management Division also introduced a new distribution system in the second half of 1999, which permits pack-to-order systems to be implemented. Such systems permit us to retain slow moving items in a bulk storage state until an order for a specific brand part is received. This system reduces the volume of a given part in inventory and reduces the labor requirements to package and repackage inventory.

    We instituted an aggressive inventory reduction campaign in 2001. We targeted a minimum $30 million inventory reduction in 2001, but exceeded our goal by reducing inventory by $57 million that year. In addition, while reducing inventory levels, we maintained customer service fill rate levels of approximately 93%. In 2002, we further reduced inventory by an additional
$8 million.

    Our inventories are increased as a result of warranty and overstock returns. Many of our products carry a warranty ranging from a 90-day limited warranty to a lifetime limited warranty, which generally covers defects in materials or workmanship and failure to meet industry published specifications. In addition to warranty returns, we also permit our customers to return products to us within customer-specific limits in the event that they have overstocked their inventories. In particular, the seasonality of demand for our Temperature Control Division's products requires that we increase our inventory during the winter season in preparation of the summer selling season and customers purchasing such inventory have the right to make returns. See 'Risk
Factors -- We may incur material losses and significant costs as a result of warranty-related returns by our customers in excess of anticipated amounts' and 'Risk Factors -- Our profitability may be materially adversely affected as a result of overstock inventory-related returns by our customers in excess of anticipated amounts' for more detailed discussions of the risks we face in connection with warranty and overstock returns by our customers.

    In order to better control warranty and overstock return levels, beginning in 2000 we tightened the rules for authorized warranty returns, placed further restrictions on the amounts customers can return and instituted a program so that our management can better estimate potential future product returns. In addition, with respect to our air conditioning compressors, our most significant customer product warranty returns, we established procedures whereby a warranty will be voided if a customer does not follow a twelve step warranty return process.

    Our profitability and working capital requirements have become more seasonal with the increased sales mix of temperature control products. Our working capital requirements peak near the end of the second quarter, as the inventory build-up of air conditioning products is converted to sales and payments on the receivables associated with such sales have yet to be received. These increased working capital requirements are funded by borrowings from our revolving credit facility.

SUPPLIERS

    The principal raw materials purchased by us consist of brass, electronic components, fabricated copper (primarily in the form of magnet and insulated cable), ignition wire, stainless steel coils and rods, aluminum coils and rods, lead, rubber molding compound, thermo-set and thermo plastic molding powders. Additionally, we use components and cores (used parts) in our remanufacturing processes for computerized electronics and air conditioning compressors.

    We purchase many materials in the U.S. open market, but do have a limited number of supply agreements on key components. A number of prime suppliers make these materials available. In the case of cores, we obtain them either from exchanges with customers who return cores when purchasing remanufactured parts, or through direct purchases from a network of core brokers.

    We believe there is an adequate supply of primary raw materials and cores. In order to ensure a consistent, high quality, low cost supply of key components for each product line, we continue to develop our own sources through internal manufacturing capacity.

PRODUCTION AND ENGINEERING

    We engineer, tool and manufacture many of the components for our products, except for some commonly available small component parts from outside suppliers. We also perform our own plastic and rubber molding operations, stamping and machining operations, automated electronics assembly and a wide variety of other processes. In the case of remanufactured components, we conduct our own teardown, diagnostics and rebuilding for computer modules and air conditioning compressors. We have found this level of vertical integration to provide advantages in terms of cost, quality and availability. We intend to selectively continue efforts toward further vertical integration to ensure a consistent quality and supply of low cost components.

    We use the 'just-in-time' cellular manufacturing concept as a major program to lower costs and improve efficiency. The main thrust of 'just-in-time' cellular manufacturing is reducing work-in-process and finished goods inventory, and its implementation reduces the inefficient operations that burden many manufacturing processes. In 2000, we launched a program for the installation of a fully integrated enterprise resource planning (ERP) system. The implementation is expected to be fully completed in 2003 in our Temperature Control Division. At that time, the system will encompass all aspects of the supply chain, including procurement, manufacturing, sales, distribution and finance at all of our Temperature Control facilities. The existing Engine Management information system continues to meet the need of our Engine Management Division and will be the foundation for consolidating Dana's EMG Business.

EMPLOYEES

    As of March 31, 2003, we employed approximately 2,300 people in the United States and 1,000 people in Mexico, Canada, Puerto Rico, Europe and Hong Kong. Of these 3,300 employees, approximately 2,300 are production employees. We operate primarily in non-union facilities and have binding labor agreements with the workers at our two unionized facilities. We have approximately 130 production employees in Edwardsville, Kansas who are covered by a contract with The International Union, United Automobile, Aerospace and Agricultural Implement Workers of America ('UAW') that expires April 4, 2006. As of March 31, 2003, approximately 120 of our production employees in Long Island City, New York are under a UAW contract that expires October 2, 2004. We also have a union relationship in Mexico with an agreement negotiated each year. The current union agreement in Mexico, which covers approximately 260 employees, expires on January 29, 2004. We believe that our facilities are in favorable labor markets with ready access to adequate numbers of skilled and unskilled workers, and we believe our relations with our union and non-union employees are good.

PROPERTIES

    We maintain our executive offices and a manufacturing plant in Long Island City, New York.

    The table below describes our principal physical properties.

                                                                                                       OWNED OR
                                                                                            APPROX.   EXPIRATION
                    STATE OR                                                                SQUARE       DATE
LOCATION             COUNTRY                   PRINCIPAL BUSINESS ACTIVITY                   FEET      OF LEASE
--------             -------                   ---------------------------                   ----      --------
                                                    Engine Management
                                                    -----------------
Orlando                FL       Manufacturing (Ignition)                                     50,640      2007
Edwardsville           KS       Manufacturing and Distribution (Wire)                       355,000     Owned
Wilson                 NC       Manufacturing (Ignition)                                     31,500      2008
Reno                   NV       Distribution (Ignition)                                      67,000     Owned
Long Island City       NY       Administration and Manufacturing (Ignition)                 318,000     Owned
Greenville             SC       Manufacturing (Ignition)                                    181,525     Owned

                                                                                  (table continued on next page)

(table continued from previous page)

                                                                                                       OWNED OR
                                                                                            APPROX.   EXPIRATION
                    STATE OR                                                                SQUARE       DATE
LOCATION             COUNTRY                   PRINCIPAL BUSINESS ACTIVITY                   FEET      OF LEASE
--------             -------                   ---------------------------                   ----      --------
Disputanta             VA       Distribution (Ignition)                                     411,000     Owned
Fajardo            Puerto Rico  Manufacturing (Ignition)                                    114,000      2007
Hong Kong              HK       Manufacturing (Ignition)                                     21,350      2005
Reynosa              Mexico     Manufacturing (Wire)                                         62,500      2004
Nottingham           England    Administration and Distribution (Ignition and Wire)          29,000     Owned
Nottingham           England    Manufacturing (Ignition)                                     46,777     Owned
Nottingham           England    Manufacturing (Ignition)                                     10,000      2012
Wellingborough       England    Manufacturing (Wire)                                         18,500      2017

                                                   Temperature Control
                                                   -------------------
Corona                 CA       Manufacturing and Distribution                               78,200      2008
Lewisville             TX       Administration and Distribution                             415,000      2009
Fort Worth             TX       Manufacturing and Distribution                              204,000     Owned
Fort Worth             TX       Manufacturing and Distribution                              103,000      2004
Grapevine              TX       Manufacturing                                               180,000     Owned
St. Thomas           Canada     Manufacturing                                                40,000     Owned
Strasbourg           France     Administration and Distribution                              16,146      2004
Massa                 Italy     Administration and Distribution                              13,100      2004

                                          Temperature Control/Engine Management
                                          -------------------------------------
Mississauga          Canada     Administration and Distribution (Ignition, Wire,            128,400      2006
                                Temperature Control)
Sunbury at Thames    England    Distribution (Ignition and Temperature Control)              28,095      2007

                                                          Other
                                                          -----
Cumming                GA       Vacated                                                      77,000      2007
Grapevine              TX       Storage                                                      83,125      2004
Irving                 TX       Training Center                                              13,400      2004

    The real property we own in Kansas, Nevada, South Carolina, Virginia and Texas is encumbered by a mortgage or deed of trust, as applicable, in favor of General Electric Capital Corporation, as agent for our secured revolving credit facility. We are currently in discussions with JP Morgan Chase Bank for a new 15-year, $10 million mortgage, which will require us to encumber the real property we own in Long Island City, New York.

LEGAL PROCEEDINGS

    On January 28, 2000, a former significant customer of ours which is currently undergoing a Chapter 7 liquidation in U.S. Bankruptcy Court filed claims against a number of its former suppliers, including us. The claim against us alleged $0.5 million of preferential payments in the 90 days prior to the related Chapter 11 bankruptcy petition. The claim pertaining to the preferential payments was settled for an immaterial amount during the second quarter of 2002. In addition, this former customer seeks $9.4 million from us for a variety of claims including antitrust, breach of contract, breach of warranty and conversion. These latter claims arise out of allegations that this customer was entitled to various discounts, rebates and credits after it filed for bankruptcy. We have purchased insurance with respect to the actions. On August 22, 2002, the court dismissed the antitrust claims. We believe that these remaining matters will not have a material adverse effect on our business, financial condition or results of operations.

    In 1986, we acquired a brake business, which we subsequently sold in March 1998 and which is accounted for as discontinued operations in the accompanying consolidated financial statements. When we originally acquired this brake business, we assumed future liabilities relating to any alleged exposure to asbestos-containing products manufactured by the seller of the acquired brake business. In accordance with the related purchase agreement, we agreed to assume the liabilities for all new claims filed on or after September 1, 2001. Our ultimate exposure will depend upon the number of claims filed against us on or after September 1, 2001 and the amounts paid for indemnity and defense thereof. At December 31, 2001, approximately

100 cases were outstanding for which we were responsible for any related liabilities. At December 31, 2002, the number of cases outstanding for which we were responsible for related liabilities increased to approximately 2,500, which include approximately 1,600 cases filed in December 2002 in Mississippi. We believe that these Mississippi cases filed against us in December 2002 were due in large part to potential plaintiffs accelerating the filing of their claims prior to the effective date of Mississippi's tort reform statute in January 2003, which statute eliminated the ability of plaintiffs to file consolidated cases. At March 31, 2003, approximately 2,700 cases were outstanding for which we were responsible for any related liabilities. To date, the amounts paid for settled claims have been immaterial. We do not have insurance coverage for the defense and indemnity costs associated with these claims. We recorded a liability associated with future settlements through 2052 and recorded an after tax charge of $16.9 million as a loss from discontinued operations during the third quarter of 2002 to reflect such liability. For the year ended December 31, 2002, the total amount of the loss from discontinued operations was $18.3 million.

    We are involved in various other litigation and product liability matters arising in the ordinary course of business. Although the final outcome of any asbestos-related matters or any other litigation or product liability matter cannot be determined, based on our understanding and evaluation of the relevant facts and circumstances, it is our opinion that the final outcome of these matters will not have a material adverse effect on our business, financial condition or results of operations. See 'Risk Factors -- We may be materially adversely affected by asbestos claims arising from products sold by our former brake business, as well as by other product liability claims' for a more detailed discussion of the risks we face in connection with our exposure to asbestos-related claims.

INSURANCE

    We maintain basic liability coverage up to $2 million for automobile liability and general and product liability, and up to $50 million for umbrella liability coverage. We also maintain a $10 million environmental policy to cover our existing facilities, except for one of our facilities which is currently undergoing minor environmental remediation. The environmental remediation costs at such facility are covered by an insurance policy of $3 million, which is subject to a $1.5 million deductible. Historically, we have not experienced casualty losses in any year in excess of our coverage. We have no reason to expect this experience to change, but can offer no assurances that liability losses in the future will not exceed our coverage.

                                   MANAGEMENT

    Our executive officers and directors, and their ages and positions as of March 31, 2003, are:

      EXECUTIVE OFFICERS AND DIRECTORS         AGE                       POSITION
      --------------------------------         ---                       --------
Lawrence I. Sills(4).........................  63    Chairman of the Board, Chief Executive Officer
                                                     and Director
John P. Gethin...............................  54    President and Chief Operating Officer
James J. Burke...............................  47    Vice President Finance, Chief Financial Officer
Joseph G. Forlenza...........................  59    Vice President and General Manager of Engine
                                                     Management Division
Donald E. Herring............................  60    Vice President of Aftermarket Sales
Sanford Kay..................................  60    Vice President of Human Resources and Secretary
Nitin Parikh.................................  63    Vice President of Information Systems
Robert H. Martin.............................  56    Treasurer and Assistant Secretary
Arthur D. Davis(4)...........................  55    Vice Chairman of the Board and Director
Marilyn Fife Cragin..........................  51    Director
Susan F. Davis...............................  54    Director
Robert M. Gerrity(1)(2)(3)...................  65    Director
John L. Kelsey(1)(2)(3)......................  77    Director
Kenneth A. Lehman(1)(2)(3)...................  59    Director
Arthur S. Sills..............................  59    Director
Peter J. Sills...............................  56    Director
Frederick D. Sturdivant(1)(2)(4).............  65    Director
William H. Turner(1)(2)(4)...................  63    Director

---------

(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Corporate Governance Committee.
(4)  Member of the Nominating Committee.

    Lawrence I. Sills has been our Chief Executive Officer and Chairman of the Board since December 2000 and has served as a director since 1986. From 1986 to December 2000, Mr. Sills served as our President and Chief Operating Officer. From 1983 to 1986, Mr. Sills served as our Vice President of Operations. Mr. Sills is the brother of Arthur S. Sills and Peter J. Sills, who are also our directors.

    John P. Gethin has served as our President and Chief Operating Officer since December 2000. From December 1997 to November 2000, Mr. Gethin served as our Senior Vice President of Operations. Since October 1998, he has served as General Manager of our Four Seasons Division (part of our Temperature Control Division). From October 1995 to December 1997, Mr. Gethin was Vice President and General Manager of EIS Brake Parts Division (a former business unit of ours).

    James J. Burke has served as our Vice President Finance, Chief Financial Officer since October 1999. From January 1998 to September 1999, Mr. Burke served as our Director of Finance, Chief Accounting Officer. From March 1993 to December 1997, Mr. Burke served as our Corporate Controller.

    Joseph G. Forlenza has served as Vice President and General Manager of our Engine Management Division since July 1993. From May 1988 to June 1993, Mr. Forlenza served as Vice President and General Manager of our Champ Service Line division (a former business unit of ours).

    Donald E. Herring has served as our Vice President of Aftermarket Sales since January 1993. From January 1990 to December 1992, Mr. Herring served as our National Sales Manager.

    Sanford Kay has served as our Vice President of Human Resources since June 1988 and as our Secretary since May 1993. From January 1987 to June 1988, Mr. Kay served as our Director of Labor Relations.

    Nitin Parikh has served as our Vice President of Information Systems since June 1985. From June 1978 to June 1985, Mr. Parikh served as our Manager of Information Systems.

    Robert H. Martin has served as our Treasurer and Assistant Secretary since October 1999. From April 1993 to October 1999, Mr. Martin served as Controller of our Engine Management Division. From February 1989 to April 1993, Mr. Martin was the Division Controller of Stanric, Inc., our subsidiary.

    Arthur D. Davis has served as our Vice Chairman of the Board since December 2000 and as a director since May 1986. Mr. Davis served as our Vice President of Materials Management from May 1986 to January 1989. Mr. Davis is currently retired. Mr. Davis is the husband of Susan F. Davis, one of our directors.

    Marilyn Fife Cragin has served as a director since October 1995. Ms. Fife Cragin has been an independent consultant since July 2001 and was a practicing psychotherapist for more than 20 years. Ms. Fife Cragin is the sister of Susan
F. Davis.

    Susan F. Davis has served as a director since May 1998. Ms. Davis is the wife of Arthur D. Davis and sister of Marilyn Fife Cragin.

    Robert M. Gerrity has served as a director since July 1996. From 1996 to 2000, Mr. Gerrity served as Chairman and Chief Executive Officer of the Antrim Group, Inc., a venture capital company. Prior to 1996, Mr. Gerrity served as Vice Chairman of New Holland, n.v., an agricultural and construction equipment company. Mr. Gerrity is also a director of the Rimrock Corporation.

    John L. Kelsey has served as a director since 1964. Mr. Kelsey is currently retired. From 1989 to 1994, Mr. Kelsey served as Advisory Director at PaineWebber Inc. Prior to that time, Mr. Kelsey served as Managing Director of PaineWebber Inc. (and its predecessor firms) for more than 30 years.

    Kenneth A. Lehman has served as a director since April 1999. Mr. Lehman has been Managing Director of the KKP Group LLC since April 1999. From 1990 to December 1998, he was the Co-Chairman and Chief Executive Officer of Fel-Pro Incorporated. He is also a director of Gold Eagle Co.

    Arthur S. Sills has served as a director since October 1995. Mr. Sills was an educator and administrator in Massachusetts school districts for 30 years prior to his retirement in 2000.

    Peter J. Sills has served as a director since December 2000. Mr. Sills has been a writer for the past ten years and is also an attorney.

    Fredrick D. Sturdivant has served as a director since December 2001. Mr. Sturdivant has been Chairman of the Tyler Group Inc. since April 2002. Mr. Sturdivant was Chairman of Reinventures LLC from October 2000 to March 2002. From June 1998 to September 2000, he was Executive Managing Director of Strategic Decisions Group/Navigant Consulting. From January 1996 to June 1998, he was President of Index Research and Advisory Services, a subsidiary of Computer Sciences Corporation, and its general management consulting arm, CSC Index.

    William H. Turner has served as a director since May 1990. Mr. Turner has been the Chairman of the Advisory Council of PNC Bank, New Jersey since June 2000. From September 1999 to June 2000, he was the Chairman of PNC Bank, N.A., New Jersey and Northeast Region, and President of PNC from August 1997 to September 1999. He was President and Co-Chief Executive Officer of Franklin Electronic Publishers, Inc. from October 1996 to July 1997. He was the Vice Chairman, Chase Manhattan Bank, and its predecessor, Chemical Banking Corporation, prior to his employment with Franklin Electronics Publishers, Inc., where he currently serves as a director. Mr. Turner is also a director of Volt Information Sciences, Inc. and New Jersey Resources Corporation.

    We intend to comply with all applicable rules promulgated under the Sarbanes-Oxley Act of 2002 and the applicable New York Stock Exchange rules relating to corporate governance matters, including those rules relating to audit committees.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information as of March 31, 2003 with respect to the beneficial ownership of shares of our common stock, by:

          each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock,

          our directors, our chief executive officer during 2002 and each of our other four most highly compensated executive officers during 2002, and all of our executive officers and directors as a group.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL        PERCENTAGE
NAME AND ADDRESS                                              OWNERSHIP(1)        OF CLASS
----------------                                              ------------        --------
Gabelli Asset Management Inc.  .............................   2,368,691(2)        18.65%
  One Corporate Center
  Rye, NY
Lawrence I. Sills(10) ......................................   1,600,333(3)        12.63
  37-18 Northern Boulevard
  Long Island, NY
Marilyn Fife Cragin(11) ....................................   1,588,048(4)        12.59
  37-18 Northern Boulevard
  Long Island City, NY
Arthur D. Davis(12) ........................................   1,451,580(5)        11.49
  37-18 Northern Boulevard
  Long Island City, NY
Peter J. Sills(10) .........................................   1,131,020(6)         9.01
  37-18 Northern Boulevard
  Long Island City, New York
Arthur S. Sills(10) ........................................   1,118,779(7)         8.91
  37-18 Northern Boulevard
  Long Island, NY
Susan F. Davis(11)(12) .....................................   1,082,261(8)         8.57
  37-18 Northern Boulevard
  Long Island City, NY
Dimensional Fund Advisors Inc.  ............................     756,150(9)         6.02
  1299 Ocean Avenue
  Santa Monica, CA
John P. Gethin .............................................      88,667(13)        *
  37-18 Northern Boulevard
  Long Island City, NY
Joseph G. Forlenza .........................................      83,007(14)        *
  37-18 Northern Boulevard
  Long Island City, NY
Donald E. Herring ..........................................      67,272(15)        *
  37-18 Northern Boulevard
  Long Island City, NY
James J. Burke .............................................      61,404(16)        *
  37-18 Northern Boulevard
  Long Island City, NY
John L. Kelsey .............................................      16,770(17)        *
  460 Coconut Palm Road
  Vero Beach, FL
William H. Turner ..........................................      15,742(18)        *
  2 Tower Center Blvd.
  East Brunswick, NJ
                                                             (table continued on next page)

(table continued from previous page)

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL        PERCENTAGE
NAME AND ADDRESS                                              OWNERSHIP(1)        OF CLASS
----------------                                              ------------        --------
Robert M. Gerrity ..........................................      14,742(19)        *
  114 Division Street
  Bellaire, MI
Kenneth A. Lehman ..........................................      10,726(20)        *
  2715 Sheridan Road
  Evanston, IL
Frederick D. Sturdivant ....................................       4,054(21)        *
  8 San Clemente Drive
  Carmel Valley, CA
Directors and officers as a group (18 persons)..............   6,297,993(22)       47.47%

---------

   * Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
 (1) Applicable percentage of ownership is based on 12,558,009 shares of common stock outstanding as of March 31, 2003. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants and our convertible debentures held by that person that are currently exercisable or exercisable within 60 days of March 31, 2003 are deemed outstanding. Regarding our convertible debentures, under Rule 13d-3 of the Exchange Act, these persons must disclose the share amounts they would hold upon conversion of our convertible debentures, even though such conversion has not actually occurred. At March 31, 2003, our convertible debentures were convertible into 31.068 shares of common stock for each $1,000 of convertible debentures converted and the conversion price for our convertible debentures was equivalent to approximately $32.19 per share. Shares subject to options or our convertible debentures, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the shareholder named in the table has sole voting power and sole investment power with respect to the shares set forth opposite such shareholder's name.

      In footnotes 3, 4, 5, 6, 7 and 8, where more than one director of our company is a co-trustee of a trust, co-director of a foundation, or joint purchaser of our convertible debentures, and shares voting power and investment power with another director or directors with respect to a certain number of shares, such shares are counted as being beneficially owned by each director who shares such voting power and investment power. However, in computing the aggregate number of shares owned by directors and officers in footnote 21, these same shares are only counted once.
 (2) The information for Gabelli Asset Management Inc. and certain of its affiliated entities ('Gabelli') is based solely on an amendment to its Schedule 13D, filed with the SEC on December 24, 2002, wherein Gabelli stated that it beneficially owned an aggregate of 2,368,691 shares of our common stock. Gabelli states that it has sole voting power for 2,368,691 shares and has sole investment power for 2,337,691 shares.
 (3)  Includes 979,180 shares of common stock, of which:
      (a) 430,312 shares are held as co-trustee with Arthur S. Sills and Peter J. Sills for which Lawrence I. Sills has shared voting and shared investment power; (b) 435,770 shares are held by the estate of Nathaniel I. Sills, of which Lawrence I. Sills is executor and has sole voting and sole investment power; (c) 4,844 shares of common stock are allocated to Lawrence I. Sills under Standard Motor Products, Inc.'s Employee Stock Ownership Plan (the 'Standard Motor Products ESOP'); (d) 2,812 shares are owned by Mr. Sills's wife; and (e) 114,000 shares of common stock subject to options exercisable within 60 days of March 31, 2003. In his capacity as a trustee and executor and for shares of common stock held by his wife, Mr. Sills disclaims beneficial ownership of the shares which are deemed 'beneficially owned' by him within the meaning of Rule 13d-3 of the Exchange Act.
 (4)  Includes 884,289 shares of common stock, of which:
      (a) 447,187 shares are held as co-trustee with, among others, Arthur D. Davis and Susan F. Davis for which Ms. Fife Cragin

                                              (footnotes continued on next page)

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
(footnotes continued from previous page)

      has shared voting and shared investment power; (b) 104,063 shares are held by the Fife Family Foundation, Inc., of which Ms. Fife Cragin is a director and officer and shares voting power and investment power with, among others, Susan
      F. Davis; (c) 137,270 shares are held by Ms. Fife Cragin as custodian for minor children for which she has sole voting and sole investment power; (d) 52,400 shares are held as co-trustee with Arthur D. Davis for which Ms. Fife Cragin has shared voting and shared investment power; (e) 53,527 shares are deemed beneficially owned by Ms. Fife Cragin in connection with her purchase of our convertible debentures;
      (f) 18,560 shares are held as co-trustee for which she has shared voting and investment power; (g) 9,307 shares are owned by Ms. Fife Cragin's husband; and (h) 61,975 shares are held by Ms. Fife Cragin's husband as trustee for their children. In her capacity as a trustee, director and officer of the foundation, for shares held as custodian for minor children and owned by her spouse, Ms. Fife Cragin disclaims beneficial ownership of such shares so deemed 'beneficially owned' by her within the meaning of Rule 13d-3 of the Exchange Act.
 (5)  Includes 1,364,183 shares of common stock, of which:
      (a) 420,982 shares are held by Arthur D. Davis as trustee for which he has sole voting and sole investment power;
      (b) 52,400 shares are held as co-trustee with Marilyn Fife Cragin for which Mr. Davis has shared voting and shared investment power; (c) 129,835 shares are held as co-trustee with Susan F. Davis for which Mr. Davis has shared voting and shared investment power; (d) 447,187 shares are held as co-trustee with, among others, Marilyn Fife Cragin and Susan
      F. Davis for which Mr. Davis has shared voting and shared investment power; (e) approximately 1,287 shares are deemed beneficially owned by Arthur D. Davis and Susan F. Davis in connection with their purchase of our convertible debentures; (f) approximately 53,527 shares are deemed beneficially owned by Arthur D. Davis and Susan F. Davis in connection with their purchase of our convertible debentures; (g) 57 shares are allocated to Mr. Davis under the Standard Motor Products ESOP; (h) 238,936 shares are owned by Susan F. Davis; and (i) 20,000 shares are held by Mr. Davis that were subject to options exercisable within 60 days of March 31, 2003. In his capacity as a trustee and with regard to the 53,527 shares deemed beneficially owned by Mr. Davis in connection with the conversion of our convertible debentures and the 238,936 shares owned by Susan
      F. Davis, Mr. Davis disclaims beneficial ownership of the shares which are deemed 'beneficially owned' by him within the meaning of Rule 13d-3 of the Exchange Act.
 (6)  Includes 573,374 shares of common stock, of which:
      (a) 430,312 shares are held as co-trustee with Lawrence I. Sills and Arthur S. Sills for which Peter J. Sills has shared voting and shared investment power; and (c) 143,062 shares are held by the Sills Family Foundation, Inc., of which Peter J. Sills is a director and officer and shares voting and investment power with, among others, Arthur S. Sills. In his capacity as a trustee and director and officer of the foundation, Mr. Sills disclaims beneficial ownership of the shares which are deemed 'beneficially owned' by him within the meaning of Rule 13d-3 of the Exchange Act.
 (7)  Includes 573,374 shares of common stock, of which:
      (a) 430,312 shares are held as co-trustee with Lawrence I. Sills and Peter J. Sills for which Arthur S. Sills has shared voting and shared investment power; and (b) 143,062 shares are held by the Sills Family Foundation, Inc., of which Arthur S. Sills is a director and officer and shares voting and investment power with, among others, Peter J. Sills. In his capacity as a trustee and director and officer of the foundation, Mr. Sills disclaims beneficial ownership of the shares which are deemed 'beneficially owned' by him within the meaning of Rule 13d-3 of the Exchange Act.
 (8)  Includes 843,297 shares of common stock, of which:
      (a) 447,187 shares are held as co-trustee with, among others, Marilyn Fife Cragin and Arthur D. Davis for which Ms. Davis has shared voting and shared investment power;
      (b) 104,063 shares are held by the Fife Family Foundation, Inc., of which Ms. Davis is a director and officer and shares voting power and investment power with, among others, Marilyn Fife Cragin; (c) 129,835 shares are held as co-trustee with Arthur D. Davis for which Ms. Davis has shared voting and shared investment power;
      (d) approximately 1,287 shares are deemed beneficially owned by Susan F. Davis and Arthur D. Davis in connection with their purchase of our convertible debentures;
      (e) approximately 53,527 shares are deemed beneficially owned by Susan F. Davis and Arthur D. Davis in connection with their purchase of our convertible debentures;
      (f) 20,000

                                              (footnotes continued on next page)

(footnotes continued from previous page)

      shares held by Mr. Davis that were subject to options exercisable within 60 days of March 31, 2003; and
      (g) 87,398 shares are owned by Arthur D. Davis. In her capacity as trustee, director and officer of the foundation and with regard to the 1,287 shares deemed beneficially owned by Ms. Davis in connection with the conversion of our convertible debentures and the 87,398 shares owned by Arthur
      D. Davis, Ms. Davis disclaims beneficial ownership of the shares so deemed 'beneficially owned' by her within the meaning of Rule 13d-3 of the Exchange Act.
 (9) The information for Dimensional Fund Advisors Inc. ('Dimensional Fund') is based solely on an amendment to its
      Schedule 13G, filed with the SEC on February 10, 2003 ('13G/A'), which states that Dimensional Fund furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (such companies, trusts and accounts are referred to as 'Funds'). In connection with its role as an investment advisor or manager to the Funds, Dimensional Fund claims in its 13G/A to have sole voting and investment power over 756,150 shares of our common stock, but disclaims beneficial ownership of such shares.
(10) Lawrence I. Sills, Arthur S. Sills and Peter J. Sills are brothers.
(11)  Marilyn Fife Cragin and Susan F. Davis are sisters.
(12)  Arthur D. Davis and Susan F. Davis are married.
(13) Includes (a) 1,167 shares of common stock allocated to the account of John P. Gethin under the Standard Motor Products ESOP and (b) 82,000 shares of common stock held by Mr. Gethin which were subject to options exercisable within 60 days of March 31, 2003.
(14) Includes (a) 3,707 shares of common stock allocated to the account of Joseph G. Forlenza under the Standard Motor Products ESOP; (b) 66,800 shares of common stock held by Mr. Forlenza which were subject to options exercisable within 60 days of March 31, 2003; and (c) 2,500 shares of common stock owned by Mr. Forlenza's wife, of which Mr. Forlenza disclaims 'beneficial ownership' of such shares within the meaning of Rule 13d-3 of the Exchange Act.
(15) Includes (a) 2,871 shares of common stock allocated to the account of Donald E. Herring under the Standard Motor Products ESOP and (b) 60,000 shares of common stock held by Mr. Herring which were subject to options exercisable within 60 days of March 31, 2003.
(16) Includes (a) 3,154 shares of common stock allocated to the account of James J. Burke under the Standard Motor Products ESOP and (b) 53,250 shares of common stock held by Mr. Burke which were subject to options exercisable within 60 days of March 31, 2003.
(17) Includes 11,000 shares of common stock held by John L. Kelsey which were subject to options exercisable within 60 days of March 31, 2003.
(18) Includes 11,000 shares of common stock held by William H. Turner which were subject to options exercisable within 60 days of March 31, 2003.
(19) Includes 11,000 shares of common stock held by Robert M. Gerrity which were subject to options exercisable within 60 days of March 31, 2003.
(20) Includes 6,000 shares of common stock held by Kenneth A. Lehman which were subject to options exercisable within 60 days of March 31, 2003.
(21) Includes 2,000 shares of common stock held by Frederick D. Sturdivant which were subject to options exercisable within 60 days of March 31, 2003.
(22) All of our officers and directors as a group have 601,050 shares, which were subject to options that are exercisable within 60 days of March 31, 2003, 23,475 shares allocated to all officers under the Standard Motor Products ESOP and approximately 108,341 shares of common stock in connection with the purchase of our convertible debentures.

                          DESCRIPTION OF CAPITAL STOCK

    We are currently authorized by our Restated Certificate of Incorporation, as amended, to issue up to:

          30,000,000 shares of common stock, par value $2.00 per share, and

          500,000 shares of preferred stock, par value $20.00 per share, of which 30,000 shares of preferred stock have been designated as Series A participating preferred stock, par value $20.00 per share, and reserved for future issuance upon exercise of rights under our Rights Agreement (as described below).

    As of March 31, 2003, there were 12,558,009 shares of common stock outstanding and no shares of preferred stock outstanding. At June 18, 2003, we had 504 holders of record.

    The statements under this caption are brief summaries of material provisions of (1) our Restated Certificate of Incorporation, as amended, (2) our Restated By-laws, (3) the Indenture, dated as of July 26, 1999, between us and HSBC Bank USA, as trustee, and (4) the Rights Agreement, dated as of February 15, 1996, between us and Registrar & Transfer Co., as rights agent. Such summaries do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, such documents.

COMMON STOCK

    Holders of our common stock are entitled to one vote per share on all matters on which holders of common stock are entitled to vote. The holders of shares of our common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors, and the remaining holders will not be able to elect any directors. Subject to the rights of the holders of any shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may from time to time be declared by our board of directors out of funds legally available therefor. Our current policy is to pay dividends on a quarterly basis. Our credit agreement with General Electric Capital Corporation, as agent, in connection with our revolving credit facility will permit dividends and distributions by us, provided specific conditions are met. Such conditions include:

          no default or event of default exists under the credit agreement or would result from such dividend distribution;

          we will not have paid dividends in an amount greater than $9 million in any 12-month period; and

          we will have excess borrowing availability as determined under the credit agreement of not less than $15.25 million or 5% of the total credit facility (whichever is greater) for our prior fiscal quarter.

    Holders of our common stock have no pre-emptive, conversion, redemption, subscription or similar rights. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of shares of our common stock are entitled to share ratably in our assets that are legally available for distribution, if any, remaining after the payment or provision for the payment of all of our debts and other liabilities and the payment of any preferential amount due to the holders of shares of any series of preferred stock. All of the outstanding shares of our common stock are fully paid and non-assessable.

    The transfer agent for our common stock is Registrar and Transfer Co.

PREFERRED STOCK

    Our Restated Certificate of Incorporation authorizes our board of directors to issue from time to time up to 500,000 shares of preferred stock in one or more series and to establish and fix the number of shares of such series and the relative rights, preferences and limitations of each series. Preferred stock, if issued, will rank senior to our common stock as to dividends and liquidation preference and could decrease the amount of earnings and assets available for distribution to holders of our common stock. The issuance of the preferred stock may have the effect of delaying, deterring or preventing a change in control of us and may adversely affect the rights of holders of our common stock. Preferred stock, upon issuance, against full payment of the purchase price therefor, will be fully paid and non-assessable. As of March 31, 2003, no shares of preferred stock were outstanding. However, 30,000 shares of preferred stock have been reserved for issuance as Series A participating preferred stock upon exercise of certain rights under our Rights Agreement.

CONVERTIBLE DEBENTURES

    On July 26, 1999, we issued convertible debentures in the aggregate principal amount of $90 million under an Indenture between us and HSBC Bank USA, as trustee. The convertible debentures bear interest at the rate per annum of 6.75% and will mature on July 15, 2009. The convertible debentures are general unsecured subordinated obligations. We pay the interest due on the convertible debentures every six months, on January 15 and July 15. The convertible debentures are convertible at the option of the holder at anytime into shares of our common stock. If so converted, the holder will receive 31.0680 shares of our common stock for each $1,000 of convertible debentures that are converted (equivalent to a conversion price of approximately $32.19 per share). The number of shares of our common stock to be issued upon conversion of the convertible debentures is subject to adjustments, including, among others:

          dividends and other distributions payable in common stock on shares of our capital stock;

          the issuance of certain rights, options or warrants to all holders of our common stock that entitles them, as of a specified record date, to subscribe for or purchase our common stock at less than the then current market price of our common stock; and

          subdivisions, combinations and reclassifications of our common stock.

We may redeem the convertible debentures at our option, at any time on or after July 15, 2004, in whole or in part, at a redemption price of 103.375% in 2004, 102.700% in 2005, 102.025% in 2006, 101.350% in 2007, 100.675% in 2008 and 100%
of the principal amount on July 15, 2009, in each case together with accrued interest to the redemption date. We also may repurchase the convertible debentures at the option of the holders upon a change of control at a purchase price equal to 101% of the aggregate principal amount of the convertible debentures on their date of purchase, plus accrued interest, if any.

RIGHTS AGREEMENT

    On January 17, 1996, our board of directors declared a dividend of one preferred share purchase right, which we refer to as a 'right,' for each outstanding share of our common stock. The dividend was payable on March 1, 1996 to the shareholders of record as of February 15, 1996. All shares of our common stock issued subsequently also include these rights. Under certain conditions, each right may be exercised to purchase from us one one-thousandth of a share of Series A participating preferred stock at a price of $80.00 per one one-thousandth of a share of Series A participating preferred stock, subject to adjustment.

    Our Restated Certificate of Incorporation provides that holders of Series A participating preferred stock will be entitled to 1,000 votes per share of Series A participating preferred stock, to a minimum preferential quarterly dividend payment of $10.00 per share and to an aggregate dividend per share of 1,000 times the aggregate dividend declared per share of common stock. Dividends on the Series A participating preferred stock are cumulative. Further, holders of Series A participating preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. In addition, holders of Series A participating preferred stock will be entitled to vote together as a class to elect two directors to our board of directors whenever dividends payable on Series A participating preferred stock are in default.

    The rights are exercisable only if, without the prior written consent of our board of directors, a person or group acquires, or announces a tender offer to acquire, 20% or more of the outstanding shares of our common stock. In addition, if we are acquired in a merger or other business combination, or if 50% or more of our consolidated assets or earning power is sold after a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of our common stock, each right (other than rights beneficially owned by the acquiring person (which will thereafter be void)) will entitle its holder to purchase, at the right's then current exercise price, a number of shares of equity securities of the acquiring company having a market value of two times the exercise price of the right. The rights are redeemable at our option at any time prior to a person or group acquiring 20% or more of the outstanding shares of our common stock at a purchase price of one-tenth of one percent per right. The rights may be exchanged by us, in whole or in part, at any time after a person or group acquires 20% or more of the outstanding shares of our common stock, but before such person or group acquires 50% or more of the outstanding shares of our common stock, at an exchange ratio of one share of common stock, or one one-thousandth of a share of preferred stock, per right, subject to adjustment. Until a right is exercised, the holder of such right has none of the rights of our shareholders, including the right to vote or to receive dividends. The rights expire on February 28, 2006, unless extended by us or unless the rights have been earlier redeemed or exchanged.

    The rights are designed to protect and maximize the value of the outstanding shares of our common stock in the event of an unsolicited attempt by a person or entity to acquire us in a manner or on terms not approved by our board of directors. The rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except an offer conditioned upon the negation, purchase or redemption of the rights.

NEW YORK BUSINESS CORPORATION LAW

    We are subject to Section 912 of the Business Corporation Law of New York, which prohibits certain 'business combinations' (as defined in Section 912 generally to include mergers, sales and leases of assets, issuances of securities and similar transactions) by us or one of our subsidiaries with an 'interested shareholder' (as defined in Section 912 and as applied to us this generally means any person or entity, other than us or any of our subsidiaries, that (1) beneficially owns, directly or indirectly, 20% or more of our outstanding voting stock or (2) is an affiliate or associate of us and was, at any time within five years prior to the date of the proposed business combination, the beneficial owner, directly or indirectly, of 20% or more of our outstanding voting stock) for five years after the person or entity becomes an interested shareholder, unless (a) our board of directors shall have approved the transaction before the person became an interested shareholder, or (b) the business combination is approved by the holders of our outstanding voting stock, excluding shares held by the interested shareholder, five years after such interested shareholder's acquisition.

    In addition, Article 16 of the Business Corporation Law of New York requires that any offeror making a takeover bid for a New York corporation file with the New York Attorney General, as soon as practicable on the date of commencement of the takeover bid, a registration statement containing specified details regarding the proposed takeover. The Business Corporation Law of New York also contains provisions permitting directors taking action (including action relating to a change in control) to consider employees, retirees, customers, creditors and the community, and preventing New York corporations from paying 'greenmail' without a shareholder vote. These statutory provisions may have the effect of delaying, deterring or preventing a future takeover or change in control of us, unless such takeover or change in control is approved by our board of directors.

RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BY-LAWS

    In addition to the rights discussed above, our Restated Certificate of Incorporation, as amended, and Restated By-laws include other provisions that are intended to enhance the likelihood of continuity and stability in our ownership and that may have the effect of delaying, deterring or preventing a future takeover or change in control of us without approval from our board of directors. Pursuant to our Restated Certificate of Incorporation, as amended, prior to:

          any merger or consolidation of us or any of our subsidiaries with or into any other corporation;

          any sale, lease, exchange or other disposition by us or any of our subsidiaries of all or substantially all of our or such subsidiaries' assets to any other corporation, person or entity; or

          any purchase, lease or other acquisition by us, or any of our subsidiaries, of any assets and/or securities from any other corporation, person or entity, whereby, in connection with such purchase, lease or other acquisition, we were to issue our voting securities or the voting securities of any of our subsidiaries, including any securities convertible into our voting securities or options, warrants or rights to purchase our voting securities;

and, if as of the record date for determination of shareholders entitled to notice and to vote on any of the transactions described in the bullets above:

          such corporation, person or entity is the other party to any of the transactions listed above and is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of any class of our shares entitled to vote on such transaction;

then, in order to consummate such transaction, we would be required to get the affirmative vote of the holders of our shares, determined as of a specified record date, of:

          at least 75% of the remaining outstanding shares of each class of our capital stock entitled to vote in an election of directors; and

          at least a majority of the outstanding shares of each class of our capital stock entitled to vote in elections of directors, excluding those which are, as determined by the board of directors, directly or indirectly beneficially owned by the other corporation, person or entity to the transaction.

To repeal or amend the provisions of our Restated Certificate of Incorporation, as amended, outlined above requires a vote of at least 75% of the outstanding shares of each class of our capital stock.

    Our Restated Certificate of Incorporation, as amended, and Restated By-laws also provide that any director may be removed at any time, without cause, by the affirmative vote at any shareholders' meeting of the holders of at least 75% of the outstanding shares of each class of our capital stock entitled to vote at such meeting.

                                  UNDERWRITING

    The Company and the underwriters for this offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

                                                              Number of
          Underwriters                                         Shares
          ------------                                         ------
    Goldman, Sachs & Co. ...................................  3,737,500
    Morgan Stanley & Co. Incorporated ......................  2,012,500
                                                              ---------
        Total...............................................  5,750,000
                                                              ---------
                                                              ---------

    The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 862,500 shares from the Company to cover these sales. They may exercise this option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                    Paid by the Company                       No Exercise   Full Exercise
                    -------------------                       -----------   -------------
Per Share...................................................  $     0.63     $     0.63
Total.......................................................  $3,622,500     $4,165,875

    Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.378 per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.100 per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

    The Company and its officers and directors have agreed with the underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of its common stock, or any options or warrants to purchase any shares of its common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of its common stock, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which it or such officer or director, as the case may be, has beneficial ownership within the rules and regulations of the SEC, during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans or to any existing pledges of common stock.

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. 'Covered' short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the Company in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. 'Naked' short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act
2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

    The securities may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

    The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,300,000.

    The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, commercial or investment banking services to the Company, for which they have in the past received, and may in the future receive, customary fees. Goldman, Sachs & Co. has provided us with financial advisory services in connection with the acquisition of Dana's EMG Business, for which they will receive customary fees.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. As permitted by the rules and regulations of the SEC, this prospectus omits some information contained in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, you should refer to the registration statement and to its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other document are not necessarily complete. You should refer in each instance to the copy of the agreement or other document filed or incorporated by reference as an exhibit to the registration statement, each such statement being qualified in all respects by the document to which it refers. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

    You can read the registration statement and the exhibits and schedules filed with the registration statement or our annual, quarterly and special reports, proxy statements or other information we have filed with the SEC, at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference services. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This prospectus is part of the registration statement that we filed with the SEC. The SEC permits us to incorporate by reference the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below filed by us with the SEC:

          our Annual Report on Form 10-K for the year ended
          December 31, 2002, filed on March 31, 2003, excluding our
          (i) consolidated annual financial statements and the related independent auditors' report dated February 24, 2003, which have been superceded by the consolidated annual financial statements included herein, which financial statements give retroactive effect to the adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections, and
          (ii) Management's Discussion and Analysis of Financial Condition and Results of Operations;

          our Current Report on Form 8-K, filed on February 10, 2003;

          our Quarterly Report on Form 10-Q for the quarter ended
          March 31, 2003, filed on May 15, 2003;

          our Proxy Statement on Schedule 14A, filed April 22, 2003, for our annual meeting of shareholders held on May 22, 2003;

          the description of our common stock contained in our registration statement on Form 8-A (File No. 001-04743), filed on April 11, 1996; and

          the description of our preferred stock purchase rights contained in our registration statement on Form 8-A (File No. 001-04743), filed on March 1, 1996, and amended on April 11, 1996.

    In addition, all reports and other documents we subsequently file pursuant to Section 12, 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the initial filing of the registration statement and until the time that we sell all the securities described in this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. Any statement contained in a previously filed document incorporated by reference in this prospectus is modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus is modified or superseded to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Only the modified or superseded statement shall constitute a part of this prospectus.

    You may request a copy of these filings, other than their exhibits, at no cost, by oral or written request to: Standard Motor Products, Inc., 37-18 Northern Boulevard, Long Island City, New York 11101, Attention: James J. Burke, Vice President Finance, Chief Financial Officer, (718) 392-0200.

                            VALIDITY OF COMMON STOCK

    The validity of our common stock offered in this offering will be passed upon for us by Kelley Drye & Warren LLP, New York, New York, and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

                                    EXPERTS

    Our audited consolidated financial statements at December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The audited combined financial statements of Dana's EMG Business as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE NO.
STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES                --------
CONSOLIDATED ANNUAL FINANCIAL STATEMENTS (Audited)
Independent Auditors' Report................................     F-2
Consolidated Statements of Operations for the years ended
  December 31, 2000, 2001 and 2002..........................     F-3
Consolidated Balance Sheets as of December 31, 2001 and
  2002......................................................     F-4
Consolidated Statements of Cash Flows for the years ended
  December 31, 2000, 2001 and 2002..........................     F-5
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 2000, 2001 and 2002......     F-6
Notes to Consolidated Annual Financial Statements...........     F-7

CONDENSED CONSOLIDATED QUARTERLY FINANCIAL STATEMENTS
  (Unaudited)
Condensed Consolidated Statements of Operations and Retained
  Earnings for the three months ended March 31, 2002 and
  2003......................................................    F-30
Condensed Consolidated Balance Sheets as of December 31,
  2002 and March 31, 2003...................................    F-31
Condensed Consolidated Statements of Cash Flows for the
  three months ended March 31, 2002 and 2003................    F-32
Notes to Condensed Consolidated Quarterly Financial
  Statements................................................    F-33

DANA CORPORATION'S ENGINE MANAGEMENT GROUP
COMBINED ANNUAL FINANCIAL STATEMENTS (Audited)

Report of Independent Accountants...........................    F-42
Combined Statements of Operations for the years ended
  December 31, 2000, 2001 and 2002..........................    F-43
Combined Balance Sheets as of December 31, 2001 and 2002....    F-44
Combined Statements of Cash Flows for the years ended
  December 31, 2000, 2001 and 2002..........................    F-45
Combined Statements of Changes in Combined Equity for the
  years ended December 31, 2000, 2001 and 2002..............    F-46
Notes to Combined Annual Financial Statements...............    F-47

CONDENSED COMBINED QUARTERLY FINANCIAL STATEMENTS
  (Unaudited)
Condensed Combined Statements of Operations for the three
  months ended March 31, 2002 and 2003......................    F-62
Condensed Combined Balance Sheets as of December 31, 2002
  and March 31, 2003........................................    F-63
Condensed Combined Statements of Cash Flows for the three
  months ended March 31, 2002 and 2003......................    F-64
Notes to Condensed Combined Quarterly Financial
  Statements................................................    F-65

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Standard Motor Products, Inc.:

We have audited the consolidated balance sheets of Standard Motor Products, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Standard Motor Products, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company adopted Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products), as of January 1, 2002. As described in Note 6, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Also as described in Note 1, these consolidated financial statements have been revised to account for the loss on early extinguishment of debt in accordance with Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which was adopted by the Company as of January 1, 2003.

                                                                    /s/ KPMG LLP

New York, New York
February 24, 2003

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             YEARS ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         2000          2001          2002
                                                         ----          ----          ----
                                                           (DOLLARS IN THOUSANDS, EXCEPT
                                                                  PER SHARE DATA)
Net sales (Note 7)..................................  $   601,392   $   591,652   $   598,437
Cost of sales.......................................      438,691       452,597       440,893
                                                      -----------   -----------   -----------
    Gross profit....................................      162,701       139,055       157,544
Selling, general and administrative expenses........      131,990       123,932       129,142
Goodwill impairment charge (Note 6).................           --            --         3,334
                                                      -----------   -----------   -----------
    Operating income................................       30,711        15,123        25,068
Other income (expense), net (Notes 3 and 14)........          450         2,763         3,187
Interest expense....................................       18,910        21,202        14,244
                                                      -----------   -----------   -----------
    Earnings (loss) from continuing operations
      before taxes..................................       12,251        (3,316)       14,011
Provision for income taxes (Note 15)................        2,522          (831)        7,920
                                                      -----------   -----------   -----------
    Earnings (loss) from continuing operations......        9,729        (2,485)        6,091
Loss from discontinued operations, net of tax of
  $6,099 (Note 18)..................................           --            --       (18,297)
                                                      -----------   -----------   -----------
Earnings (loss) before cumulative effect of
  accounting change.................................        9,729        (2,485)      (12,206)
Cumulative effect of accounting change, net of tax
  of $2,473 (Note 6)................................           --            --       (18,350)
                                                      -----------   -----------   -----------
    Net earnings (loss).............................  $     9,729   $    (2,485)  $   (30,556)
                                                      -----------   -----------   -----------
                                                      -----------   -----------   -----------
Net earnings (loss) per common share -- Basic:
    Earnings from continuing operations.............  $      0.82   $     (0.21)  $      0.51
    Discontinued operations.........................           --            --         (1.54)
    Cumulative effect of accounting change..........           --            --         (1.54)
                                                      -----------   -----------   -----------
Net earnings (loss) per common share -- Basic.......  $      0.82   $     (0.21)  $     (2.57)
                                                      -----------   -----------   -----------
                                                      -----------   -----------   -----------
Net earnings (loss) per common share -- Diluted:
    Earnings from continuing operations.............  $      0.81   $     (0.21)  $      0.51
    Discontinued operations.........................           --            --         (1.52)
    Cumulative effect of accounting change..........           --            --         (1.53)
                                                      -----------   -----------   -----------
Net earnings (loss) per common share -- Diluted.....  $      0.81   $     (0.21)  $     (2.54)
                                                      -----------   -----------   -----------
                                                      -----------   -----------   -----------
Average number of common shares.....................   11,933,774    11,774,591    11,914,968
                                                      -----------   -----------   -----------
                                                      -----------   -----------   -----------
Average number of common shares and dilutive common
  shares............................................   11,974,341    11,830,737    12,008,496
                                                      -----------   -----------   -----------
                                                      -----------   -----------   -----------

          See accompanying notes to consolidated financial statements.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2002
                                                                 ----         ----
                                                              (DOLLARS IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
                           ASSETS
CURRENT ASSETS:
    Cash and cash equivalents...............................   $  7,496     $  9,690
    Marketable securities...................................         --        7,200
    Accounts receivable, less allowances for discounts and
      doubtful accounts of $4,362 and $4,882 in 2001 and
      2002, respectively (Notes 3 and 8)....................    117,965      117,644
    Inventories (Notes 4 and 8).............................    177,291      174,785
    Deferred income taxes (Note 15).........................     12,316       12,213
    Prepaid expenses and other current assets...............     13,881        6,828
                                                               --------     --------
            Total current assets............................    328,949      328,360
                                                               --------     --------
Property, plant and equipment, net (Notes 5 and 8)..........    101,646      103,822
                                                               --------     --------
Goodwill, net (Note 6)......................................     38,040       16,683
                                                               --------     --------
Other assets (Notes 7 and 12)...............................     40,794       41,893
                                                               --------     --------
            Total assets....................................   $509,429     $490,758
                                                               --------     --------
                                                               --------     --------
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Notes payable (Note 8)..................................   $  4,075     $  3,369
    Current portion of long-term debt (Note 8)..............      1,784        4,108
    Accounts payable........................................     26,110       35,744
    Sundry payables and accrued expenses....................     41,968       39,723
    Accrued customer returns................................     18,167       16,341
    Payroll and commissions.................................      8,489       12,143
                                                               --------     --------
            Total current liabilities.......................    100,593      111,428
                                                               --------     --------
Long-term debt (Notes 8 and 9)..............................    200,066      169,440
                                                               --------     --------
Postretirement medical benefits and other accrued
  liabilities (Notes 12
  and 13)...................................................     23,083       30,414
                                                               --------     --------
Accrued asbestos liabilities................................         --       25,595
                                                               --------     --------
Commitments and contingencies (Notes 8, 10, 11, 12, 13 and
  18) Stockholders' equity (Notes 8, 9, 10, 11 and 12):
    Common Stock -- par value $2.00 per share:
        Authorized 30,000,000 shares, issued and outstanding
          11,823,650 and 11,957,009 in 2001 and 2002,
          respectively......................................     26,649       26,649
    Capital in excess of par value..........................      1,877        1,764
    Retained earnings.......................................    183,532      148,686
    Accumulated other comprehensive loss....................     (3,722)      (2,581)
                                                               --------     --------
                                                                208,336      174,518
Less: Treasury stock -- at cost (1,500,826 and 1,367,467
  shares in 2001 and 2002, respectively)....................     22,649       20,637
                                                               --------     --------
            Total stockholders' equity......................    185,687      153,881
                                                               --------     --------
            Total liabilities and stockholders' equity......   $509,429     $490,758
                                                               --------     --------
                                                               --------     --------

          See accompanying notes to consolidated financial statements.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       2001       2002
                                                                ----       ----       ----
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net earnings (loss).....................................  $  9,729   $ (2,485)  $(30,556)
    Adjustments to reconcile net earnings (loss) to net cash
      provided by (used in) operating activities:
        Depreciation and amortization.......................    18,922     18,909     16,128
        Gain on disposal of property, plant & equipment.....       (99)      (265)       (97)
        Equity income from joint ventures...................      (702)      (844)      (352)
        Employee stock ownership plan allocation............     1,032        713      1,230
        Tax benefit related to employee stock options.......        --         48         80
        Increase (decrease) in deferred income taxes........      (897)    (3,628)     2,550
        Cumulative effect of accounting change..............        --         --     18,350
        Loss from discontinued operations...................        --         --     18,297
        Goodwill impairment charge..........................        --         --      3,334
    Change in assets and liabilities, net of effects from
      acquisitions:
        Decrease in accounts receivable, net................    14,793     13,296      1,302
        (Increase) decrease in inventories..................   (44,666)    56,966      7,996
        Decrease (increase) in prepaid expenses and other
          current assets....................................       388     (1,821)     7,485
        Decrease (increase) in other assets.................     4,312     (4,948)    (4,307)
        (Decrease) increase in accounts payable.............    14,413    (30,502)     9,152
        Decrease in sundry payables and accrued expenses....   (16,360)    (8,774)    (3,215)
        (Decrease) increase in other liabilities............    (1,818)     3,524     12,806
                                                              --------   --------   --------
            Net cash provided by (used in) operating
              activities....................................      (953)    40,189     60,183
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from the sale of property, plant and
      equipment.............................................       657        652        520
    Capital expenditures, net of effects from
      acquisitions..........................................   (16,652)   (13,740)    (7,598)
    Payments for acquisitions, net of cash acquired.........    (2,718)    (1,069)   (19,855)
                                                              --------   --------   --------
            Net cash used in investing activities...........   (18,713)   (14,157)   (26,933)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net borrowings (repayments) under line-of-credit
      agreements............................................    36,285     71,935    (31,246)
    Issuance of long-term debt..............................        --         --      5,419
    Payments of other long-term debt........................   (29,119)   (93,601)    (3,181)
    Proceeds from exercise of employee stock options........        --        473        589
    Purchase of treasury stock..............................   (14,345)        --         --
    Dividends paid..........................................    (4,324)    (4,236)    (4,290)
                                                              --------   --------   --------
            Net cash used in financing activities...........   (11,503)   (25,429)   (32,709)
                                                              --------   --------   --------
Effect of exchange rate changes on cash.....................    (1,512)      (806)     1,653
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........   (32,681)      (203)     2,194
CASH AND CASH EQUIVALENTS at beginning of year..............    40,380      7,699      7,496
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS at end of year....................  $  7,699   $  7,496   $  9,690
                                                              --------   --------   --------
                                                              --------   --------   --------
Supplemental disclosure of cash flow information:
    Cash paid during the year for:
        Interest............................................  $ 18,943   $ 17,403   $ 14,362
                                                              --------   --------   --------
                                                              --------   --------   --------
        Income taxes........................................  $  2,776   $  2,792   $  1,549
                                                              --------   --------   --------
                                                              --------   --------   --------

          See accompanying notes to consolidated financial statements.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

                                                                                ACCUMULATED
                                                      CAPITAL IN                   OTHER
                                            COMMON     EXCESS OF    RETAINED   COMPREHENSIVE   TREASURY
                                             STOCK     PAR VALUE    EARNINGS   INCOME (LOSS)    STOCK      TOTAL
                                             -----     ---------    --------   -------------    -----      -----
                                                                    (DOLLARS IN THOUSANDS)
  BALANCE AT DECEMBER 31, 1999...........   $26,649      $2,957     $184,848      $   714      $(11,650)  $203,518
  Comprehensive Income:
      Net earnings.......................                              9,729                                 9,729
      Foreign currency translation
        adjustment.......................                                          (1,305)                  (1,305)
                                                                                                          --------
          Total comprehensive
            income.......................                                                                    8,424
  Cash dividends paid....................                             (4,324)                               (4,324)
  Employee Stock Ownership Plan..........                  (416)                                  1,448      1,032
  Purchase of treasury stock.............                                                       (14,345)   (14,345)
                                            -------      ------     --------      -------      --------   --------
  BALANCE AT DECEMBER 31, 2000...........    26,649       2,541      190,253         (591)      (24,547)   194,305
  Comprehensive Loss:
      Net loss...........................                             (2,485)                               (2,485)
      Foreign currency translation
        adjustment.......................                                          (1,086)                  (1,086)
      Unrealized loss on interest rate
        swap agreements..................                                          (2,045)                  (2,045)
                                                                                                          --------
          Total comprehensive loss.......                                                                   (5,616)
  Cash dividends paid....................                             (4,236)                               (4,236)
  Exercise of employee stock options.....                  (295)                                    768        473
  Tax benefits applicable to the exercise
    of employee stock options............                    48                                                 48
  Employee Stock Ownership Plan..........                  (417)                                  1,130        713
                                            -------      ------     --------      -------      --------   --------
  BALANCE AT DECEMBER 31, 2001...........    26,649       1,877      183,532       (3,722)      (22,649)   185,687
  Comprehensive Loss:
      Net loss...........................                            (30,556)                              (30,556)
      Foreign currency translation
        adjustment.......................                                           1,295                    1,295
      Unrealized loss on interest rate
        swap agreements, net of tax of
        $205.............................                                             617                      617
      Minimum pension liability
        adjustment.......................                                            (771)                    (771)
                                                                                                          --------
          Total comprehensive loss.......                                                                  (29,415)
  Cash dividends paid....................                             (4,290)                               (4,290)
  Exercise of employee stock options.....                  (291)                                    880        589
  Tax benefits applicable to the exercise
    of employee stock options............                    80                                                 80
  Employee Stock Ownership Plan..........                    98                                   1,132      1,230
                                            -------      ------     --------      -------      --------   --------
  BALANCE AT DECEMBER 31, 2002...........   $26,649      $1,764     $148,686      $(2,581)     $(20,637)  $153,881
                                            -------      ------     --------      -------      --------   --------
                                            -------      ------     --------      -------      --------   --------

          See accompanying notes to consolidated financial statements.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    Standard Motor Products, Inc. (the 'Company') is engaged in the manufacture and sale of automotive replacement parts. The consolidated financial statements include the accounts of the Company and all subsidiaries in which the Company has more than a 50% equity ownership. The Company's investments in unconsolidated affiliates are accounted for on the equity method. All significant intercompany items have been eliminated.

USE OF ESTIMATES

    In conformity with generally accepted accounting principles, management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements. Some of the more significant estimates include allowances for doubtful accounts, inventory valuation reserves, depreciation and amortization of long-lived assets, product liability, asbestos and litigation matters, deferred tax asset valuation allowance and sales return allowances. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Where appropriate, certain amounts in 2000 and 2001 have been reclassified to conform with the 2002 presentation.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

MARKETABLE SECURITIES

    At December 31, 2001 and 2002, held-to-maturity securities amounted to $7.2 million. Held-to-maturity securities consist primarily of U.S. Treasury Bills and corporate debt securities which are reported at amortized cost which approximates fair value. As of December 31, 2002, the held-to-maturity securities mature within one year.

INVENTORIES

    Inventories are stated at the lower of cost (determined by means of the first-in, first-out method) or market.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    Derivative instruments are accounted for in accordance with SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities' and SFAS
No. 138, 'Accounting for Certain Derivative Instruments and Certain Hedging Activities.' These statements establish accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. For derivatives that have been formally designated as a cash flow hedge (interest rate swap agreements), the effective portion of changes in the fair value of the derivatives are recorded in 'other comprehensive income (loss).' Payment or receipts on interest rate swap agreements are recorded in the 'interest expense' caption in the statement of operations.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY, PLANT AND EQUIPMENT

    These assets are recorded at cost and are depreciated using the straight-line method of depreciation over the estimated useful lives as follows:

                                                                  ESTIMATED LIFE
                                                             -------------------------
Buildings and improvements.................................  10 to 33 1/2 years
Machinery and equipment....................................  7 to 12 years
Tools, dies and auxiliary equipment........................  3 to 8 years
Furniture and fixtures.....................................  3 to 12 years
Computer software..........................................  3 to 10 years
Leasehold improvements.....................................  10 years or life of lease

GOODWILL, OTHER INTANGIBLE AND LONG-LIVED ASSETS

    Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases. The Company adopted Statement of Financial Accounting Standards ('SFAS 142') in January 2002. Goodwill and certain other intangible assets having indefinite lives, which were previously amortized on a straight-line basis over the periods benefited, are no longer being amortized to earnings, but instead are subject to periodic testing for impairment. Intangible assets determined to have definite lives are amortized over their remaining useful lives.

    Goodwill of a reporting unit is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying amount. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Company is required to perform a second step, as this is an indication that the reporting unit goodwill may be impaired. In this step, the Company compares the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, 'Business Combinations.' The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

    Intangible and other long-lived assets are reviewed for impairment whenever events such as product discontinuance, plant closures, product dispositions or other changes in circumstances indicate that the carrying amount may not be recoverable. In reviewing for impairment, the Company compares the carrying value of such assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the assets fair value and their carrying value.

    Prior to the adoption of SFAS No. 142, goodwill was assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill and other intangible asset impairment, if any, was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

FOREIGN CURRENCY TRANSLATION

    Assets and liabilities are translated into U.S. dollars at year end exchange rates and revenues and expenses are translated at average exchange rates during the year. The resulting translation

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

adjustments are recorded as a separate component of accumulated other comprehensive income (loss) and remains there until the underlying foreign operation is liquidated or substantially disposed of.

REVENUE RECOGNITION

    The Company recognizes revenues from product sales upon shipment to customers. The Company estimates and records provisions for cash discounts, quantity rebates, sales returns and warranties, in the period the sale is recorded, based upon its prior experience.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The annual net postretirement benefit liability and related expense under the Company's benefit plans are determined on an actuarial basis. Benefits are determined primarily based upon employees' length of service.

INCOME TAXES

    Income taxes are calculated using the asset and liability method in accordance with the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes.' Deferred tax assets and liabilities are determined based on the estimated future tax effects of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities, as measured by the current enacted tax rates. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability.

NET EARNINGS PER COMMON SHARE

    The Company presents two calculations of earnings per common share. 'Basic' earnings per common share equals net income divided by weighted average common shares outstanding during the period. 'Diluted' earnings per common share equals net income divided by the sum of weighted average common shares outstanding during the period plus potentially dilutive common shares. Potentially dilutive common shares that are anti-dilutive are excluded from net earnings per common share.

    The following is a reconciliation of the shares used in calculating basic and dilutive net earnings per common share.

                                                            2000     2001     2002
                                                            ----     ----     ----
                                                                (IN THOUSANDS)
Weighted average common shares...........................  11,934   11,775   11,915
Effect of stock options..................................      40       56       93
                                                           ------   ------   ------
Weighted average common equivalent shares outstanding
  assuming dilution......................................  11,974   11,831   12,008
                                                           ------   ------   ------
                                                           ------   ------   ------

    The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented.

                                                            2000     2001     2002
                                                            ----     ----     ----
                                                                (IN THOUSANDS)
Stock options............................................     861      625      574
                                                           ------   ------   ------
                                                           ------   ------   ------
Convertible debentures...................................   2,796    2,796    2,796
                                                           ------   ------   ------
                                                           ------   ------   ------

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

STOCK OPTION PLANS

    The Company accounts for its stock option plans in accordance with the provisions of SFAS No. 123 'Accounting for Stock Based Compensation.' As permitted by this statement, the Company has chosen to continue to apply the intrinsic value-based method of accounting as prescribed by Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees' and related interpretations including SFAS interpretation No. 44, 'Accounting for certain transactions involving stock compensation and interpretation of APB No. 25,' issued in March 2001. Accordingly, no compensation expense has been recognized for options granted because the exercise price is equal to the fair value of the stock at the date of grant. As required, the Company provides pro forma net income and pro forma earnings per share disclosures for stock option grants, as if the fair value based method defined in SFAS No. 123 had been applied.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company places its cash investments with high quality financial institutions and limits the amount of credit exposure to any one institution. With respect to accounts receivable, such receivables are primarily from warehouse distributors and major retailers in the automotive aftermarket industry located in the United States. The Company performs ongoing credit evaluations of its customers' financial conditions. Members of one marketing group represent the Company's largest group of customers and accounted for approximately 15%, 15% and 15% of consolidated net sales for the years ended December 31, 2000, 2001 and 2002, respectively. One individual member of this marketing group accounted for 10%, 10%, and 13% of net sales for the years ended December 31, 2000, 2001 and 2002, respectively. The Company's five largest individual customers, including members of this marketing group, accounted for 33%, 44% and 46% of net sales in 2000, 2001 and 2002, respectively.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    On January 1, 2002, the Company adopted the guidelines of the Emerging Issues Task Force Issue No. 01-09, Accounting Consideration Given by a Vendor to a Customer (Including Reseller of the Vendor's Products) ('EITF 01-09'). These guidelines address when sales incentives and discounts should be recognized and the accounting for certain costs incurred by a vendor on behalf of a customer, as well as where the related revenues and expenses should be classified in the financial statements. Historically, the Company has provided certain consideration, including rebates, product and discounts to customers and treated such costs as advertising, marketing and sales force expenses. Such costs are now treated as a reduction of revenues or as costs of sales. As a result, certain costs of approximately $25.4 million and $30.4 million, respectively, have been reclassified from selling, general and administrative expenses for the two fiscal years ended December 31, 2000 and 2001. These reclassifications had no effect on net earnings.

SFAS 143

    In June 2001, the Financial Accounting Standards Board ('FASB') issued Statement No. 143, Accounting for Asset Retirement Obligations ('Statement No. 143'), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Statement No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, we will recognize a gain or loss on settlement.

    We are required and plan to adopt the provisions of Statement No. 143 for the quarter ending March 31, 2003. To accomplish this, we must identify all legal obligations for asset retirement obligations, if any, and determine the fair value of these obligations on the date of adoption. The determination of fair value is complex and will require us to gather market information and develop cash flow models. Additionally, we will be required to develop processes to track and monitor these obligations. The adoption of Statement No. 143 is not expected to have a material effect on our financial statements.

SFAS 145

    In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections ('Statement No. 145'). Statement No. 145 eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board (APB) No. 30, Reporting Results of Operations. Statement No. 145 also requires sales-lease-back accounting for lease modifications that have economic effects that are similar to sales-leaseback transactions, and make various other technical corrections to existing pronouncements. Statement No. 145 will be effective for the year ending December 31, 2003. Effective January 1, 2003, we adopted the provisions of Statement No. 145. As a result, the extraordinary loss on the early extinguishment of debt of approximately $0.5 million and $2.8 million has been reclassified to interest expense for December 31, 2000 and 2001, respectively.

SFAS 146

    In July 2002, the FASB issued Statement No. 146, Accounting for Costs Associates with Exit or Disposal Activities ('Statement No. 146'). Statement No. 146, which is effective prospectively for exit or disposal activities initiated after December 31, 2002, applies to costs associated with an exit activity, including restructurings, or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Statement No. 146 requires that exit or disposal costs are recorded as an operating expense when the liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal by itself will not meet the requirement for recognizing a liability and the related expense under Statement No. 146. Statement No. 146 grandfathers the accounting for liabilities that were previously recorded under EITF Issue 94-3. We do not believe the adoption of Statement No. 146 will have a material effect on our financial statements.

FASB INTERPRETATION NO 45

    In November 2002, the FASB issued Interpretation No. 45. 'Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others' ('Interpretation'). This Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

information in its interim and annual financial statements. The initial recognition and measurement provisions of the Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. We do not believe the adoption of this interpretation will have a material effect on our financial statements.

SFAS 148

    In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No.
123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002. We do not believe the adoption of Statement No.148 will have a material effect on our financial statements.

FASB INTERPRETATION NO. 46

    In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation is not expected to have a material effect on the Company's financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective.

2. ACQUISITIONS

    In January 2000, the Company completed the purchase of Vehicle Air Conditioning Parts, located in England, which has subsequently been named 'Four Seasons UK, LTD.' In July 2000, the Company completed the purchase of Automotive Heater Exchange SRL in Massa, Italy. Such 2000 acquisitions had an immaterial effect on net earnings.

    In January 2002, the Company acquired the assets of a Temperature Control business from Hartle Industries for $4.8 million. The assets acquired consist primarily of property, plant and equipment, and inventory.

    In April 2002, the Company acquired Carol Cable Limited, a manufacturer and distributor of wire sets, based in England, for $1.7 million. The assets acquired consist primarily of property, plant and equipment, and inventory. In addition, during 2002 the Company acquired the remaining equity interest in SMP Holdings Limited resulting in a $2.8 million increase in goodwill.

    In May 2002, the Company purchased the aftermarket fuel injector business of Sagem Inc., a subsidiary of Johnson Controls, for $10.5 million. Sagem Inc. is a basic manufacturer of fuel injectors, and was the primary supplier to the Company prior to its acquisition. The assets acquired consist primarily of property, plant and equipment, and inventory. The purchase was partially financed by the seller ($5.4 million to be paid over a two-year period), with the remaining funds being provided under the Company's revolving credit facility.

    Such 2002 acquisitions had an immaterial effect on net earnings.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. SALE OF ACCOUNTS RECEIVABLE

    The Company sold certain accounts receivable through its wholly-owned subsidiary, SMP Credit Corp., a qualifying special-purpose corporation. In May 1999 SMP Credit Corp. and an independent financial institution entered into a three year agreement whereby SMP Credit Corp. could sell up to a $25 million undivided ownership interest in a designated pool of certain of these eligible receivables. This agreement was terminated in 2001 as part of the new credit facility described in Note 8. At December 31, 2000, net accounts receivables amounting to $25 million had been sold under this agreement. These sales were reflected as reductions of trade accounts receivable and the related fees and discounting expense were recorded as other expense (Note 14).

4. INVENTORIES

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2002
                                                                 ----         ----
                                                              (DOLLARS IN THOUSANDS)
Finished goods..............................................   $141,799     $141,487
Work in process.............................................      3,155        2,417
Raw materials...............................................     32,337       30,881
                                                               --------     --------
    Total inventories.......................................   $177,291     $174,785
                                                               --------     --------
                                                               --------     --------

5. PROPERTY, PLANT AND EQUIPMENT

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2002
                                                                 ----         ----
                                                              (DOLLARS IN THOUSANDS)
Land, buildings and improvements............................   $ 60,665     $ 66,200
Machinery and equipment.....................................    109,617      120,655
Tools, dies and auxiliary equipment.........................     17,815       19,962
Furniture and fixtures......................................     26,211       25,831
Computer software...........................................     11,663       12,120
Leasehold improvements......................................      7,450        7,164
Construction in progress....................................      6,440        4,169
                                                               --------     --------
                                                                239,861      256,101
Less accumulated depreciation and amortization..............    138,215      152,279
                                                               --------     --------
    Total property, plant and equipment, net................   $101,646     $103,822
                                                               --------     --------
                                                               --------     --------

    Depreciation expense was $15.4 million, $15.3 million and $16.1 million for 2000, 2001 and 2002, respectively.

6. GOODWILL

    Effective January 1, 2002, the company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ('SFAS No. 142'). In accordance with SFAS No. 142, goodwill is no longer being amortized, but instead, is subject to an annual review for potential impairment. Using the discounted cash flows method, based on our weighted average cost of capital, and market multiples, the company reviewed the fair values of each reporting unit. The decline in economic and market conditions, higher integration costs than anticipated and the general softness in the automotive aftermarket caused a decrease in the fair values of certain reporting units. As a result, we recorded an impairment loss on goodwill as a cumulative effect of accounting change of $18.3 million, net of tax, or $1.55 per diluted share during the first quarter of 2002. The impairment loss relates to the European and Temperature Control Divisions for which charges of $10.9 million and $7.4 million, were recorded, respectively.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    During the fourth quarter of 2002, the Company completed its review of goodwill for potential impairment. After giving consideration to 2002 losses and budgeted 2003 losses, the Company wrote-off the remaining goodwill associated with Engine Management reporting unit of the European Division. With respect to the European Division, approximately $1.4 million of goodwill remains on the December 31, 2002 balance sheet, all of which pertains to the Temperature Control reporting unit.

                                                   ENGINE     TEMPERATURE
                                                 MANAGEMENT     CONTROL      EUROPE     TOTAL
                                                 ----------     -------      ------     -----
                                                                 (IN THOUSANDS)
Balance as of December 31, 2001................   $10,490       $14,713     $ 12,837   $ 38,040
Goodwill acquired..............................        --            --        2,800      2,800
Change in accounting principle.................        --        (9,891)     (10,932)   (20,823)
Impairment loss................................        --            --       (3,334)    (3,334)
                                                  -------       -------     --------   --------
Balance as of December 31, 2002................   $10,490       $ 4,822     $  1,371   $ 16,683
                                                  -------       -------     --------   --------
                                                  -------       -------     --------   --------

    Upon adoption of SFAS No. 142, our earnings before cumulative effect of accounting change and net earnings for basic and diluted earnings per share adjusted to exclude goodwill amortization expense (net of taxes) were as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                 2000        2001         2002
                                                                 ----        ----         ----
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                          SHARE DATA)
Reported earnings (loss) before cumulative effect of
  accounting change.........................................   $  9,729     $(2,485)    $(12,206)
Add back: goodwill amortization expense, net of tax.........      2,574       2,727           --
                                                               --------     -------     --------
Adjusted earnings (loss) before cumulative effect of
  accounting change.........................................   $ 12,303     $   242     $(12,206)
                                                               --------     -------     --------
Basic earnings per share:
    Reported basic earnings per share before cumulative
      effect of accounting change...........................   $   0.82     $ (0.21)    $  (1.03)
    Add back: goodwill amortization expense, net of tax.....       0.22        0.23           --
                                                               --------     -------     --------
Adjusted basic earnings (loss) per share before cumulative
  effect of accounting change...............................   $   1.04     $  0.02     $  (1.03)
                                                               --------     -------     --------
Diluted earnings (loss) per share:
    Reported diluted earnings (loss) per share before
      cumulative effect of accounting change................   $   0.81     $ (0.21)    $  (1.01)
    Add back: goodwill amortization expense, net of tax.....       0.21        0.23           --
                                                               --------     -------     --------
Adjusted diluted earnings (loss) per share before cumulative
  effect of accounting change...............................   $   1.02     $  0.02     $  (1.01)
                                                               --------     -------     --------
Reported net earnings (loss)................................   $  9,729     $(2,485)    $(30,556)
Add back: goodwill amortization expense, net of tax.........      2,574       2,727           --
                                                               --------     -------     --------
Adjusted net earnings (loss)................................   $ 12,303     $   242     $(30,556)
                                                               --------     -------     --------
Basic net earnings (loss) per share:
    Reported basic net earnings (loss) per share............   $   0.82     $ (0.21)    $  (2.57)
    Add back: goodwill amortization expense, net of tax.....       0.22        0.23           --
                                                               --------     -------     --------
Adjusted basic net earnings (loss) per share................   $   1.04     $  0.02     $  (2.57)
                                                               --------     -------     --------
Diluted net earnings (loss) per share:
    Reported diluted net earnings (loss) per share..........   $   0.81     $ (0.21)    $  (2.54)
    Add back: goodwill amortization expense, net of tax.....       0.21        0.23           --
                                                               --------     -------     --------
Adjusted diluted net earnings (loss) per share..............   $   1.02     $  0.02     $  (2.54)
                                                               --------     -------     --------

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. OTHER ASSETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2001          2002
                                                                 ----          ----
                                                               (DOLLARS IN THOUSANDS)
Marketable securities.......................................    $ 7,200      $    --
Unamortized customer supply agreements......................      1,892        1,419
Equity in joint ventures....................................      2,149        2,202
Deferred income taxes.......................................     12,653       18,692
Deferred loan costs.........................................      5,389        4,472
Other.......................................................     11,511       15,108
                                                                -------      -------
    Total other assets......................................    $40,794      $41,893
                                                                -------      -------
                                                                -------      -------

    Included in Other is a preferred stock investment in a customer of the Company. Net sales to such customer amounted to $57.4 million, $57.9 million and $76.1 million in 2000, 2001 and 2002, respectively.

8. CREDIT FACILITIES AND LONG-TERM DEBT

    The Company, effective April 27, 2001, entered into an agreement with GE Capital Corp. and a syndicate of lenders for a new secured revolving credit facility. The former unsecured revolving credit facility was set to expire on November 30, 2001. The term of the new credit agreement is for a period of five years and provides for a line of credit up to $225 million. The initial proceeds were used to refinance approximately $97 million of the outstanding indebtedness under the Company's former bank line of credit, a 7.56% senior note of $52 million, a $25 million accounts receivable sales arrangement and a Canadian Credit Facility of $5 million. The Company recorded an extraordinary loss of approximately $2.8 million, net of taxes, in the second quarter of 2001, for a prepayment penalty and write-off of unamortized fees for the retirement of the above related debt. This charge was reclassified to interest expense as the Company adopted the provisions of Statement No. 145. Availability under the new credit facility is based on a formula of eligible accounts receivable, eligible inventory and eligible fixed assets. Direct borrowings bear interest at the Prime Rate plus the applicable margin (as defined) or the LIBOR Rate plus the applicable margin (as defined), at the option of the Company. At December 31, 2001 and 2002, the interest rate on the Company's revolving credit facilities was 4.3% and 3.4%, respectively. Borrowings are collateralized by accounts receivable, inventory and fixed assets of the Company and its subsidiaries. The terms of the new revolving credit facility contain, among other provisions, requirements of maintaining defined levels of tangible net worth and specific limits or restrictions on additional indebtedness, capital expenditures, liens and acquisitions. The Company was in compliance with the covenants at December 31, 2002.

    In addition, a foreign subsidiary of the Company has a revolving credit facility. The amount of short-term bank borrowings outstanding under that facility was $4.1 million and $3.4 million at December 31, 2001 and 2002, respectively. At December 31, 2002, the foreign subsidiary was not in compliance with certain covenants, for which it received a waiver. The weighted average interest rates on these borrowings at December 31, 2001 and 2002 were 6.4% and 6.5%, respectively.

    On July 26, 1999, the Company completed a public offering of convertible subordinated debentures amounting to $90 million. The Convertible Debentures carry an interest rate of 6.75%, payable semi-annually, and will mature on July 15, 2009. The Debentures are convertible into approximately 2,796,000 shares of the Company's common stock. The Company may, at its option, redeem some or all of the Debentures at any time on or after July 15, 2004, for a redemption price equal to the issuance price plus accrued interest. In addition, if a change in control, as defined, occurs at the Company, the Company will be required to make an offer to

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

purchase the convertible debentures at a purchase price equal to 101% of their aggregate principal amount, plus accrued interest.

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2002
                                                                 ----         ----
                                                              (DOLLARS IN THOUSANDS)
6.75% convertible subordinated debentures...................   $ 90,000     $ 90,000
Revolving credit facility...................................    106,790       76,249
Other.......................................................      5,060        7,299
                                                               --------     --------
                                                                201,850      173,548
Less current portion........................................      1,784        4,108
                                                               --------     --------
    Total non-current portion of long-term debt.............   $200,066     $169,440
                                                               --------     --------
                                                               --------     --------

    Maturities of long-term debt during the five years ending December 31, 2003 through 2007 are $4.1 million, $2.9 million, $0.1 million, $76.3 million and $0.1 million, respectively.

9. INTEREST RATE SWAP AGREEMENTS

    The Company does not enter into financial instruments for trading or speculative purposes. The principal financial instruments used for cash flow hedging purposes are interest rate swaps.

    In July 2001, the Company entered into interest rate swap agreements to manage its exposure to interest rate changes. The swaps effectively convert a portion of the Company's variable rate debt under the revolving credit facility to a fixed rate, without exchanging the notional principal amounts. At December 31, 2002, the Company had two outstanding interest rate swap agreements (in an aggregate notional principal amount of $75 million), one of which matured in January 2003 and the other is scheduled to mature in January 2004. Under these agreements the Company receives a floating rate based on the LIBOR interest rate, and pays a fixed rate of 4.92% on a notional amount of $45 million and 4.37% on a notional amount of $30 million. If, at any time, the swaps are determined to be ineffective, in all or in part, due to changes in the interest rate swap agreements, the fair value of the portion of the interest rate swap determined to be ineffective will be recognized as gain or loss in the statement of operations in the period. It is not expected that any gain or loss will be reported in the statement of operations during the year ending December 31, 2003 nor was any recorded in 2001 or 2002.

10. STOCKHOLDERS' EQUITY

    The Company has authority to issue 500,000 shares of preferred stock, $20 par value, and the Board of Directors is vested with the authority to establish and designate series of preferred, to fix the number of shares therein and the variations in relative rights as between series. On December 18, 1995, the Board of Directors established a new series of preferred shares designated as Series A Participating Preferred Stock. The number of shares constituting the Series A Preferred Stock is 30,000. The Series A Preferred Stock is designed to participate in dividends, ranks senior to the Company's common stock as to dividends and liquidation rights and has voting rights. Each share of the Series A Preferred Stock shall entitle the holder to one thousand votes on all matters submitted to a vote of the stockholders of the Company. No such shares were outstanding at December 31, 2002.

    On January 17, 1996, the Board of Directors adopted a Shareholder Rights Plan ('Plan'). Under the Plan, the Board declared a dividend of one Preferred Share Purchase Right ('Right') for each outstanding common share of the Company. The dividend was payable on March 1, 1996, to the shareholders of record as of February 15, 1996. The Rights are attached to and automatically trade with the outstanding shares of the Company's common stock.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The Rights will become exercisable only in the event that any person or group of affiliated persons becomes a holder of 20% or more of the Company's outstanding common shares, or commences a tender or exchange offer which, if consummated, would result in that person or group of affiliated persons owning at least 20% of the Company's outstanding common shares. Once the rights become exercisable they entitle all other shareholders to purchase, by payment of an $80.00 exercise price, one one-thousandth of a share of Series A Participating Preferred Stock, subject to adjustment, with a value of twice the exercise price. In addition, at any time after a 20% position is acquired and prior to the acquisition of a 50% position, the Board of Directors may require, in whole or in part, each outstanding Right (other than Rights held by the acquiring person or group of affiliated persons) to be exchanged for one share of common stock or one one-thousandth of a share of Series A Preferred Stock. The Rights may be redeemed at a price of $0.001 per Right at any time prior to their expiration on February 28, 2006.

    During the years 1998 through 2000, the Board of Directors authorized multiple repurchase programs under which the Company could repurchase shares of its common stock. During such years, $26.7 million (in aggregate) of common stock has been repurchased to meet present and future requirements of the Company's stock option programs and to fund the Company's ESOP. As of December 31, 2002, the Company has Board authorization to repurchase additional shares at a maximum cost of $1.7 million. During 2001 and 2002, the Company did not repurchase any shares of its common stock.

11. STOCK OPTIONS

    The Company has principally two fixed stock-based compensation plans. Under the 1994 Omnibus Stock Option Plan, as amended, the Company is authorized to issue 1,500,000 stock options. The options become exercisable over a three to five year period and expire at the end of five years following the date they become exercisable. Under the 1996 Independent Directors' Stock Option Plan, the Company is authorized to issue 50,000 stock options. The options become exercisable one year after the date of grant and expire at the end of ten years following the date of grant. At December 31, 2002, in aggregate 1,266,441 shares of authorized but unissued common stock were reserved for issuance under the Company's stock option plans.

    As permitted under SFAS No. 123, the Company continues to apply the provisions of APB Opinion No. 25 for stock-based awards granted to employees. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value method of SFAS No. 123, the Company's net earnings (loss) per share would have changed to the pro forma amounts as follows:

                                                           2000       2001       2002
                                                           ----       ----       ----
                                                          (DOLLARS IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Net earnings (loss)........................  As reported  $9,729    $(2,485)   $(30,556)
                                             Pro forma    $8,708    $(2,697)   $(30,791)
Basic earnings (loss)......................  As reported  $ 0.82    $ (0.21)   $  (2.57)
    per share..............................  Pro forma    $ 0.73    $ (0.23)   $  (2.59)
Diluted earnings...........................  As reported  $ 0.81    $ (0.21)   $  (2.54)
    (loss) per share.......................  Pro forma    $ 0.72    $ (0.23)   $  (2.56)

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                   2000          2001          2002
                                                   ----          ----          ----
Expected option life...........................  4.3 years     4.0 years     3.9 years
Expected stock volatility......................       39.1%         38.6%         38.7%
Expected dividend yield........................        3.8%          2.8%          2.6%
Risk-free interest rate........................        4.6%          4.2%          1.8%
Fair value of option...........................      $2.53         $3.71         $4.07

    A summary of the status of the Company's stock option plans follow:

                                        2000                2001                2002
                                  -----------------   -----------------   -----------------
                                           WEIGHTED            WEIGHTED            WEIGHTED
                                           AVERAGE             AVERAGE             AVERAGE
                                           EXERCISE            EXERCISE            EXERCISE
                                  SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                  ------    -----     ------    -----     ------    -----
                                                    (SHARES IN THOUSANDS)
Outstanding at beginning
  of year.......................
                                    808     $20.40    1,189     $16.60    1,011     $16.76
Granted.........................    498      10.73       10      13.05       10      14.43
Exercised.......................     --         --      (55)      9.29      (54)      9.74
Forfeited.......................   (117)     17.78     (133)     18.18      (57)     16.91
                                  -----     ------    -----     ------    -----     ------
Outstanding at end of year......  1,189     $16.60    1,011     $16.76      910     $17.14
                                  -----     ------    -----     ------    -----     ------
                                  -----     ------    -----     ------    -----     ------
Options exercisable at end of
  year..........................    526                 671                 748
                                  -----               -----               -----

                           STOCK OPTIONS OUTSTANDING

                      SHARES          WEIGHTED-AVERAGE
    RANGE OF       OUTSTANDING     REMAINING CONTRACTUAL     WEIGHTED-AVERAGE
 EXERCISE PRICES   AT 12/31/02          LIFE (YEARS)          EXERCISE PRICE
 ---------------   -----------          ------------          --------------
                    (SHARES IN
                    THOUSANDS)
   $6.56 - $11.29      325                  5.3                   $ 9.93
  $13.05 - $16.94      115                  2.3                   $15.83
  $20.50 - $24.84      470                  2.5                   $22.43

                           STOCK OPTIONS EXERCISABLE

    RANGE OF       SHARES EXERCISABLE   WEIGHTED-AVERAGE
 EXERCISE PRICES      AT 12/31/02        EXERCISE PRICE
 ---------------      -----------        --------------
                       (SHARES IN
                       THOUSANDS)
 $6.56 - $24.84           748                $18.55

12. RETIREMENT BENEFIT PLANS

    The Company had a defined benefit pension plan covering certain former employees of the Company's former brake business. During 2002, the Company settled its benefit obligation by purchasing non-participating annuity contracts.

    The following table represents a reconciliation of the beginning and ending benefit obligation, the fair value of plan assets and the funded status of the plan:

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001          2002
                                                                ----          ----
                                                              (DOLLARS IN THOUSANDS)
Benefit obligation at beginning of year.....................  $ 8,957       $ 8,813
Interest cost...............................................      629           368
Actuarial loss..............................................       93         1,096
Settlement..................................................       --        (9,793)
Benefits paid...............................................     (866)         (484)
                                                              -------       -------
Benefit Obligation at End of Year...........................  $ 8,813       $    --
                                                              -------       -------
                                                              -------       -------
Fair value of plan assets at beginning of year..............  $12,063       $11,062
Settlement..................................................       --        (9,793)
Actual return on plan assets................................     (135)          (39)
Benefits paid...............................................     (866)         (484)
                                                              -------       -------
Fair value of plan assets at end of year....................  $11,062       $   746
                                                              -------       -------
Funded status...............................................    2,249           746
Unrecognized net actuarial gain (loss)......................   (1,386)           56
                                                              -------       -------
Prepaid benefit cost........................................  $   863       $   802
                                                              -------       -------
                                                              -------       -------

    Weighted average assumptions are as follows:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                           2000       2001       2002
                                                           ----       ----       ----
Discount rates...........................................  7.50%      7.25%      6.50%
Expected long-term rate of return on assets..............  8.00%      8.00%      8.00%

    Components of net periodic (benefit) cost follow:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                            2000       2001       2002
                                                            ----       ----       ----
                                                              (DOLLARS IN THOUSANDS)
Interest cost.............................................  $ 658      $ 629      $ 368
Return on assets..........................................   (988)      (928)      (530)
Settlement................................................     --         --        228
Recognized actuarial (gain) loss..........................   (127)      (112)        (5)
                                                            -----      -----      -----
Net periodic (benefit) cost...............................  $(457)     $(411)     $  61
                                                            -----      -----      -----
                                                            -----      -----      -----

    In addition, the Company participates in several multi employer plans which provide defined benefits to substantially all unionized workers. The Multi-employer Pension Plan Amendments Act of 1980 imposes certain liabilities upon employers associated with multi employer plans. The Company has not received information from the plans' administrators to determine its share, if any, of unfunded vested benefits.

    The Company and certain of its subsidiaries also maintain various defined contribution plans, which include profit sharing and provide retirement benefits for other eligible employees.

    The provisions for retirement expense in connection with the plans are as follows:

                              MULTI-       DEFINED CONTRIBUTION
                          EMPLOYER PLANS     AND OTHER PLANS
                          --------------     ---------------
Years ended December 31,
          2000               $344,000           $2,319,000
          2001                299,000            2,449,000
          2002                306,000            2,553,000

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The Company has an Employee Stock Ownership Plan and Trust for employees who are not covered by a collective bargaining agreement. 75,000 shares each were granted to employees during 2000, 2001 and 2002, under the terms of the ESOP. These shares were funded directly from treasury stock.

    In fiscal 2000, the Company created an employee benefits trust to which it contributed 750,000 shares of treasury stock. The Company is authorized to instruct the trustees to distribute such shares toward the satisfaction of the Company's future obligations under employee benefit plans. The shares held in trust are not considered outstanding for purposes of calculating earnings per share until they are committed to be released. The trustees will vote the shares in accordance with its fiduciary duties.

    The provision for expense in connection with the ESOP was approximately $1.0 million in 2000, $0.7 million in 2001 and $1.2 million in 2002.

    In August 1994 the Company established an unfunded Supplemental Executive Retirement Plan ('SERP') for key employees of the Company. Under the plan, these employees may elect to defer a portion of their compensation and, in addition, the Company may at its discretion make contributions to the plan on behalf of the employees. Such contributions were $24,000, $37,000 and $46,000 in 2000, 2001 and 2002, respectively.

    On October 1, 2001, the Company adopted a second unfunded SERP. The SERP is a defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees' years of service and compensation.

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2002
                                                               ----      ----
                                                               (IN THOUSANDS)
    Benefit obligation at beginning of year.................  $    --   $ 1,342
    Initial unrecognized prior service cost.................    1,270        --
    Service cost............................................       49       211
    Interest cost...........................................       23       140
    Actuarial loss..........................................       --       582
                                                              -------   -------
    Benefit obligation at end of year.......................  $ 1,342   $ 2,275
                                                              -------   -------
    Funded status...........................................  $(1,342)  $(2,275)
    Unrecognized prior service cost.........................    1,242     1,132
    Minimum pension liability...............................     (830)   (1,298)
    Unrecognized net actuarial gain.........................       --       538
                                                              -------   -------
        Accrued benefit cost................................  $  (930)  $(1,903)
                                                              -------   -------
                                                              -------   -------

    Components of net periodic benefit cost follow:

                                                               DECEMBER 31,
                                                              --------------
                                                              2001      2002
                                                              ----      ----
                                                              (IN THOUSANDS)
    Service cost............................................  $49       $211
    Interest cost...........................................   23        140
    Amortization of prior service cost......................   27        110
    Amortization of unrecognized loss.......................   --         44
                                                              ---       ----
        Net periodic benefit cost...........................  $99       $505
                                                              ---       ----
                                                              ---       ----

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Actuarial assumptions used to determine costs and benefit obligations are as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                              2001       2002
                                                              ----       ----
Discount rates..............................................  7.25%      6.50%
Salary increase.............................................  4.00%      4.00%

13. POSTRETIREMENT MEDICAL BENEFITS

    The Company provides certain medical and dental care benefits to eligible retired employees. The Company's current policy is to fund the cost of the health care plans on a pay-as-you-go basis.

    The following table represents a reconciliation of the beginning and ending benefit obligation and the funded status of the plan.

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001          2002
                                                                ----          ----
                                                              (DOLLARS IN THOUSANDS)
Benefit obligation at beginning of year.....................  $ 17,447      $ 20,484
Service cost................................................     1,500         1,765
Interest cost...............................................     1,314         1,517
Actuarial (gain) loss.......................................     1,180         3,375
Benefits paid...............................................      (957)         (953)
                                                              --------      --------
Benefit obligation at end of year...........................  $ 20,484      $ 26,188
                                                              --------      --------
                                                              --------      --------
Funded status...............................................  $(20,484)     $(26,188)
Unrecognized prior service cost.............................       914           790
Unrecognized net actuarial gain.............................    (2,582)          846
                                                              --------      --------
Accrued benefit cost........................................  $(22,152)     $(24,552)
                                                              --------      --------
                                                              --------      --------

    Components of net periodic benefit cost follow:

                                                                   DECEMBER 31,
                                                          ------------------------------
                                                           2000        2001        2002
                                                           ----        ----        ----
                                                              (DOLLARS IN THOUSANDS)
Service cost............................................  $1,377      $1,500      $1,765
Interest cost...........................................   1,152       1,314       1,517
Amortization of prior service cost......................     124         124         124
Recognized actuarial gain...............................    (275)       (232)        (53)
                                                          ------      ------      ------
Net periodic benefit cost...............................  $2,378      $2,706      $3,353
                                                          ------      ------      ------
                                                          ------      ------      ------

    Actuarial assumptions used to determine costs and benefit obligations are as follows:

                                                            2000      2001     2002
                                                            ----      ----     ----
Discount rate.............................................   7.50%    7.25%     6.50%
Current medical cost trend rate...........................  10.00%    9.00%    12.00%
Current dental cost trend rate............................   5.50%    5.00%     5.00%
Ultimate medical cost trend rate..........................   5.00%    5.00%     5.00%
Year trend rate declines to ultimate......................   2005     2005      2005

    Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects for 2002:

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                         1-PERCENTAGE-    1-PERCENTAGE-
                                                         POINT INCREASE   POINT DECREASE
                                                         --------------   --------------
                                                             (DOLLARS IN THOUSANDS)
Effect on total of service and interest cost
  components...........................................      $  345          $  (277)
Effect on post retirement benefit obligation...........      $2,154          $(1,787)

14. OTHER INCOME (EXPENSE), NET

                                                         2000         2001         2002
                                                         ----         ----         ----
                                                             (DOLLARS IN THOUSANDS)
Interest and dividend income..........................  $ 1,038      $ 1,336      $1,338
Loss on sale of accounts receivable (Note 3)..........   (1,567)        (484)         --
Income (loss) from joint ventures.....................      702          844         352
Gain on disposal of property, plant and equipment.....       99          265          97
Other -- net..........................................      178          802       1,400
                                                        -------      -------      ------
    Total other income (expense), net.................  $   450      $ 2,763      $3,187
                                                        -------      -------      ------
                                                        -------      -------      ------

15. INCOME TAXES

    The income tax provision (benefit) consists of the following:

                                                         2000         2001         2002
                                                         ----         ----         ----
                                                             (DOLLARS IN THOUSANDS)
Current:
    Domestic..........................................  $   896      $ 1,124      $ 2,422
    Foreign...........................................    2,523        1,673        2,948
                                                        -------      -------      -------
Total Current.........................................    3,419        2,797        5,370
                                                        -------      -------      -------
Deferred:
    Domestic..........................................   (1,103)      (3,408)       3,350
    Foreign...........................................      206         (220)        (800)
                                                        -------      -------      -------
Total Deferred........................................     (897)      (3,628)       2,550
                                                        -------      -------      -------
Total income tax provision (benefit)..................  $ 2,522      $  (831)     $ 7,920
                                                        -------      -------      -------
                                                        -------      -------      -------

    The Company has not provided for federal income taxes on the undistributed income of its foreign subsidiaries because of the availability of foreign tax credits and/or the Company's intention to permanently reinvest such undistributed income. Cumulative undistributed earnings of foreign subsidiaries on which no United States income tax has been provided were $27.5 million at the end of 2000, $28.2 million at the end of 2001 and $10.7 million at the end of 2002.

    Earnings (loss) before income taxes for foreign operations (excluding Puerto
Rico) amounted to approximately $4 million, $3 million, and $(5) million in 2000, 2001 and 2002, respectively. U.S. taxes on earnings of the Puerto Rican subsidiary are largely eligible for tax credits against U.S. income taxes (phased out effective 2005) and are partially exempt from Puerto Rican income taxes under a tax exemption grant currently being renewed and expected to expire in 2016. The tax benefits of the exemption, reduced by a minimum tollgate tax instituted in 1993, amounted to $0.13 per share in 2002 (2001 -- $0.12;
2000 -- $0.23).

    Reconciliations between the U.S. federal income tax rate and the Company's effective income tax rate as a percentage of earnings from continuing operations before income taxes are as follows:

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              2000       2001       2002
                                                              ----       ----       ----
U.S. federal income tax rate................................   35.0%      35.0%      35.0%
Increase (decrease) in tax rate resulting from:
State and local income taxes, net of federal income tax
  benefit...................................................    1.2       21.4        4.1
Non-deductible items, net...................................    0.1       60.5        3.4
Foreign tax rate differential...............................  (15.3)     (91.9)      (2.4)
Change in foreign valuation allowance.......................     --         --       16.4
                                                              -----      -----      -----
Effective tax rate..........................................   21.0%      25.0%      56.5%
                                                              -----      -----      -----
                                                              -----      -----      -----

    The following is a summary of the components of the net deferred tax assets and liabilities recognized in the accompanying consolidated balance sheets:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001          2002
                                                                ----          ----
                                                              (DOLLARS IN THOUSANDS)
Deferred Tax Assets:
    Inventories.............................................  $  6,044      $  6,025
    Allowance for customer returns..........................     7,069         6,152
    Postretirement benefits.................................     8,751        10,390
    Allowance for doubtful accounts.........................     1,587         1,442
    Accrued salaries and benefits...........................     2,938         3,339
    Net operating loss and tax credit carryforwards.........    15,390        14,084
    Goodwill................................................        --         3,578
    Accrued asbestos liabilities............................     1,497        10,765
    Other...................................................     5,054         5,580
                                                              --------      --------
                                                                48,330        61,355
                                                              --------      --------
    Valuation allowance.....................................   (14,571)      (21,698)
                                                              --------      --------
        Total...............................................  $ 33,759      $ 39,657
                                                              --------      --------
                                                              --------      --------
Deferred Tax Liabilities:
    Depreciation............................................  $  6,702      $  7,565
    Promotional costs.......................................     1,036         1,106
    Other...................................................     1,052            81
                                                              --------      --------
        Total...............................................     8,790         8,752
                                                              --------      --------
        Net deferred tax assets.............................  $ 24,969      $ 30,905
                                                              --------      --------
                                                              --------      --------

    During 2002 the Company increased the valuation allowance by $7.1 million. At December 31, 2002, the Company has approximately $15.8 million of domestic and foreign net operating loss carryforwards of which $6.8 million will expire in 2021 and the remainder (foreign) have an indefinite carryforward period. The Company also has foreign tax credit carryforwards of approximately $2.1 million which expire between 2003 and 2007. The Company also has alternative minimum tax credit carryforwards of approximately $6.6 million for which there is no expiration date.

    The Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets. However, if the Company is unable to generate sufficient taxable income in the future through its operations, increases in the valuation allowance may be required.

16. INDUSTRY SEGMENT AND GEOGRAPHIC DATA

    Under the provisions of SFAS No. 131, the Company has three reportable operating segments which are the major product areas of the automotive aftermarket in which the Company

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

competes. Engine Management consists primarily of ignition and emission parts, wire and cable, and fuel system parts. Temperature Control consists primarily of compressors, other air conditioning parts and heater parts. The third reportable operating segment is Europe which consists of both Engine Management and Temperature Control reporting units. The accounting policies of each segment are the same as those described in the summary of significant accounting policies (see Note 1). The following tables contain financial information for each reportable segment:

                                        FOR THE YEAR ENDED DECEMBER 31, 2000
                           ---------------------------------------------------------------
                             ENGINE     TEMPERATURE                OTHER
                           MANAGEMENT     CONTROL     EUROPE    ADJUSTMENTS   CONSOLIDATED
                           ----------     -------     ------    -----------   ------------
                                               (DOLLARS IN THOUSANDS)
Net sales................   $288,240     $270,848     $38,310    $  3,994       $601,392
                            --------     --------     -------    --------       --------
Depreciation and
  amortization...........     10,293        6,116       1,902         611         18,922
                            --------     --------     -------    --------       --------
Operating income.........     37,974       11,513         517     (19,293)        30,711
                            --------     --------     -------    --------       --------
Investment in equity
  affiliates.............        105           --          96       1,755          1,956
                            --------     --------     -------    --------       --------
Capital expenditures.....      8,914        6,454         380         904         16,652
                            --------     --------     -------    --------       --------
Total assets.............   $265,336     $224,410     $39,321    $ 20,329       $549,396
                            --------     --------     -------    --------       --------

                                        FOR THE YEAR ENDED DECEMBER 31, 2001
                           ---------------------------------------------------------------
                             ENGINE     TEMPERATURE                OTHER
                           MANAGEMENT     CONTROL     EUROPE    ADJUSTMENTS   CONSOLIDATED
                           ----------     -------     ------    -----------   ------------
                                               (DOLLARS IN THOUSANDS)
Net sales................   $285,498     $269,856     $33,449    $  2,849       $591,652
                            --------     --------     -------    --------       --------
Depreciation and
  amortization...........      9,649        6,462       1,961         837         18,909
                            --------     --------     -------    --------       --------
Operating income.........     26,432        3,624      (1,718)    (13,215)        15,123
                            --------     --------     -------    --------       --------
Investment in equity
  affiliates.............        105           --         166       1,878          2,149
                            --------     --------     -------    --------       --------
Capital expenditures.....      4,724        6,781         775       1,460         13,740
                            --------     --------     -------    --------       --------
Total assets.............   $233,564     $182,083     $40,407    $ 53,375       $509,429
                            --------     --------     -------    --------       --------

                                        FOR THE YEAR ENDED DECEMBER 31, 2002
                           ---------------------------------------------------------------
                             ENGINE     TEMPERATURE                OTHER
                           MANAGEMENT     CONTROL     EUROPE    ADJUSTMENTS   CONSOLIDATED
                           ----------     -------     ------    -----------   ------------
                                               (DOLLARS IN THOUSANDS)
Net sales................   $303,112     $255,088     $36,028    $  4,209       $598,437
                            --------     --------     -------    --------       --------
Depreciation and
  amortization...........      8,660        5,484         902       1,082         16,128
                            --------     --------     -------    --------       --------
Operating income.........     41,844       10,095     (10,464)    (16,407)        25,068
                            --------     --------     -------    --------       --------
Investment in equity
  affiliates.............         --           --         185       2,017          2,202
                            --------     --------     -------    --------       --------
Capital expenditures.....      3,465        2,066       1,831         236          7,598
                            --------     --------     -------    --------       --------
Total assets.............   $247,318     $157,343     $30,728    $ 55,369       $490,758
                            --------     --------     -------    --------       --------

    Other Adjustments consist of items pertaining to the corporate headquarters function, as well as our Canadian business unit that does not meet the criteria of a reportable operating segment under SFAS No. 131.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                 REVENUE
                                                   ------------------------------------
                                                     2000          2001          2002
                                                     ----          ----          ----
                                                          (DOLLARS IN THOUSANDS)
United States....................................  $521,593      $515,322      $512,055
Europe...........................................    38,310        33,449        36,028
Canada...........................................    27,942        28,811        32,188
Other Foreign....................................    13,547        14,070        18,166
                                                   --------      --------      --------
    Total........................................  $601,392      $591,652      $598,437
                                                   --------      --------      --------
                                                   --------      --------      --------

                                                            LONG LIVED ASSETS
                                                   ------------------------------------
                                                     2000          2001          2002
                                                     ----          ----          ----
                                                          (DOLLARS IN THOUSANDS)
United States....................................  $122,825      $118,455      $109,778
Europe...........................................    17,573        17,301         7,153
Canada...........................................     3,511         2,829         2,450
Other Foreign....................................     1,312         1,101         1,124
                                                   --------      --------      --------
    Total........................................  $145,221      $139,686      $120,505
                                                   --------      --------      --------
                                                   --------      --------      --------

    Revenues are attributed to countries based upon the location of the customer.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS

    The carrying amount approximates fair value because of the short maturity of those instruments.

MARKETABLE SECURITIES

    The fair values of investments are estimated based on quoted market prices for these or similar instruments.

LONG-TERM DEBT

    The fair value of the Company's long-term debt is estimated based on quoted market prices or current rates offered to the Company for debt of the same remaining maturities.

INTEREST RATE SWAPS

    The fair value of the Company's financial instruments are based on market quotes and represents the net amount required to terminate the position, taking into consideration market rates and counterparty credit risk.

    The estimated fair values of the Company's financial instruments are as follows:

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              CARRYING
                                                               AMOUNT        FAIR VALUE
                                                               ------        ----------
                                                               (DOLLARS IN THOUSANDS)
DECEMBER 31, 2001
Cash and cash equivalents...................................  $   7,496      $   7,496
Marketable securities.......................................      7,200          7,200
Long-term debt..............................................   (201,850)      (177,520)
Interest rate swaps.........................................  $  (2,045)     $  (2,045)

DECEMBER 31, 2002
Cash and cash equivalents...................................  $   9,690      $   9,690
Marketable securities.......................................      7,200          7,200
Long-term debt..............................................   (173,548)      (156,437)
Interest rate swaps.........................................  $  (1,905)     $  (1,905)

18. COMMITMENTS AND CONTINGENCIES

    Total rent expense for the three-years ended December 31, 2002 was as follows:

                                                                      REAL
                                                            TOTAL    ESTATE   OTHER
                                                            -----    ------   -----
                                                             (DOLLARS IN THOUSANDS)
2000......................................................  $9,797   $7,217   $2,580
2001......................................................  $8,673   $6,508   $2,165
2002......................................................  $8,434   $6,282   $2,152

    At December 31, 2002, the Company is obligated to make minimum rental payments through 2011, under operating leases, which are as follows:

                                                 (DOLLARS IN
                                                  THOUSANDS)
2003..........................................     $ 7,706
2004..........................................       6,320
2005..........................................       5,336
2006..........................................       3,736
2007..........................................       2,558
Thereafter....................................       4,112
                                                   -------
    Total.....................................     $29,768
                                                   -------
                                                   -------

    The Company also has lease and sub-lease agreements in place for various properties under its control. The Company expects to receive operating lease payments from lessees during the five years ending December 31, 2003 through 2007 of $1.0 million, $0.6 million, $0.6 million, $0.6 million and $0.6 million, respectively.

    The Company generally warrants its products against certain manufacturing and other defects. These product warranties are provided for specific periods of time of the product depending on the nature of the product. As of December 31, 2001 and 2002, the Company has accrued $12.7 million and $10.4 million, respectively, for estimated product warranty claims. The accrued product warranty costs are based primarily on historical experience of actual warranty claims. Warranty claims expense for each of the years 2000, 2001, and 2002 were:
$55.1 million, $52.2 million, and $46.7 million, respectively.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The following table provides the changes in the Company's product warranties:

                                                          (DOLLARS IN THOUSANDS)
January 1, 2002.........................................         $ 12,743
Liabilities accrued for current year sales..............           46,671
Settlements of warrants claims..........................          (49,054)
                                                                 --------
December 31, 2002.......................................         $ 10,360
                                                                 --------
                                                                 --------

    At December 31, 2002, the Company had outstanding letters of credit aggregating approximately $3.5 million. The contract amount of the letters of credit is a reasonable estimate of their value as the value for each is fixed over the life of the commitment.

    The Company has entered into Change in Control arrangements with two key officers of the Company. In the event of a Change of Control (as defined), each executive will receive severance payments (as defined) and certain other benefits.

    On January 28, 2000, a former significant customer of the Company currently undergoing a Chapter 7 liquidation in U.S. Bankruptcy Court filed claims against a number of its former suppliers, including the Company. The claim against the Company alleges $0.5 million of preferential payments in the 90 days prior to the related bankruptcy petition. The claim pertaining to the preferential payments was settled for an immaterial amount during the second quarter of 2002. In addition, this former customer seeks $9.4 million from the Company for a variety of claims including antitrust, breach of contract, breach of warranty and conversion. These latter claims arise out of allegations that this customer was entitled to various discounts, rebates and credits after it filed for bankruptcy. The Company has purchased insurance with respect to the actions. On August 22, 2002, the court dismissed the antitrust claims. The Company believes that these remaining matters will not have a material adverse effect on the Company's consolidated financial statements taken as a whole.

    In 1986, the Company acquired a brake business, which it subsequently sold in March 1998 and which is accounted for as discontinued operations in the accompanying consolidated financial statements. When the Company originally acquired this brake business, the Company assumed future liabilities relating to any alleged exposure to asbestos-containing products manufactured by the seller of the acquired brake business. In accordance with the related purchase agreement, the Company agreed to assume the liabilities for all new claims filed on or after September 1, 2001. The ultimate exposure to the Company will depend upon the number of claims filed against the Company on or after September 1, 2001 and the amounts paid for indemnity and defense thereof. At December 31, 2001, approximately 100 cases were outstanding for which the Company was responsible for any related liabilities. At December 31, 2002, the number of cases outstanding for which the Company was responsible for related liabilities increased to approximately 2,500, which include approximately 1,600 cases filed in December 2002 in Mississippi. The Company believes that these Mississippi cases filed against the Company in December 2002 were due in large part to potential plaintiffs accelerating the filing of their claims prior to the effective date of Mississippi's tort reform statute in January 2003, which statute eliminated the ability of plaintiffs to file consolidated cases. To date, the amounts paid for settled claims have been immaterial. The Company does not have insurance coverage for the defense and indemnity costs associated with these claims.

    In evaluating its potential asbestos-related liability, the Company has considered various factors including, among other things, an actuarial study performed by a leading actuarial firm with expertise in assessing asbestos-related liabilities, settlement amounts of the Company and whether there are any co-defendants, the jurisdiction in which lawsuits are filed, and the status and results of settlement discussions. Actuarial consultants with experience in assessing asbestos-related liabilities completed a study in September 2002 to estimate the Company's potential claim

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

liability. The methodology used to project asbestos-related liabilities and costs in the study considered: (1) historical data available from publicly available studies; (2) an analysis of the Company's recent claims history to estimate likely filing rates for the remainder of 2002 through 2052; (3) an analysis of the Company's currently pending claims; and (4) an analysis of the Company's settlements to date in order to develop average settlement values. Based upon all the information considered by the actuarial firm, the actuarial study estimated an undiscounted liability for settlement payments ranging from $27.3 million to $58 million for the period through 2052.

    Accordingly, based on the information contained in the actuarial study and all other available information considered by the Company, the Company recorded an after tax charge of $16.9 million as a loss from discontinued operations during the third quarter of 2002 to reflect such liability. The Company concluded that no amount within the range of settlement payments was more likely than any other and, therefore, recorded the low end of the range as the liability associated with future settlement payments through 2052 in the Company's consolidated financial statements, in accordance with generally accepted accounting principles. Given the uncertainties associated with projecting such matters into the future, the short period of time that the Company has been responsible for defending these claims, and other factors outside the control of the Company, the Company can give no assurance that additional provisions will not be required. Management will continue to monitor the circumstances surrounding these potential liabilities in determining whether additional provisions may be necessary. At the present time, however, the Company does not believe that any additional provisions would be reasonably likely to have a material adverse effect on the Company's liquidity or consolidated financial position.

    The Company is involved in various other litigation and product liability matters arising in the ordinary course of business. Although the final outcome of these matters cannot be determined, it is management's opinion that the final resolution of these matters will not have a material effect on the Company's financial statements taken as a whole.

19. SUBSEQUENT EVENTS (UNAUDITED)

ACQUISITION

    On February 7, 2003, the Company signed an agreement to purchase Dana Corporation's Engine Management Group (EMG), for a purchase price equal to the closing net book value of the business, subject to a maximum purchase price of $125 million. Dana's EMG is a leading manufacturer of aftermarket parts in the automotive industry focused exclusively on engine management. The Company intends to finance the acquisition and the closing payment of related fees and expenses and restructuring and integration costs by (a) drawing on the revolving credit facility, as amended, (b) issuing shares of common stock and (c) obtaining seller financing.

    The acquisition purchase price is subject to a post-closing adjustment based upon the book value of the acquired assets of Dana's EMG Business less the book value of the assumed liabilities of Dana's EMG Business as of the close of business on the closing date.

    The acquisition is subject to obtaining financing for the acquisition and other customary closing conditions. The Company expects to close the acquisition during the second quarter of 2003.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                           MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                             2001       2001       2001        2001
QUARTER ENDED                                ----       ----       ----        ----
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales................................  $154,463   $183,167   $157,590    $ 96,432
                                           --------   --------   --------    --------
Gross profit.............................    37,431     41,831     41,151      18,642
                                           --------   --------   --------    --------
Earnings (loss) from continuing
  operations.............................       619       (522)     3,748      (6,330)
                                           --------   --------   --------    --------
Net earnings (loss)......................  $    619   $   (522)  $  3,748    $ (6,330)
                                           --------   --------   --------    --------
Net earnings (loss) from continuing
  operations per common share:
    Basic................................  $   0.05   $  (0.05)  $   0.32    $  (0.54)
    Diluted..............................  $   0.05   $  (0.05)  $   0.32    $  (0.54)
                                           --------   --------   --------    --------
Net earnings (loss) per common share:
    Basic................................  $   0.05   $  (0.05)  $   0.32    $  (0.54)
    Diluted..............................  $   0.05   $  (0.05)  $   0.32    $  (0.54)
                                           --------   --------   --------    --------

                                           MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                             2002       2002       2002        2002
QUARTER ENDED                                ----       ----       ----        ----
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales................................  $126,321   $180,629   $183,631    $107,856
                                           --------   --------   --------    --------
Gross profit.............................    30,976     46,833     50,608      29,127
                                           --------   --------   --------    --------
Earnings (loss) from continuing
  operations.............................    (1,921)     6,267      9,832      (8,087)
                                           --------   --------   --------    --------
Loss from discontinued operations, net of
  taxes..................................      (319)      (806)   (16,918)       (254)
Cumulative effect of accounting change,
  net of taxes...........................   (18,350)        --         --          --
                                           --------   --------   --------    --------
Net earnings (loss)......................  $(20,590)  $  5,461   $ (7,086)   $ (8,341)
                                           --------   --------   --------    --------
Net earnings (loss) from continuing
  operations per common share:
    Basic................................  $   (.16)  $    .53   $    .82    $   (.68)
    Diluted..............................  $   (.16)  $    .48   $    .72    $   (.68)
                                           --------   --------   --------    --------
Net earnings (loss) per common share:
    Basic................................  $  (1.74)  $    .46   $   (.59)   $   (.70)
    Diluted..............................  $  (1.74)  $    .43   $   (.42)   $   (.70)
                                           --------   --------   --------    --------

    The fourth quarter of 2002 reflects unfavorable adjustments including approximately $1.6 million of restructuring costs related to the consolidation of certain manufacturing and distributing facilities within the Temperature Control Division; and a writeoff of approximately $3.3 million for the impairment of goodwill associated with the Engine Management reporting unit of the Europe Division.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
              (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE DATA)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2002          2003
                                                                 ----          ----
                                                                     (UNAUDITED)
Net sales...................................................  $   126,321   $   135,725
Cost of sales...............................................       95,151       101,185
                                                              -----------   -----------
    Gross profit............................................       31,170        34,540
Selling, general and administrative expenses................       31,063        32,212
                                                              -----------   -----------
    Operating income........................................          107         2,328
Other income (expense) -- net...............................          668          (274)
Interest expense............................................        3,462         3,018
                                                              -----------   -----------
    Loss from continuing operations before taxes............       (2,687)         (964)
Income tax benefit..........................................         (766)         (357)
                                                              -----------   -----------
    Loss from continuing operations.........................       (1,921)         (607)
Loss from discontinued operations, net of tax...............         (319)         (348)
                                                              -----------   -----------
    Loss before cumulative effect of accounting change......       (2,240)         (955)
Cumulative effect of accounting change, net of tax (Note
  3)........................................................      (18,350)           --
                                                              -----------   -----------
    Net loss................................................      (20,590)         (955)
Retained earnings at beginning of period....................      183,532       148,686
                                                              -----------   -----------
                                                                  162,942       147,731
Less: cash dividends for period.............................        1,064         1,076
                                                              -----------   -----------
Retained earnings at end of period..........................  $   161,878   $   146,655
                                                              -----------   -----------
                                                              -----------   -----------
PER SHARE DATA:
Net loss per common share -- basic:
    Loss per share from continuing operations...............  $     (0.16)  $     (0.05)
    Discontinued operations.................................        (0.03)        (0.03)
    Cumulative effect of accounting change..................        (1.55)           --
                                                              -----------   -----------
    Net loss per common share -- basic......................  $     (1.74)  $     (0.08)
                                                              -----------   -----------
                                                              -----------   -----------
Net loss per common share -- diluted:
    Loss per share from continuing operations...............  $     (0.16)  $     (0.05)
    Discontinued operations.................................        (0.03)        (0.03)
    Cumulative effect of accounting change..................        (1.55)           --
                                                              -----------   -----------
    Net loss per common share -- diluted....................  $     (1.74)  $     (0.08)
                                                              -----------   -----------
                                                              -----------   -----------
Average number of common shares.............................   11,827,636    11,972,853
                                                              -----------   -----------
                                                              -----------   -----------
Average number of common and dilutive shares................   11,827,636    11,972,853
                                                              -----------   -----------
                                                              -----------   -----------

          See accompanying notes to consolidated financial statements.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
              (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE DATA)

                                                              DECEMBER 31,    MARCH 31,
                                                                  2002          2003
                                                                  ----          ----
                                                                             (UNAUDITED)
                           ASSETS
Current Assets:
    Cash and cash equivalents...............................    $  9,690       $  7,254
    Marketable securities...................................       7,200          7,200
    Accounts receivable, net of allowance for doubtful
      accounts and discounts of $5,726 (2002 -- $4,882)
      (Note 7)..............................................     117,644        140,636
    Inventories (Notes 5 and 7).............................     174,785        179,572
    Deferred income taxes...................................      12,213         12,122
    Prepaid expenses and other current assets...............       6,828          7,275
                                                                --------       --------
            Total current assets............................     328,360        354,059
                                                                --------       --------
Property, plant and equipment, net of accumulated
  depreciation (Notes 6 and 7)..............................     103,822        101,183
Goodwill, net (Note 3)......................................      16,683         16,683
Other assets................................................      41,893         42,420
                                                                --------       --------
            Total assets....................................    $490,758       $514,345
                                                                --------       --------
                                                                --------       --------

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Notes payable...........................................    $  3,369       $  4,703
    Current portion of long-term debt (Note 7)..............       4,108          3,755
    Accounts payable........................................      35,744         41,233
    Sundry payables and accrued expenses....................      39,723         30,769
    Accrued customer returns................................      16,341         13,831
    Payroll and commissions.................................      12,143          6,860
                                                                --------       --------
            Total current liabilities.......................     111,428        101,151
                                                                --------       --------
Long-term debt (Note 7).....................................     169,440        202,601
Postretirement medical benefits and other accrued
  liabilities...............................................      30,414         31,437
Accrued asbestos liabilities................................      25,595         25,577
                                                                --------       --------
            Total liabilities...............................     336,877        360,766
                                                                --------       --------
Commitments and contingencies (Notes 7, 8, 10, 12 and 14)
  Stockholders' equity (Notes 7, 8, 9, 10 and 12):
    Common stock -- par value $2.00 per share:
        Authorized -- 30,000,000 shares, issued and
          outstanding (11,957,009 and 12,033,009 shares in
          2002 and 2003, respectively)......................      26,649         26,649
        Capital in excess of par value......................       1,764          1,565
    Retained earnings.......................................     148,686        146,655
    Accumulated other comprehensive loss....................      (2,581)        (1,800)
    Treasury stock -- at cost (1,367,467 and 1,291,467
      shares in 2002 and 2003, respectively)................     (20,637)       (19,490)
                                                                --------       --------
            Total stockholders' equity......................     153,881        153,579
                                                                --------       --------
            Total liabilities and stockholders' equity......    $490,758       $514,345
                                                                --------       --------
                                                                --------       --------

          See accompanying notes to consolidated financial statements.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2003
                                                                ----       ----
                                                                  (UNAUDITED)
Cash flows from operating activities:
    Net loss................................................  $(20,590)  $   (955)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
        Depreciation and amortization.......................     3,898      4,026
        Gain on sale of property, plant & equipment.........      (140)        --
        Equity (income) loss from joint ventures............      (113)        72
        Employee stock ownership plan allocation............       163        251
        Cumulative effect of accounting change, net of
          tax...............................................    18,350         --
    Change in assets and liabilities, net of effects from
      acquisitions:
        Increase in accounts receivable, net................   (29,615)   (22,992)
        Increase in inventories.............................    (6,100)    (4,787)
        (Increase) decrease in prepaid expenses and other
          current assets....................................    (1,335)       331
        Decrease (increase) in other assets.................     5,748       (599)
        Increase in accounts payable........................    17,675      5,489
        Decrease in sundry payables and accrued expenses....    (1,978)    (8,954)
        Increase (decrease) in other liabilities............       433     (6,148)
                                                              --------   --------
            Net cash used in operating activities...........   (13,604)   (34,266)
                                                              --------   --------
Cash flows from investing activities:
    Proceeds from the sale of property, plant & equipment...       513         58
    Capital expenditures....................................    (2,508)    (1,715)
    Payments for acquisitions, net of cash acquired.........    (4,831)        --
                                                              --------   --------
            Net cash used in investing activities...........    (6,826)    (1,657)
                                                              --------   --------
Cash flows from financing activities:
    Net borrowings under line-of-credit agreements..........    17,215     34,647
    Principal payments and retirement of long-term debt.....      (288)      (505)
    Proceeds from exercise of employee stock options........        74         10
    Dividends paid..........................................    (1,064)    (1,076)
                                                              --------   --------
            Net cash provided by financing activities.......    15,937     33,076
                                                              --------   --------
Effect of exchange rate changes on cash.....................      (483)       411
Net decrease in cash and cash equivalents...................    (4,976)    (2,436)
Cash and cash equivalents at beginning of the period........     7,496      9,690
                                                              --------   --------
Cash and cash equivalents at end of the period..............  $  2,520   $  7,254
                                                              --------   --------
                                                              --------   --------
Supplemental disclosure of cash flow information:
    Cash paid during the period for:
        Interest............................................  $  4,971   $  4,495
                                                              --------   --------
                                                              --------   --------
        Income taxes........................................  $    121   $  1,055
                                                              --------   --------
                                                              --------   --------

          See accompanying notes to consolidated financial statements.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

    Standard Motor Products, Inc. (the 'Company') is engaged in the manufacture and distribution of replacement parts for motor vehicles in the automotive aftermarket industry.

    The accompanying unaudited financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

    The unaudited condensed consolidated financial statements include the accounts of the Company and all domestic and international companies in which the Company has more than a 50% equity ownership. The Company's investments in unconsolidated affiliates are accounted for on the equity method. All significant inter-company items have been eliminated.

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the interim periods are not necessarily indicative of the results of operations for the entire year.

    Where appropriate, certain amounts in 2002 have been reclassified to conform with the 2003 presentation.

NOTE 2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

    In June 2001, the Financial Accounting Standards Board ('FASB') issued Statement No. 143, Accounting for Asset Retirement Obligations ('Statement No. 143'), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Statement No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. Statement No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, we will recognize a gain or loss on settlement. Effective January 1, 2003, the Company adopted Statement No. 143, which did not have a material effect on its condensed consolidated financial statements.

RESCISSION OF FASB STATEMENTS

    In April 2002, the FASB issued Statement of Financial Accounting Standards ('SFAS') No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections ('Statement No. 145'). Statement No. 145 eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board ('APB') No. 30, Reporting Results of Operations ('APB No. 30'). Statement No. 145 also requires sales-leaseback accounting for lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. Effective January 1, 2003, the Company adopted

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

Statement No. 145, which did not have a material effect on its condensed consolidated financial statements. Statement No. 145 will require prior periods to be reclassified for any loss on extinguishment of debt not meeting the criteria of APB No. 30.

ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT AND DISPOSAL ACTIVITIES

    In July 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities ('Statement No. 146'). Statement No. 146, which is effective prospectively for exit or disposal activities initiated after December 31, 2002, applies to costs associated with an exit activity, including restructurings, or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Statement No. 146 requires that exit or disposal costs are recorded as an operating expense when the liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal by itself will not meet the requirement for recognizing a liability and the related expense under Statement No. 146. The adoption of Statement No. 146 did not have a material effect on the Company's condensed consolidated financial statements.

ACCOUNTING FOR AND DISCLOSURES OF GUARANTEES

    In November 2002, the FASB issued interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ('Interpretation No. 45'). Interpretation No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. Interpretation
No. 45 also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of Interpretation No. 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of Interpretation No. 45 did not have a material effect on the Company's condensed consolidated financial statements. See Note 14 of notes to condensed consolidated financial statements for discussion of product warranty claims.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123 ('Statement No. 148'). Statement No. 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, Statement No. 148 amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002. Effective January 1, 2003, the Company adopted Statement No. 148 and have provided the disclosures required under Statement No. 148 in Note 10 of notes to condensed consolidated financial statements.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES

    In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 ('Interpretation No. 46'). Interpretation No. 46 addresses the consolidation by business enterprises of variable interest entities as defined in Interpretation No. 46. Interpretation No. 46 applies immediately to variable interests in variable interest entities obtained after January 31, 2003. For public enterprises with a variable interest in a variable interest entity created before February 1, 2003, Interpretation No. 46 applies to those enterprises

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. Interpretation No. 46 requires certain disclosures in financial statements issued after January 31, 2003. The Company currently has no contractual relationship or other business relationship with a variable interest entity and therefore the adoption of Interpretation No. 46 did not have a material effect on its condensed consolidated financial statements. However, if the Company enters into any arrangement with a variable interest entity in the future, it will evaluate the impact of Interpretation No. 46 on its condensed consolidated financial statements and related disclosures.

NOTE 3. GOODWILL

    Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ('SFAS No. 142'). In accordance with SFAS No. 142, goodwill is no longer amortized, but instead, is subject to an annual review for potential impairment. Using the discounted cash flows method, based on the Company's weighted average cost of capital and market multiples, the Company reviewed the fair values of each of its reporting units. The decline in economic and market conditions, higher integration costs than anticipated and the general softness in the automotive aftermarket caused a decrease in the fair values of certain of the Company's reporting units. As a result, the Company recorded an impairment loss on goodwill as a cumulative effect of accounting change of $18.3 million, net of tax, or $1.55 per diluted share during the first quarter of 2002. The impairment loss relates to goodwill pertaining to certain of the Company's reporting units within its Europe Division for segment reporting and within its Temperature Control Division and recorded a charge of $10.9 million and $7.4 million, respectively.

NOTE 4. ACQUISITION

    On February 7, 2003, the Company signed an agreement to purchase Dana Corporation's Engine Management Group ('Dana's EMG Business') for a purchase price equal to the closing net book value of the business, subject to a maximum purchase price of $125 million. Dana's EMG Business is a leading manufacturer of aftermarket parts in the automotive industry focused exclusively on engine management. The Company intends to finance the acquisition and the payment of related fees and expenses and restructuring and integration costs by (a) drawing on its revolving credit facility, (b) issuing shares of its common stock and (c) obtaining seller financing.

    The acquisition purchase price is subject to a post-closing adjustment based upon the book value of the acquired assets of Dana's EMG Business less the book value of the assumed liabilities of Dana's EMG Business as of the close of business on the closing date.

    The acquisition is subject to the Company obtaining financing for the acquisition and other customary closing conditions. The Company expects to close the acquisition during the second quarter of 2003.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

NOTE 5. INVENTORIES

                                                                               MARCH 31,
                                                             DECEMBER 31,        2003
                                                                 2002         (UNAUDITED)
                                                            ---------------   -----------
                                                                   (IN THOUSANDS)
Finished Goods............................................     $141,487        $142,111
Work in Process...........................................        2,417           2,598
Raw Materials.............................................       30,881          34,863
                                                               --------        --------
    Total inventories.....................................     $174,785        $179,572
                                                               --------        --------
                                                               --------        --------

NOTE 6. PROPERTY, PLANT AND EQUIPMENT

                                                                               MARCH 31,
                                                             DECEMBER 31,        2003
                                                                 2002         (UNAUDITED)
                                                            ---------------   -----------
                                                                   (IN THOUSANDS)
Land, buildings and improvements..........................     $ 66,200        $ 66,435
Machinery and equipment...................................      120,655         121,012
Tools, dies and auxiliary equipment.......................       19,962          20,114
Furniture and fixtures....................................       25,831          25,656
Computer software.........................................       12,120          12,165
Leasehold improvements....................................        7,164           7,152
Construction in progress..................................        4,169           4,753
                                                               --------        --------
                                                                256,101         257,287
Less: accumulated depreciation and amortization...........      152,279         156,104
                                                               --------        --------
    Total property, plant and equipment -- net............     $103,822        $101,183
                                                               --------        --------
                                                               --------        --------

NOTE 7. CREDIT FACILITIES AND LONG-TERM DEBT

                                                                                MARCH 31,
                                                              DECEMBER 31,        2003
                                                                  2002         (UNAUDITED)
                                                             ---------------   -----------
                                                                    (IN THOUSANDS)
Long Term Debt Consists of:
6.75% convertible subordinated debentures..................     $ 90,000        $ 90,000
Revolving credit facility..................................       76,249         109,562
Other......................................................        7,299           6,794
                                                                --------        --------
                                                                 173,548         206,356
Less: current portion......................................        4,108           3,755
                                                                --------        --------
Total non-current portion of long-term debt................     $169,440        $202,601
                                                                --------        --------
                                                                --------        --------

    Effective April 27, 2001, the Company entered into an agreement with General Electric Capital Corporation, as agent, and a syndicate of lenders for a secured revolving credit facility. The term of the credit agreement was for a period of five years and provided for a line of credit up to $225 million. The Company recorded an extraordinary loss of approximately $2.8 million, net of taxes, in the second quarter of 2001, for a prepayment penalty and write-off of unamortized fees for the retirement of our former debt.

    On February 7, 2003, the Company amended its revolving credit facility to provide for an additional $80 million commitment, subject to the terms and conditions therein, which will become

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

effective upon the closing of its acquisition of Dana's EMG Business. This additional commitment increases the total amount available for borrowing under the Company's revolving credit facility to $305 million. In addition, in order to facilitate the aggregate financing of the acquisition, the Company intends to raise approximately $59 million from the sale of common stock in a public offering, which will occur in connection with the closing of the acquisition. After applying all of the net proceeds from the public offering of the Company's common stock to repay a portion of its outstanding indebtedness under its revolving credit facility, the Company intends to borrow the entire cash portion of the purchase price of Dana's EMG Business from its revolving credit facility upon the closing of the acquisition. Availability under the Company's revolving credit facility is based on a formula of eligible accounts receivable, eligible inventory and eligible fixed assets, and includes the purchased assets of Dana's EMG Business. The Company expects such availability under the revolving credit facility, following the initial draw down at the acquisition closing, to be sufficient to meet its ongoing operating and integration costs.

    Direct borrowings under the Company's revolving credit facility bear interest at the prime rate plus the applicable margin (as defined) or the LIBOR rate plus the applicable margin (as defined), at the Company's option. Borrowings are collateralized by substantially all of the Company's assets, including accounts receivable, inventory and fixed assets, and those of its domestic and Canadian subsidiaries. The Company's credit facility prior to the acquisition provides for certain financial covenants limiting its capital expenditures and requiring it to maintain a certain tangible net worth at the end of each fiscal quarter. Following the Company's acquisition of Dana's EMG Business, the terms of the Company's revolving credit facility provide for, among other provisions, new financial covenants requiring the Company, on a consolidated basis, (1) to maintain specified levels of EBITDA at the end of each fiscal quarter through June 30, 2004, (2) commencing September 30, 2004, to maintain specified levels of fixed charge coverage at the end of each fiscal quarter (rolling twelve months) through 2007, and (3) to limit capital expenditure levels for each fiscal year through 2007.

    On July 26, 1999, the Company completed a public offering of convertible subordinated debentures amounting to $90 million. The convertible debentures carry an interest rate of 6.75%, payable semi-annually, and will mature on July 15, 2009. The convertible debentures are convertible into 2,796,000 shares of the Company's common stock.

NOTE 8. INTEREST RATE SWAP AGREEMENTS

    The Company does not enter into financial instruments for trading or speculative purposes. The principal financial instruments used for cash flow hedging purposes are interest rate swaps.

    In July 2001, the Company entered into interest rate swap agreements to manage its exposure to interest rate changes. The swaps effectively convert a portion of the Company's variable rate debt under the revolving credit facility to a fixed rate, without exchanging the notional principal amounts. At December 31, 2002, the Company had two outstanding interest rate swap agreements (in an aggregate notional principal amount of $75 million), one of which matured in January 2003 and one of which is scheduled to mature in January 2004. Under these agreements, the Company receives a floating rate based on the LIBOR interest rate, and pay a fixed rate of 4.92% on a notional amount of $45 million and 4.37% on a notional amount of $30 million (matured in January 2003). If, at any time, the swaps are determined to be ineffective, in whole or in part, due to changes in the interest rate swap agreements, the fair value of the portion of the interest rate swap determined to be ineffective will be recognized as gain or loss in the statement of operations for the applicable period.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

NOTE 9. COMPREHENSIVE INCOME (LOSS)

    Comprehensive income (loss), net of income tax expense is as follows:

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2002         2003
                                                                ----         ----
                                                                 (IN THOUSANDS)
Net loss as reported........................................  $(20,590)      $(955)
Foreign currency translation adjustments....................      (207)        457
Change in fair value of interest rate swap agreements.......       986         324
                                                              --------       -----
Total comprehensive loss, net of taxes......................  $(19,811)      $(174)
                                                              --------       -----
                                                              --------       -----

NOTE 10. STOCK BASED COMPENSATION PLAN

    Under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ('Statement No. 123'), the Company accounts for stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Stock options granted during the three months ended March 31, 2003 were exercisable at prices equal to the fair market value of the Company's common stock on the dates the options were granted; therefore, no compensation cost has been recognized for the stock options granted. There were no stock options granted during the first quarter of 2003.

    If the Company accounted for stock-based compensation using the fair value method of Statement No. 123, as amended by Statement No. 148, the effect on net income (loss) and basic and diluted earnings (loss) per share would have been as follows:

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                             -------------------------
                                                               2002             2003
                                                               ----             ----
                                                             (IN THOUSANDS, EXCEPT PER
                                                                  SHARE AMOUNTS)
Net loss, as reported......................................  $(20,590)         $ (955)
Less: Total stock-based employee compensation expense
  determined under fair value method for all awards, net of
  related tax effects......................................       (59)            (34)
                                                             --------          ------
Pro forma net loss.........................................  $(20,649)         $ (989)
                                                             --------          ------
                                                             --------          ------
Loss per share:
    Basic and diluted -- as reported.......................  $  (1.74)         $(0.08)
                                                             --------          ------
                                                             --------          ------
    Basic and diluted -- pro forma.........................  $  (1.75)         $(0.08)
                                                             --------          ------
                                                             --------          ------

    At March 31, 2003, in aggregate 1,265,441 shares of authorized but unissued common stock were reserved for issuance under the Company's stock option plans.

NOTE 11. EARNINGS (LOSS) PER SHARE

    Following are reconciliations of the earnings (loss) available to common stockholders and the shares used in calculating basic and dilutive net earnings
(loss) per common share:

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

                                                              THREE MONTHS ENDED
                                                             MARCH 31, (UNAUDITED)
                                                           -------------------------
                                                              2002          2003
                                                              ----          ----
                                                             (IN THOUSANDS, EXCEPT
                                                                SHARE AMOUNTS)
Loss from continuing operations..........................  $    (1,921)  $      (607)
Loss from discontinued operations........................         (319)         (348)
Cumulative effect of accounting change...................      (18,350)           --
                                                           -----------   -----------
Net loss available to common stockholders................  $   (20,590)  $      (955)
                                                           -----------   -----------
                                                           -----------   -----------
Weighted average common shares outstanding -- basic......   11,827,636    11,972,853
Dilutive effect of stock options.........................           --            --
                                                           -----------   -----------
Weighted average common shares outstanding -- diluted....   11,827,636    11,972,853
                                                           -----------   -----------
                                                           -----------   -----------

    The average shares listed below were not included in the computation of diluted earnings (loss) per share because to do so would have been anti-dilutive for the periods presented.

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                           -------------------------
                                                              2002          2003
                                                              ----          ----
Stock options............................................     720,752     1,001,908
Convertible debentures...................................   2,796,120     2,796,120
                                                            ---------     ---------
                                                            ---------     ---------

NOTE 12. EMPLOYEE BENEFITS

    In fiscal 2000, the Company created an employee benefits trust to which it contributed 750,000 shares of treasury stock. The Company is authorized to instruct the trustees to distribute such shares toward the satisfaction of the Company's future obligations under Employee Benefit Plans. The shares held in trust are not considered outstanding for purposes of calculating earnings per share until they are committed to be released. The trustees will vote the shares in accordance with its fiduciary duties. During March 2003, the Company committed 75,000 shares to be released leaving 525,000 shares remaining in the trust.

NOTE 13. INDUSTRY SEGMENTS

    The Company's three reportable operating segments are Engine Management, Temperature Control and Europe.

                                                         THREE MONTHS ENDED MARCH 31,
                                             -----------------------------------------------------
                                                       2002                        2003
                                             -------------------------   -------------------------
                                                           OPERATING                   OPERATING
                                             NET SALES   INCOME (LOSS)   NET SALES   INCOME (LOSS)
                                             ---------   -------------   ---------   -------------
                                                                (IN THOUSANDS)
Engine Management..........................  $ 67,979       $ 7,140      $ 78,806       $ 9,652
Temperature Control........................    49,325        (2,148)       45,762        (2,193)
Europe.....................................     8,102           217        10,540          (486)
All Other..................................       915        (5,102)          617        (4,645)
                                             --------       -------      --------       -------
Consolidated...............................  $126,321       $   107      $135,725       $ 2,328
                                             --------       -------      --------       -------
                                             --------       -------      --------       -------

    All other consists of items pertaining to Canadian operations and the corporate headquarters function, which do not meet the criteria of a reportable operating segment.

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

    The carrying value of goodwill for the Company's segments as of March 31, 2003 were as follows:

                                                              (IN THOUSANDS)
Engine Management...........................................     $10,490
Temperature Control.........................................       4,822
Europe......................................................       1,371
                                                                 -------
    Goodwill, net...........................................     $16,683
                                                                 -------
                                                                 -------

NOTE 14. COMMITMENTS AND CONTINGENCIES

    On January 28, 2000, a former significant customer of the Company, which is currently undergoing a Chapter 7 liquidation in U.S. Bankruptcy Court, filed claims against a number of its former suppliers, including the Company. The claim against the Company alleged $0.5 million of preferential payments in the 90 days prior to the related Chapter 11 bankruptcy petition. The claim pertaining to the preferential payments was settled for an immaterial amount during the second quarter of 2002. In addition, this former customer seeks $9.4 million from the Company for a variety of claims including antitrust, breach of contract, breach of warranty and conversion. These latter claims arise out of allegations that this customer was entitled to various discounts, rebates and credits after it filed for bankruptcy. The Company has purchased insurance with respect to the actions. On August 22, 2002, the court dismissed the antitrust claims. The Company believes that these remaining matters will not have a material adverse effect on its business, financial condition or results of operations.

    In 1986, The Company acquired a brake business, which it subsequently sold in March 1998 and which is accounted for as discontinued operations in the accompanying condensed consolidated financial statements. When the Company originally acquired this brake business, it assumed future liabilities relating to any alleged exposure to asbestos-containing products manufactured by the seller of the acquired brake business. In accordance with the related purchase agreement, the Company agreed to assume the liabilities for all new claims filed on or after September 1, 2001. The Company's ultimate exposure will depend upon the number of claims filed against it on or after September 1, 2001 and the amounts paid for indemnity and defense thereof. At December 31, 2001, approximately 100 cases were outstanding for which the Company was responsible for any related liabilities. At December 31, 2002, the number of cases outstanding for which the Company was responsible for related liabilities increased to approximately 2,500, which include approximately 1,600 cases filed in December 2002 in Mississippi. The Company believes that these Mississippi cases filed against it in December 2002 were due in large part to potential plaintiffs accelerating the filing of their claims prior to the effective date of Mississippi's tort reform statue in January 2003, which statute eliminated the ability of plaintiffs to file consolidated cases. At March 31, 2003, approximately 2,700 cases were outstanding for which the Company was responsible for any related liabilities. To date, the amounts paid for settled claims have been immaterial. The Company does not have insurance coverage for the defense and indemnity costs associated with these claims.

    In evaluating its potential asbestos-related liability, the Company has considered various factors including, among other things, an actuarial study performed by a leading actuarial firm with expertise in assessing asbestos-related liabilities, its settlement amounts and whether there are any co-defendants, the jurisdiction in which lawsuits are filed, and the status and results of settlement discussions. Actuarial consultants with experience in assessing asbestos-related liabilities completed a study in September 2002 to estimate the Company's potential claim liability. The methodology used to project asbestos-related liabilities and costs in the study considered:
(1) historical data available from publicly available studies; (2) an analysis of the Company's

                 STANDARD MOTOR PRODUCTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

recent claims history to estimate likely filing rates for the remainder of 2002 through 2052; (3) an analysis of the Company's currently pending claims; and (4) an analysis of the Company's settlements to date in order to develop average settlement values. Based upon all the information considered by the actuarial firm, the actuarial study estimated an undiscounted liability for settlement payments, excluding legal costs, ranging from $27.3 million to $58 million for the period through 2052.

    Accordingly, based on the information contained in the actuarial study and all other available information considered by us, the Company recorded an after tax charge of $16.9 million as a loss from discontinued operations during the third quarter of 2002 to reflect such liability, excluding legal costs. The Company concluded that no amount within the range of settlement payments was more likely than any other and, therefore, recorded the low end of the range as the liability associated with future settlement payments through 2052 in its consolidated financial statements, in accordance with generally accepted accounting principles. The Company plans on performing a similar annual actuarial analysis during the third quarter of each year for the foreseeable future. Given the uncertainties associated with projecting such matters into the future, the short period of time that the Company has been responsible for defending these claims, and other factors outside its control, the Company can give no assurance that additional provisions will not be required. Management will continue to monitor the circumstances surrounding these potential liabilities in determining whether additional provisions may be necessary. At the present time, however, the Company does not believe that any additional provisions would be reasonably likely to have a material adverse effect on its liquidity or consolidated financial position.

    The Company is involved in various other litigation and product liability matters arising in the ordinary course of business. Although the final outcome of any asbestos-related matters or any other litigation or product liability matter cannot be determined, based on its understanding and evaluation of the relevant facts and circumstances, it is the Company's opinion that the final outcome of these matters will not have a material adverse effect on its business, financial condition or results of operations.

    The Company generally warrants its products against certain manufacturing and other defects. These product warranties are provided for specific periods of time of the product depending on the nature of the product. As of March 31, 2002 and 2003, the Company has accrued $15.6 million and $11.3 million, respectively, for estimated product warranty claims. The accrued product warranty costs are based primarily on historical experience of actual warranty claims. Warranty claims expense for the three month periods ended March 31, 2002 and 2003, were $11.6 million and $10.2 million, respectively.

    The following table provides the changes in the Company's product warranties:

                                                              (IN THOUSANDS)
Balance at January 1, 2003..................................     $10,360
Liabilities accrued for current year sales..................      10,165
Settlements of warranty claims..............................      (9,220)
                                                                 -------
Balance at March 31, 2003...................................     $11,305
                                                                 -------
                                                                 -------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Dana Corporation

    In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of equity and of cash flows present fairly, in all material respects, the financial position of Engine Management (a business of Dana Corporation) at December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 14, on February 7, 2003, Dana Corporation entered into an agreement to sell substantially all of Engine Management to Standard Motor Products, Inc.

/s/ PricewaterhouseCoopers LLP
Toledo, Ohio
March 25, 2003

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             2000          2001          2002
                                                             ----          ----          ----
NET SALES................................................  $357,475      $297,796      $300,254
                                                           --------      --------      --------
COSTS AND EXPENSES
    Cost of sales........................................   359,201       287,070       296,787
    Selling, general and administrative expenses.........    85,522        66,616        64,355
    Restructuring charges................................        --        44,276         9,400
    Transaction expenses.................................        --            --         6,000
    Interest expense, net................................        91           609           191
    Other expense........................................       458           756           255
                                                           --------      --------      --------
                                                            445,272       399,327       376,988
                                                           --------      --------      --------
LOSS BEFORE INCOME TAXES.................................   (87,797)     (101,531)      (76,734)
ESTIMATED INCOME TAX BENEFIT.............................   (35,676)      (39,064)      (30,032)
                                                           --------      --------      --------
NET LOSS.................................................  $(52,121)     $(62,467)     $(46,702)
                                                           --------      --------      --------
                                                           --------      --------      --------

     The accompanying notes are an integral part of the combined financial statements.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                2001           2002
                                                                ----           ----
                           ASSETS
CURRENT ASSETS:
    Cash and cash equivalents...............................  $    292       $  1,126
    Accounts receivable, less allowance for doubtful
      accounts of $2,196 -- 2001 and $2,632 -- 2002.........    41,922         34,020
    Inventories.............................................    98,178         93,192
    Deferred tax assets.....................................    36,478         32,389
    Other current assets....................................       881            737
                                                              --------       --------
        Total current assets................................   177,751        161,464
Property, plant and equipment, net..........................    83,034         64,990
Other non-current assets....................................     1,297            925
                                                              --------       --------
        Total assets........................................  $262,082       $227,379
                                                              --------       --------
                                                              --------       --------
              LIABILITIES AND COMBINED EQUITY
CURRENT LIABILITIES:
    Short-term borrowings...................................  $ 13,949       $     --
    Accounts payable........................................    22,807         32,501
    Accrued payroll and employee benefits...................     8,119          9,461
    Other accrued liabilities...............................    39,849         31,049
                                                              --------       --------
        Total current liabilities...........................    84,724         73,011
                                                              --------       --------
Deferred tax liability......................................     2,631          5,560
Other noncurrent liabilities................................     4,385          2,956
Commitments and contingencies (Note 11)
Combined equity.............................................   170,342        145,852
                                                              --------       --------
        Total liabilities and combined equity...............  $262,082       $227,379
                                                              --------       --------
                                                              --------       --------

     The accompanying notes are an integral part of the combined financial statements.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                          --------------------------------------
                                                            2000           2001           2002
                                                            ----           ----           ----
NET CASH FLOWS -- OPERATING ACTIVITIES..................  $ (7,476)      $ 54,276       $ (5,600)
    Cash flows from (used in) investing activities:
        Purchases of property, plant and equipment......   (21,557)        (1,378)        (2,777)
        Proceeds from sales of assets...................        74         22,621            276
        Other...........................................       (80)          (707)           353
                                                          --------       --------       --------
        Net cash flows -- investing activities..........   (21,563)        20,536         (2,148)
                                                          --------       --------       --------
    Cash flows from (used in) financing activities:
    Net transactions with Dana..........................    29,039        (74,520)         8,582
                                                          --------       --------       --------
NET CASH FLOWS -- FINANCING ACTIVITIES..................    29,039        (74,520)         8,582
                                                          --------       --------       --------
        Net increase in cash and cash equivalents.......        --            292            834
        Cash and cash equivalents -- beginning of
          year..........................................        --             --            292
                                                          --------       --------       --------
CASH AND CASH EQUIVALENTS -- end of year................  $     --       $    292       $  1,126
                                                          --------       --------       --------
                                                          --------       --------       --------
    Reconciliation of net loss to net cash flows from
      (used in) operating activities:
        Net loss........................................  $(52,121)      $(62,467)      $(46,702)
        Depreciation and amortization...................    18,802         19,216         17,109
        Loss (gain) on disposal of property, plant and
          equipment.....................................       754           (940)           548
        Asset impairment................................        --         25,331          2,887
        Deferred income taxes...........................    13,866         (1,301)         7,222
        Change in accounts receivable...................     9,858         29,652          7,902
        Change in inventories...........................    24,325         34,378          4,986
        Change in other operating assets................     3,651            471            144
        Change in operating liabilities.................   (26,611)         9,936            304
                                                          --------       --------       --------
        Net cash flows -- operating activities..........  $ (7,476)      $ 54,276       $ (5,600)
                                                          --------       --------       --------
                                                          --------       --------       --------

     The accompanying notes are an integral part of the combined financial statements.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                    STATEMENTS OF CHANGES IN COMBINED EQUITY
                                 (IN THOUSANDS)

                                                                    NET
                                                                 COMBINED
                                                                  EQUITY
                                                                  ------
BALANCE, DECEMBER 31, 1999..................................     $341,022
Net loss for the year ended December 31, 2000...............      (52,121)
Transactions with Dana Corporation, net.....................       29,039
                                                                 --------
BALANCE, DECEMBER 31, 2000..................................      317,940
                                                                 --------
Net loss for the year ended December 31, 2001...............      (62,467)
Transactions with Dana Corporation, net.....................      (41,169)
Dividend to Dana............................................      (43,600)
Change in accumulated other comprehensive loss..............         (362)
                                                                 --------
BALANCE, DECEMBER 31, 2001..................................      170,342
                                                                 --------
Net loss for the year ended December 31, 2002...............      (46,702)
Transactions with Dana Corporation, net.....................       22,531
Change in accumulated other comprehensive loss..............         (319)
                                                                 --------
BALANCE, DECEMBER 31, 2002..................................     $145,852
                                                                 --------
                                                                 --------

     The accompanying notes are an integral part of the combined financial statements.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                         NOTES TO FINANCIAL STATEMENTS
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    These financial statements are being presented due to the potential sale of substantially all of the US operations of the Dana Corporation (Dana) Engine Management Business (EM). Engine Management is a component of Dana's Automotive Aftermarket Group Strategic Business Unit. EM manufactures and distributes a wide range of engine management products principally for the automotive aftermarket.

    These financial statements present the historical results of EM, adjusted to exclude the operations of the Beck Arnley distribution business, the CUMSA business in Mexico and Texas, and the Dana Canada distribution business, which are distinct business units within EM but are not intended to be included in the potential divestiture. Transactions between these business units and EM are further described below. The adjusted EM amounts are intended to reflect the financial position and results of operations of the business being sold, hereinafter referred to as 'Engine Management' or 'the Company', as though managed by Dana as a separate entity. As such, the Engine Management financial statements include allocations for certain expenses, as well as assets and liabilities historically maintained by Dana and not recorded in the accounts of Engine Management. Significant allocations are discussed in the notes that follow. Engine Management and Dana management believe such allocations have been made on a reasonable basis. However, these financial statements may not necessarily be indicative of the results that would have been obtained if Engine Management had operated as a separate entity during the periods presented.

    The combined equity section of the Engine Management financial statements comprises the excess of Engine Management's assets over its liabilities. Combined equity is affected by the Engine Management operating results, expense allocations from Dana, and cash transfers between Engine Management and Dana, including settlement of intracompany transactions, as Dana manages all of Engine Management's treasury activities. Dana has not historically allocated any interest expense to Engine Management with respect to Dana's net investment in the business. Accordingly, no allocations of corporate debt or corporate interest cost are reflected in these financial statements.

    During the periods presented, Engine Management underwent significant restructuring of its business. This involved the closing of numerous warehouses and consolidation of inventory at national distribution centers as well as closure of certain manufacturing locations. In anticipation of the warehouse consolidation, Engine Management built significant inventory. Problems with the warehouse consolidation and declines in business led to significant unfavorable cost absorption and inventory loss provisions in 2001 and 2002. Additionally, as a result of these consolidation efforts, Engine Management incurred restructuring charges related to impairment of certain fixed assets, relocation of assets, severance and similar costs and was unfavorably impacted by related operational inefficiencies. Until the warehouse and distribution center consolidation was completed in May 2002, Engine Management had not realized a significant reduction in its distribution costs. The restructuring program also included the reduction of headcount in the manufacturing and selling and administrative areas of the business. As with the warehouse consolidation initiative, the savings from these restructuring activities have yet to be fully realized. The complexity of these restructuring and reorganization actions, accompanied with general market softness, has resulted in significant operating losses for Engine Management and the continued reliance upon Dana to fund EM operations during 2000, 2001 and 2002. Dana has confirmed its intention to continue to fund Engine Management's operations while it remains under Dana's ownership. The restructuring is discussed further in Note 12.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of these financial statements required management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Some of the more significant estimates include depreciation and amortization of long-lived assets; inventory valuations; sales returns and allowances; deferred taxes; environmental remediation liabilities; restructuring accruals; postemployment and postretirement benefits; corporate allocations; and allowances for doubtful accounts. Actual results could differ from those estimates.

ALLOCATION OF CORPORATE COSTS

    Certain expenses incurred by Dana Corporation on behalf of Engine Management have been included in these financial statements. These expenses include accounting, audit, legal, tax, treasury and certain other administrative services. These expenses have been allocated to Engine Management generally based upon its sales relative to the consolidated sales of Dana as this methodology yields, in the opinion of management, a reasonable allocation.

CONCENTRATION OF CREDIT RISK

    The financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. The Company limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, requiring letters of credit, guarantees, or collateral. The majority of the Company's accounts receivable are with automotive parts wholesalers and retailers serving the aftermarket.

    For the year ended December 31, 2002, the Company's sales to its three largest customers were 32% and 8% and 7% of total sales, respectively. Accounts receivable at December 31, 2002 relating to these three customers were 38%, 11% and 4% of the total accounts receivable, respectively.

INVENTORIES

    Inventories are valued at the lower of cost or market. For the purposes of these financial statements, cost is generally determined on the first-in, first-out (FIFO) or average cost basis.

PROPERTIES AND DEPRECIATION

    Property, plant and equipment are valued at historical costs. Depreciation is recognized over the estimated useful lives of these assets using primarily the straight-line method for financial reporting purposes and accelerated depreciation methods for federal income tax purposes. For financial reporting purposes, the estimated useful lives range from 25 to 45 years for buildings and building fixtures, from 3 to 12 years for machinery and equipment and generally 5 years for ERP-related software. Land improvements are depreciated over 20 years and leasehold improvements are amortized over the shorter of the life of the lease or the useful life of the asset. Long-lived assets are reviewed for impairment and, if necessary, are adjusted to fair value.

    As part of the restructuring discussed in Note 12, asset writedowns were recorded in 2001 and 2002 principally related to closed facilities.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

    During 2001, EM sold its Nashville distribution center to a third party commercial finance company for $22,550. Concurrent with the sale of the facility, EM leased the facility from the third party for a period of twenty years. Other than the leaseback, EM has no continuing involvement and, therefore, the immaterial gain on sale is being recognized in earnings over the lease term.

REVENUE RECOGNITION

    Sales are recognized when products are shipped and risk of loss has transferred to the customer. The Company estimates and records provisions for warranty costs, sales returns and other allowances in the period the sale is recorded, based upon its past experience and other relevant factors. The Company assesses the adequacy of its recorded warranty and sales returns and allowances liabilities on a regular basis and adjusts the recorded amounts as necessary and while the Company believes that these estimates are reasonable and in accordance with the revenue recognition policies, actual returns and allowances and warranty costs may differ from estimates. Changes in the warranty liability for the year ended December 31, 2002 are presented in Note 11 of the financial statements. Shipping and handling fees billed to customers are included in sales and the costs of shipping and handling are included in cost of sales. Intragroup sales have been eliminated; sales to other Dana businesses, including those EM businesses not included in these financial statements, are included in net sales.

INCOME TAXES

    Dana and its U.S. subsidiaries file a consolidated income tax return, which includes Engine Management. The income tax provision included in these financial statements was calculated on a method generally consistent with a separate return basis, as if Engine Management was a separate taxpayer, and the resulting current tax benefit (liability) is settled with Dana through the intercompany accounts. Deferred tax balances reflect the impact of temporary differences between the carrying amounts of Engine Management assets and liabilities in the financial statements and their related tax bases.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    At December 31, 2001 and 2002, Engine Management's financial instruments included cash, cash equivalents, receivables, accounts payable, and short-term borrowings. At December 31, 2001 and 2002, because of their short term nature, the fair value of such instruments approximated their carrying values.

PENSION PLANS

    Pension benefits are provided for certain employees of Engine Management under plans administered by Dana. Annual cost for defined benefit plans is determined on an actuarial basis and funded through deposits with trustees. Generally, Engine Management employees participate in Dana plans and the assets and liabilities are commingled with those related to other Dana businesses. Accordingly, except for one stand-alone plan, no amounts are reflected on the Engine Management balance sheet and pension expense for Engine Management has been determined on a multi-employer plan basis.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Upon retirement, certain of the Engine Management employees will be eligible to receive other postretirement benefits, including medical, dental and life insurance, pursuant to two EM

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

plans that are sponsored by Dana. Benefit obligations of the postretirement benefit plans are not funded. Annual net postretirement benefits liability and expense under the defined benefit plans are determined on an actuarial basis for each plan. Benefits are determined primarily based upon employees' length of service and include employee cost sharing where applicable.

COMPREHENSIVE LOSS

    The only component of other comprehensive loss was the minimum pension liability adjustment of $0, $362 and $319 for the years ended December 31, 2000, 2001 and 2002, respectively, relating to the stand-alone pension plan. Comprehensive loss totaled $52,121, $62,829, and $47,021 for the years ended December 31, 2000, 2001 and 2002, respectively. Accumulated other comprehensive loss totaled $0, $362 and $681 at December 31, 2000, 2001 and 2002,
respectively.

CASH AND MARKETABLE SECURITIES

    Engine Management maintains its cash in depository accounts with high credit quality financial institutions. As discussed in Note 1, treasury activities at Dana are generally centralized such that Engine Management cash relates principally to petty cash accounts and cash accounts of the operations located in Puerto Rico.

NON-CASH INVESTING AND FINANCING ACTIVITIES

    During 2001 and 2002, EM settled certain investing and financing activities directly through intercompany transactions with Dana without exchanging cash. Those transactions include a dividend from Ponce, an Engine Management legal entity located in Puerto Rico, to Dana in 2001 of $43,600; short-term borrowings of $13,949 in 2001; and repayments of short-term borrowings of $13,949 in 2002.

STOCK-BASED COMPENSATION

    Certain Engine Management employees participate in Dana's stock based compensation plans. Stock-based compensation under Dana's stock based plans is accounted for using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees,' and related interpretations. No compensation expense is recorded for stock options when granted as the option price is set at the market value of the underlying Dana stock.

    In accordance with its accounting policy for stock-based compensation, Engine Management has not recognized any expense relating to these stock options. If the fair value method of accounting for stock option grants, the alternative policy set out in SFAS No. 123, 'Accounting for Stock-Based Compensation,' had been used, the after tax expense relating to the stock options and net income would have been as follows:

                                                           YEAR ENDED DECEMBER 31
                                                         ---------------------------
                                                          2000      2001      2002
                                                          ----      ----      ----
Stock compensation expense, reported...................  $    --   $    --   $    --
Stock compensation expense, pro forma..................      617       403       320
                                                         -------   -------   -------
Net loss, reported.....................................  $52,121   $62,467   $46,702
Net loss, pro forma....................................  $52,738   $62,870   $47,022

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

    The fair value of each option grant was estimated on the date of grant using the Black-Scholes model with the following assumptions:

                                                         YEAR ENDED DECEMBER 31,
                                                     -------------------------------
                                                       2000       2001       2002
                                                       ----       ----       ----
Risk-free interest rate............................    6.16%      4.63%      3.53%
Dividend yield.....................................    5.38%      4.95%      0.30%
Expected life......................................  5.4 years  5.4 years  5.4 years
Stock price volatility.............................   40.72%     44.67%     53.24%

    Based on the above assumptions, the weighted average fair value per share of options granted under the plans was $6.51, $7.49 and $7.67 for the years ended December 31, 2000, 2001 and 2002, respectively.

PER SHARE DATA

    Per share data is not relevant as Engine Management is not a separate legal entity and has no stand alone equity structure.

NEW ACCOUNTING PRONOUNCEMENTS

    In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 45, 'Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.' FIN No. 45 clarifies disclosures that are required to be made for certain guarantees and establishes a requirement to record a liability at fair value for certain guarantees at the time of the guarantee's issuance. The requirement to record a liability applies to guarantees issued or modified after December 31, 2002. This interpretation is not expected to have a material effect on Engine Management's financial condition or results of operations.

    In January 2003, the FASB issued FIN No. 46, 'Consolidation of Variable Interest Entities, an Interpretation of ARB 51.' FIN No. 46 requires that the primary beneficiary in a variable interest entity consolidate the entity even if the primary beneficiary does not have a majority voting interest. The consolidation requirements of this Interpretation are required to be implemented for any variable interest entity created on or after January 31, 2003. In addition, FIN No. 46 requires disclosure of information regarding guarantees or exposures to loss relating to any variable interest entity existing prior to January 31, 2003 in financial statements issued after January 31, 2003. The adoption of this interpretation is not expected to have a material effect on Engine Management's financial condition or results of operations. The Company does not have any guarantees or loss exposures relating to unconsolidated entities.

    In January 2003, the FASB issued SFAS No. 148, 'Accounting for Stock-Based Compensation -- Transition and Disclosure.' SFAS No. 148, provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation expense. The implementation of this Statement is not expected to have a material effect on Engine Management's financial position or results of operations because Dana Corporation has not elected to adopt the fair value based method of accounting for stock-based compensation expense.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

NOTE 3. INVENTORIES

    The components of inventory are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2002
                                                               ----      ----
Raw materials...............................................  $16,845   $21,444
Work in process and finished goods..........................   81,333    71,748
                                                              -------   -------
                                                              $98,178   $93,192
                                                              -------   -------
                                                              -------   -------

NOTE 4. SHORT-TERM BORROWINGS

    Beginning in March 2001, Engine Management has participated in Dana's accounts receivable securitization program. Under the program, Engine Management contributed accounts receivable to Dana Asset Funding LLC (DAF), a special purpose entity. DAF funds its accounts receivable purchases in part by pledging a portion of the receivables as collateral for short-term loans from participating banks and uses the amounts borrowed under the program to fund the purchase of accounts receivable. The securitized accounts receivable are owned in their entirety by DAF and are not available under this arrangement to satisfy claims of Dana's or Engine Management's creditors. DAF's Engine Management related receivables are included in the Engine Management financial statements because DAF does not meet certain technical accounting requirements for treatment as a 'qualifying special purpose entity' under generally accepted accounting principles. Accordingly, the sales and contributions of the Engine Management accounts receivable to DAF were eliminated and DAF's related loans were reflected as short-term borrowings in Engine Management's financial statements. Engine Management ceased participating in this arrangement during 2002, consequently no amounts were outstanding at December 31, 2002. Interest expense relating to this arrangement totaled $0, $669, and $354 in 2000, 2001 and 2002, respectively.

NOTE 5. LONG-TERM DEBT

    During 2001, Dana repaid, on Engine Management's behalf, the outstanding principal balance of $3,700 of long-term industrial bonds originally issued for the construction of a former Engine Management facility. During 2000 and 2001, Engine Management incurred interest expense on these bonds of $91 and $65, respectively.

NOTE 6. STOCK OPTION PLANS

    The Compensation Committee of Dana's Board of Directors grants stock options to Dana employees, including selected Engine Management employees, under Dana's Stock Option Plan. The option price is equal to the market price of the Dana stock at the date of grant. One-fourth of the options granted become exercisable at each of the first four anniversary dates of the grant; options generally expire ten years from the date of grant. Stock appreciation rights may be granted separately or in conjunction with the options.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

    The following table is a summary of transactions involving Engine Management employees under the Dana stock option plan during the years ended December 31, 2000, 2001 and 2002:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               SHARES      PRICE
                                                               ------      -----
Outstanding at December 31, 1999............................   436,539     $39.56
Transactions during the year ended December 31, 2000:
    Granted.................................................   155,450      23.06
    Exercised...............................................    (2,546)     14.25
    Cancelled...............................................   (26,476)     39.64
                                                              --------     ------
Outstanding at December 31, 2000............................   562,967     $35.11
                                                              --------     ------
                                                              --------     ------
Transactions during the year ended December 31, 2001:
    Granted.................................................    88,100     $25.05
    Exercised...............................................    (8,086)     13.79
    Cancelled...............................................  (107,179)     35.70
                                                              --------     ------
Outstanding at December 31, 2001............................   535,802     $33.67
                                                              --------     ------
                                                              --------     ------
Transactions during the year ended December 31, 2002:
    Granted.................................................    68,500     $15.33
    Cancelled...............................................  (108,650)     32.60
                                                              --------     ------
Outstanding at December 31, 2002............................   495,652     $31.38
                                                              --------     ------
                                                              --------     ------

    The following table summarizes information about stock options under this plan at December 31, 2002:

                                         OUTSTANDING OPTIONS            EXERCISABLE OPTIONS
                                 ------------------------------------   --------------------
                                               WEIGHTED
                                                AVERAGE      WEIGHTED               WEIGHTED
           RANGE OF                            REMAINING     AVERAGE                AVERAGE
           EXERCISE              NUMBER OF    CONTRACTUAL    EXERCISE   NUMBER OF   EXERCISE
            PRICES                OPTIONS    LIFE IN YEARS    PRICE      OPTIONS     PRICE
            ------                -------    -------------    -----      -------     -----
$15.33 - $23.06................   165,600         8.8         $19.98      49,800     $23.06
$25.05 - $37.52................   166,400         6.3          31.45     113,150      34.46
$40.08 - $52.56................   163,652         6.3          42.83     145,096      42.49
                                  -------         ---         ------     -------     ------
                                  495,652         7.1         $31.38     308,046     $36.40
                                  -------         ---         ------     -------     ------
                                  -------         ---         ------     -------     ------

NOTE 7. EMPLOYEES' STOCK PURCHASE PLAN

    The majority of Engine Management's full-time employees are eligible to participate in Dana's stock purchase plan. Plan participants can elect to have up to 15% of their earnings withheld and deposited with an independent custodian. The custodian uses the funds to purchase Dana's common stock at current market prices. The purchased shares are allocated to the participants, and are distributed to the participants on request.

    Participants' contributions are matched in cash up to 50% over a five-year period beginning with the year the amounts are withheld. If a participant withdraws any shares before the end of five years, the amount of the match will depend on how long the shares were in the account. On behalf of the Engine Management participants, the custodian purchased 29,222 shares in 2000, 34,581 shares in 2001 and 33,646 shares in 2002. The charges to expense for the matching contributions were $37 in 2000, $68 in 2001 and $97 in 2002.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

NOTE 8. PENSION AND OTHER POSTRETIREMENT BENEFITS

    The employees of Engine Management are participants in various defined benefit pension plans sponsored by Dana. Expenses incurred by Engine Management with respect to multi-division, defined benefit pension plans during the years ended December 31, 2000, 2001 and 2002, were approximately $440, $552 and $1,258, respectively.

    The former employees of Engine Management's closed facility in Ottawa, Illinois were covered by a separate, defined benefit pension plan (the Ottawa
Plan). As the facility was closed in 1999, no additional benefits were accumulated after that time.

    The following tables provide a reconciliation of the changes in the Ottawa Plan's benefit obligations and fair value of assets for the year ended December 31, 2001 and 2002, as well as statements of the funded status and schedules of the net amounts recognized in the balance sheet at December 31, 2001 and 2002.

                                                              PENSION BENEFITS
                                                              -----------------
                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               2001      2002
                                                               ----      ----
Reconciliation of benefit obligation:
    Obligation at January 1.................................  $1,903    $2,010
    Service cost............................................      --        --
    Interest cost...........................................     144       151
    Actuarial loss..........................................      73       278
    Benefit payments........................................    (110)     (115)
                                                              ------    ------
Obligation at period end....................................  $2,010    $2,324
                                                              ------    ------
                                                              ------    ------
Reconciliation of fair value of plan assets:
    Fair value at January 1.................................  $2,242    $1,950
    Actual return on plan assets............................    (182)      (22)
    Benefit payments........................................    (110)     (115)
                                                              ------    ------
Fair value at December 31...................................  $1,950    $1,813
                                                              ------    ------
                                                              ------    ------
Funded status:
    Balance at period end...................................  $  (60)   $ (511)
    Unrecognized transition obligation......................      (3)
    Unrecognized prior service cost.........................     157       137
    Unrecognized loss.......................................     596     1,116
                                                              ------    ------
Prepaid cost................................................  $  690    $  742
                                                              ------    ------
                                                              ------    ------
Amounts recognized in the balance sheet consist of:
    Prepaid benefit cost....................................  $  690    $  742
    Accrued benefit liability...............................    (750)   (1,253)
    Intangible assets.......................................     157       137
    Accumulated other comprehensive income..................     593     1,116
                                                              ------    ------
Net asset recognized........................................  $  690    $  742
                                                              ------    ------
                                                              ------    ------

    Components of the net periodic benefit cost of the Ottawa Plan for the years ended December 31, 2000, 2001 and 2002, are as follows:

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                             PENSION BENEFITS COST

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              2000    2001    2002
                                                              ----    ----    ----
Interest cost...............................................  $ 139   $ 144   $ 151
Expected return on plan assets..............................   (206)   (220)   (220)
Amortization of transition obligation.......................    (10)    (10)     (3)
Amortization of prior service cost..........................     20      20      20
                                                              -----   -----   -----
Net periodic benefit cost (credit)..........................  $ (57)  $ (66)  $ (52)
                                                              -----   -----   -----
                                                              -----   -----   -----

    The assumptions used are as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                             ---------------------
                                                             2000    2001    2002
                                                             ----    ----    ----
Pension benefit obligation:
    Discount rate..........................................  7.75%   7.50%   6.75%
    Expected return on plan assets.........................  9.25%   9.50%   8.75%
Pension cost:
    Discount rate..........................................  7.25%   7.75%   7.50%
    Expected return on plan assets.........................  9.25%   9.25%   9.50%

    The employees of Engine Management are also eligible to participate in defined contribution benefit plans sponsored by Dana. Under the terms of the defined contribution benefit plans, participant and sponsor contributions may be directed into a number of investment options. During the years ended
December 31, 2000, 2001 and 2002, respectively, Engine Management incurred expenses of approximately $628, $526 and $453 for matching contributions to the defined contribution benefit plans.

    Upon retirement, certain of the Engine Management employees will be eligible to receive other postretirement benefits, including medical, dental and life insurance, pursuant to plans sponsored by Dana. Benefit obligations of the postretirement benefit plans are not funded.

    The following tables provide a reconciliation of the changes in the postretirement benefit plans' benefit obligations for the years ended December 31, 2001 and 2002, as well as the funded status and the net amounts recognized in the balance sheet at December 31, 2001 and 2002.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                            POSTRETIREMENT BENEFITS

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               2001       2002
                                                               ----       ----
Reconciliation of benefit obligation:
    Obligation at January 1.................................  $ 7,392   $  8,591
    Service cost............................................      139        187
    Interest cost...........................................      554        810
    Actuarial loss..........................................      983      4,680
    Benefit payments........................................     (477)      (711)
                                                              -------   --------
Obligation at period end....................................  $ 8,591   $ 13,557
                                                              -------   --------
                                                              -------   --------
Funded status:
    Balance at period end...................................  $(8,591)  $(13,557)
    Unrecognized prior service cost.........................    3,649      3,310
    Unrecognized loss.......................................    3,738      8,105
                                                              -------   --------
Accrued liability recorded..................................  $(1,204)  $ (2,142)
                                                              -------   --------
                                                              -------   --------

    Components of the net periodic postretirement benefit costs for the years ended December 31, 2000, 2001, and 2002, are as follows:

                          POSTRETIREMENT BENEFITS COST

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                           ----------------------
                                                           2000    2001     2002
                                                           ----    ----     ----
Interest cost............................................  $390   $  554   $  810
Service cost.............................................   164      139      187
Amortization of prior service cost.......................    --      339      339
Recognized net actuarial loss............................   225      108      285
                                                           ----   ------   ------
Net periodic benefit cost................................  $779   $1,140   $1,621
                                                           ----   ------   ------
                                                           ----   ------   ------

    The assumptions used in the measurement of postretirement benefit obligations are as follows. The end of year assumptions listed below are used to determine the succeeding year's postretirement benefit expense:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                            ----------------------
                                                            2000    2001     2002
                                                            ----    ----     ----
Discount rate.............................................  7.75%   7.50%    6.75%
Initial weighted health care costs trend rate.............  6.80%   8.10%   12.30%
Ultimate health care costs trend rate.....................  5.00%   5.00%    5.00%
Years to ultimate.........................................      9       9       10

    Assumed health care costs trend rates have a significant effect on the health care plan. A one-percentage-point change in assumed health care costs trends rates would have the following effects for the year ended December 31, 2002:

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                              1% POINT   1% POINT
                                                              INCREASE   DECREASE
                                                              --------   --------
Effect on total of service and interest cost components.....     149        (147)
Effect on postretirement benefit obligations................   1,946      (1,944)

NOTE 9. ESTIMATED INCOME TAXES

    Engine Management is included in Dana's consolidated U.S. tax return. The income tax benefit has been calculated for each period on a method generally consistent with a separate return basis as if Engine Management were a separate taxpayer. The annual settlement of the current payable to (receivable from) Dana is recorded through equity. A valuation allowance has not been established for the recorded deferred tax assets because Dana has traditionally been a U.S. taxpayer and Engine Management expects to be able to realize these assets through Dana. The income tax benefit consists of the following components:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2000       2001       2002
                                                         ----       ----     --------
U.S. federal
    Current..........................................  $(45,572)  $(31,979)  $(34,054)
    Deferred.........................................    13,866     (1,301)     7,222
U.S. state and local.................................    (4,966)    (5,737)    (3,341)
Other................................................       996        (47)       141
                                                       --------   --------   --------
Income tax benefit...................................  $(35,676)  $(39,064)  $(30,032)
                                                       --------   --------   --------
                                                       --------   --------   --------

    Other taxes pertain to Ponce, Engine Management's operation in Puerto Rico, which is part of a distinct legal entity that files a separate tax return. During 2001, Ponce declared and paid a dividend to Dana of $43,600.

    Deferred tax assets (liabilities) consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2002
                                                               ----      ----
Expense accruals............................................  $17,810   $16,266
Inventory reserves..........................................   18,667    15,180
Employee benefits and other.................................    2,103     3,543
                                                              -------   -------
Deferred tax assets.........................................   38,580    34,989
                                                              -------   -------
Depreciation................................................   (3,935)   (8,160)
Other.......................................................     (798)       --
                                                              -------   -------
Deferred tax liabilities....................................   (4,733)   (8,160)
                                                              -------   -------
Net deferred tax assets.....................................  $33,847   $26,829
                                                              -------   -------
                                                              -------   -------

    The effective income tax rate differs from the U.S. federal income tax rate for the following reasons:

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2000   2001   2002
                                                              ----   ----   ----
U.S. federal income tax rate................................  35.0%  35.0%  35.0%
Increases (reductions) resulting from:
    State and local income taxes, net of federal income tax
      benefit...............................................   3.7    3.7    3.7
    Puerto Rico income......................................   2.0   (0.1)  (0.2)
    Miscellaneous items.....................................  (0.1)  (0.1)   0.6
                                                              ----   ----   ----
Effective income tax benefit rate...........................  40.6%  38.5%  39.1%
                                                              ----   ----   ----

NOTE 10. COMPOSITION OF CERTAIN BALANCE SHEET AMOUNTS

    The following items comprise the net amounts indicated in the respective balance sheet captions:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2002
                                                                ----       ----
Property, plant and equipment, net
Land and improvements to land...............................  $  2,007   $  2,546
Buildings and building fixtures.............................    34,312     35,972
Machinery and equipment.....................................   175,306    141,159
Construction in progress....................................     3,152      1,349
                                                              --------   --------
                                                               214,777    181,026
Less: Accumulated depreciation..............................   131,743    116,036
                                                              --------   --------
                                                              $ 83,034   $ 64,990
                                                              --------   --------
                                                              --------   --------
Other accrued liabilities -- current
Warranty....................................................  $ 11,682   $  9,726
Restructuring...............................................    11,428      3,598
Environmental...............................................        --      5,000
Other.......................................................    16,739     12,725
                                                              --------   --------
                                                              $ 39,849   $ 31,049
                                                              --------   --------
                                                              --------   --------

Depreciation expense for the years ended December 31, 2000, 2001 and 2002 was $18,777, $19,191 and $17,109, respectively.

NOTE 11. COMMITMENTS AND CONTINGENCIES

    At December 31, 2002, Engine Management had purchase commitments for property, plant and equipment of approximately $608.

    Future minimum rental commitments under operating leases were $91,659 at December 31, 2002, with rental payments during the next five years of: 2003, $10,423; 2004, $9,263; 2005, $7,953; 2006, $6,181; and 2007, $5,795. Net rental expense was $17,026, $17,006 and $12,459, respectively, during the years ended December 31, 2000, 2001 and 2002.

    Future minimum rental payments to be received under an operating sublease were $4,302 at December 31, 2002, with rental payments receivable for the next three years of: 2003, $1,581; 2004, $1,622; 2005, $1,099. There are no rental payments receivable beyond 2005.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

    Engine Management records liabilities for estimated warranty obligations at the date products are sold. Adjustments are made as new information becomes available. Changes in the warranty liability for the year ended December 31, 2002 follow:

Balance at December 31, 2001.                                   11,682
Amounts accrued for current year sales......................    14,664
Settlements of claims.......................................   (16,620)
                                                              --------
Balance at December 31, 2002................................  $  9,726
                                                              --------
                                                              --------

    During 2002, Engine Management conducted a study of potential on-site environmental exposure at its facilities and recorded $5,000 of environmental remediation liabilities for exposures at three of its facilities. Engine Management estimated the liability based on the most probable method of remediation, current laws and regulations and existing technology. Estimates are made on an undiscounted basis and exclude the effects of inflation. Management does not believe that any additional liabilities that may result from these exposures are reasonably possible of having a material adverse effect on the liquidity, financial condition or results of operations of Engine Management.

    Engine Management is a party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims. Management does not believe that any liabilities that may result from these proceedings are reasonably likely to have a material adverse effect on the liquidity, financial condition and results of operations of Engine Management.

NOTE 12. RESTRUCTURING OF OPERATIONS

    As discussed in Note 1, Engine Management underwent a significant restructuring of its business during the periods presented. The restructuring program began in 1999 when Dana announced its plans to consolidate numerous warehouses within Engine Management which took place through 2000. Further consolidation activities and headcount reductions were announced in 2001 which extended into 2002. These actions were taken to rationalize Engine Management's cost structure in response to market and related factors.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

    The following summarizes the restructuring charges and activity recorded during the periods presented:

                                           EMPLOYEE     LONG-LIVED
                                          TERMINATION     ASSET
                                           BENEFITS     IMPAIRMENT   EXIT COSTS    TOTAL
                                           --------     ----------   ----------    -----
Balance at December 31, 1999............    $ 5,374      $    --      $ 1,377     $  6,751
Activity during the year
    Cash payments.......................     (4,461)                   (1,328)      (5,789)
                                            -------      -------      -------     --------
Balance at December 31, 2000............        913           --           49          962
                                            -------      -------      -------     --------
Activity during the year
    Charges to expense..................     10,675       24,509        9,092       44,276
    Cash payments.......................     (5,247)          --         (419)      (5,666)
    Write-off of assets.................         --      (24,509)          --      (24,509)
                                            -------      -------      -------     --------
Balance at December 31, 2001............      6,341           --        8,722       15,063
                                            -------      -------      -------     --------
Activity during the year
    Charges to expense..................      1,821        2,546        5,033        9,400
    Cash payments.......................     (6,848)          --       (9,768)     (16,616)
    Write-off of assets.................         --       (2,546)          --       (2,546)
                                            -------      -------      -------     --------
Balance at December 31, 2002............    $ 1,314      $    --      $ 3,987     $  5,301
                                            -------      -------      -------     --------
                                            -------      -------      -------     --------

    Employee terminations relating to the plans were as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              2001    2002
                                                              ----    ----
Total estimated.............................................   952     149
Less terminated:
    Year ended December 31, 2001............................  (322)     --
    Year ended December 31, 2002............................  (624)   (143)
                                                              ----    ----
Balance at December 31, 2002................................     6       6
                                                              ----    ----
                                                              ----    ----

    At December 31, 2002, $5,301 of restructuring charges remained in other accrued liabilities and other non-current liabilities. This balance was comprised of $1,314 for remaining payments to be made to previously terminated employees and for the reduction of approximately 12 employees to be completed in 2003 and $3,987 for lease terminations and other exit costs. The estimated annual cash expenditures will be approximately $3,598 in 2003 and $524 in 2004 and $1,179 thereafter.

NOTE 13. RELATED PARTY TRANSACTIONS

    For purposes of these financial statements, sales between Engine Management and other Dana units have not been eliminated. These transactions between Engine Management and other Dana locations are currently on a cost-plus basis with a 15% mark up on most transactions. Engine Management's sales to other Dana operations were $27,620, $13,707 and $8,489, respectively, for the years ended December 31, 2000, 2001 and 2002.

    Direct expenses incurred by Dana on behalf of Engine Management have been charged to Engine Management based on estimated or actual cost. Such services include insurance risk

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

management, employee benefits and payroll administration, and legal and divestiture support services.

    Corporate allocations for administrative services provided by Dana aggregated $2,691, $1,784 and $2,337 during 2000, 2001 and 2002, respectively, and are included in selling, general and administrative expenses.

    No allocation of Dana interest expense has been included in these financial statements.

    Engine Management provides sales and distribution support to Beck Arnley. Charges for these services in 2002 aggregated $18,767 and were principally determined on a percentage of sales basis which management believes to be reasonable.

    Engine Management leases certain office and warehouse space, vehicles and equipment under operating leases entered into with Dana Credit Corporation
(DCC). Lease payments to DCC were $7,561, $9,729 and $7,431, respectively, for the years ended December 31, 2000, 2001 and 2002. The majority of these lease payments relate to a land and building lease between DCC and Engine Management for the Salt Lake City distribution center and other equipment leases.

NOTE 14. SUBSEQUENT EVENT

    On February 7, 2003, Dana entered into an agreement to sell a substantial portion of Engine Management to Standard Motor Products. The completion of the transaction is subject to, among other things, regulatory approvals and the buyer's completion of financing related to the transaction.

    Transaction costs of approximately $6,000 incurred during 2002 by Dana Corporation relating to the potential sale have been included in selling, general and administrative expenses, with a corresponding adjustment to the intercompany account with Dana.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
            CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                                 (IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                                2002      2003
                                                                ----      ----
NET SALES...................................................  $ 71,647   $77,747
COST AND EXPENSES
    Cost of sales...........................................    70,765    65,565
    Selling, general and administrative expenses............    15,842    14,682
    Restructuring charges...................................     2,217        --
    Interest (income) expense, net..........................        36       (79)
    Other expense...........................................       122        92
                                                              --------   -------
                                                                88,982    80,260
                                                              --------   -------
LOSS BEFORE INCOME TAXES....................................   (17,335)   (2,513)
ESTIMATED INCOME TAX BENEFIT................................     6,778       982
                                                              --------   -------
NET LOSS....................................................  $(10,557)  $(1,531)
                                                              --------   -------
                                                              --------   -------

     The accompanying notes are an integral part of the condensed financial statements.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
                 CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)
                                 (IN THOUSANDS)

                                                              DECEMBER 31,   MARCH 31,
                                                                  2002         2003
                                                                  ----         ----
                           ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................    $  1,126     $  1,002
Accounts receivable.........................................      34,020       43,764
Inventories
    Raw materials...........................................      21,444       22,981
    Work in process and finished goods......................      71,748       70,054
Deferred tax assets.........................................      32,389       32,389
Other current assets........................................         737        1,346
                                                                --------     --------
        Total current assets................................     161,464      171,536
Property, plant and equipment, net..........................      64,990       60,264
Other non-current assets....................................         925          921
                                                                --------     --------
        Total assets........................................    $227,379     $232,721
                                                                --------     --------
                                                                --------     --------

              LIABILITIES AND COMBINED EQUITY
CURRENT LIABILITIES
Accounts payable............................................    $ 32,501     $ 31,369
Other current liabilities...................................      40,510       32,535
                                                                --------     --------
        Total current liabilities...........................      73,011       63,904
Other noncurrent liabilities................................       8,516       13,122
Combined equity.............................................     145,852      155,695
                                                                --------     --------
        Total liabilities and combined equity...............    $227,379     $232,721
                                                                --------     --------
                                                                --------     --------

     The accompanying notes are an integral part of the condensed financial statements.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
            CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2003
                                                                ----       ----
Net loss....................................................  $(10,557)  $ (1,531)
Depreciation................................................     4,673      3,432
Gain on asset sales.........................................       (27)        --
Asset impairment............................................       640         --
Working capital change......................................    (2,431)   (14,693)
                                                              --------   --------
    NET CASH FLOWS -- OPERATING ACTIVITIES..................    (7,702)   (12,792)
                                                              --------   --------
Purchases of property, plant and equipment..................      (151)      (624)
Proceeds from sales of assets...............................        28         --
Other.......................................................       405         --
                                                              --------   --------
    NET CASH FLOWS -- INVESTING ACTIVITIES..................       282       (624)
                                                              --------   --------
Net transactions with Dana..................................     8,182     13,292
                                                              --------   --------
    NET CASH FLOWS -- FINANCING ACTIVITIES..................     8,182     13,292
                                                              --------   --------
Net change in cash and cash equivalents.....................       762       (124)
Cash and cash equivalents -- beginning of period............       292      1,126
                                                              --------   --------
CASH AND CASH EQUIVALENTS -- END OF PERIOD..................  $  1,054   $  1,002
                                                              --------   --------
                                                              --------   --------

     The accompanying notes are an integral part of the condensed financial statements.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
     NOTES TO CONDENSED COMBINED INTERIM FINANCIAL INFORMATION (UNAUDITED)

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    This interim financial information is being presented due to the potential sale of substantially all of the US operations of the Dana Corporation (Dana) Engine Management Business (EM). Engine Management is a component of Dana's Automotive Aftermarket Group Strategic Business Unit. EM manufactures and distributes a wide range of engine management products principally for the automotive aftermarket. This interim financial information presents the historical results of EM, adjusted to exclude the operations of the Beck Arnley distribution business, the CUMSA business in Mexico and Texas, and the Dana Canada distribution business, which are distinct business units within EM but are not intended to be included in the potential divestiture. The adjusted EM amounts are intended to reflect the financial position and results of operations of the business being sold, hereinafter referred to as 'Engine Management' or 'the Company', as though managed by Dana as a separate entity. As such, the Engine Management interim financial information includes allocations for certain expenses, as well as assets and liabilities historically maintained by Dana and not recorded in the accounts of Engine Management. Corporate allocations for administrative services provided by Dana aggregated $498 and $584 for the three months ended March 31, 2002 and 2003, respectively. For a more complete description of the business, basis of presentation and summary of significant accounting policies refer to the December 31, 2002 Engine Management combined financial statements.

    The combined equity section of the Engine Management interim financial information comprises the excess of the Company's assets over its liabilities. Combined equity is affected by the Engine Management operating results, expense allocations from Dana, and cash transfers between Engine Management and Dana including settlement of intracompany transactions, as Dana manages all of Engine Management's treasury activities.

    In the opinion of the Company, the accompanying condensed combined interim financial information includes all normal recurring adjustments necessary to a fair presentation of financial condition, results of operations and cash flows for the interim periods presented. Certain amounts have been reclassified in 2002 to conform to the 2003 presentation. This condensed combined interim financial information should be read in conjunction with the audited financial statements and notes thereto in the combined financial statements of the Company for the year ended December 31, 2002.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    In June 2002, the FASB issued SFAS No. 146, 'Accounting for Costs Associated with Exit or Disposal Activities.' This Statement modifies the accounting for exit or disposal costs required by Emerging Issues Task Force Issue No. 94-3. Under Issue No. 94-3, a liability for exit costs was recognized at the date the entity committed itself to an exit plan. Under SFAS No. 146, a liability for exit costs is not recognized until the liability is incurred. The Company adopted this Statement on January 1, 2003. The implementation of this Statement will delay recognition of the liability for exit costs related to any restructuring plans approved after December 31, 2002. The adoption of this Standard did not have a material effect on the financial position of the Company as of January 1, 2003 or the results of operations for the three months ended March 31, 2003.

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
     NOTES TO CONDENSED COMBINED INTERIM FINANCIAL INFORMATION (UNAUDITED)

NOTE 3.

    The following summarizes the activity in accrued restructuring expenses during the first quarter of 2003:

                                                          EMPLOYEE
                                                         TERMINATION    EXIT
                                                          BENEFITS     COSTS    TOTAL
                                                          --------     -----    -----
Balance at December 31, 2002...........................    $1,314      $3,987   $5,301
Activity during the period:
    Cash payments......................................      (638)       (761)  (1,399)
                                                           ------      ------   ------
Balance at March 31, 2003..............................    $  676      $3,226   $3,902
                                                           ------      ------   ------
                                                           ------      ------   ------

    At March 31, 2003, $3,902 of restructuring charges remained in accrued liabilities. This balance was comprised of $676 for remaining payments to be made to previously terminated employees and for the reduction of approximately 12 employees to be completed in 2003 and $3,226 for lease terminations and other exit costs. The estimated annual cash expenditures will be approximately $2,592 in the remainder of 2003, $524 in 2004 and $786 thereafter.

NOTE 4.

    Contingencies -- The Company is a party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims. Management does not believe that it is reasonably possible that any losses from these matters, to the extent that they exceed the recorded liabilities, will have a material adverse effect on Engine Management's liquidity, financial condition or results of operations.

NOTE 5.

    Environmental Liabilities -- In the fourth quarter of 2002, the Company conducted a study of potential on-site environmental exposure at its facilities and recorded $5,000 of environmental remediation liabilities for exposures at three of its facilities. The Company estimated the liability based on the most probable method of remediation, current laws and regulations and existing technology. Estimates are made on an undiscounted basis and exclude the effects of inflation. Management does not believe that any additional liabilities that may result from these exposures are reasonably possible of having a material adverse effect on the liquidity, financial condition or results of operations of the Company. At March 31, 2003, $5,000 remained in the accrual, which was reclassified to long-term liabilities because it is expected that settlement will occur after March 31, 2004.

NOTE 6.

    Warranty -- A liability for estimated warranty obligations is recorded at the date products are sold. Adjustments are made as new information becomes available. Changes in the warranty liability for the three months ended
March 31, 2003 and 2002 follow:

                                                               2002      2003
                                                               ----      ----
Balance, beginning of period................................  $11,682   $ 9,726
Amounts accrued for current period sales....................    5,005     3,111
Settlements of warranty claims..............................   (4,799)   (4,406)
                                                              -------   -------
Balance, end of period......................................  $11,888   $ 8,431
                                                              -------   -------
                                                              -------   -------

                               ENGINE MANAGEMENT
                        (A BUSINESS OF DANA CORPORATION)
     NOTES TO CONDENSED COMBINED INTERIM FINANCIAL INFORMATION (UNAUDITED)

NOTE 7.

    Non Cash Investing and Financing Activities -- During 2003 and 2002 the Company settled certain investing and financing activities directly through intercompany transactions with Dana without exchanging cash. These transactions include: a transfer of machinery and equipment of $2,229 to Dana in 2003; and short-term borrowings of $9,377 in 2002.

NOTE 8.

    Comprehensive Loss -- During the quarters ended March 31, 2003 and 2002, comprehensive income equaled net income.

                             [STANDARD MOTOR LOGO]

_______________________________________________________________________________
_______________________________________________________________________________

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                -------------------

                                 TABLE OF CONTENTS

                                                              Page
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    9
Special Notes Regarding Forward-Looking Statements..........   18
The Acquisition and Related Transactions....................   19
Use of Proceeds.............................................   21
Price Range of Common Stock and Dividend Policy.............   22
Capitalization..............................................   23
Pro Forma Financial Information.............................   25
Selected Consolidated Financial Data........................   30
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   34
The Automotive Aftermarket..................................   47
Business....................................................   52
Management..................................................   66
Principal Shareholders......................................   69
Description of Capital Stock................................   73
Underwriting................................................   77
Where You Can Find More Information.........................   79
Incorporation of Certain Documents by Reference.............   79
Validity of Common Stock....................................   80
Experts.....................................................   80
Index to Financial Statements...............................  F-1

                                5,750,000 Shares

                         STANDARD MOTOR PRODUCTS, INC.

                                  Common Stock
                              -------------------

                             [STANDARD MOTORS LOGO]
                              -------------------
                              GOLDMAN, SACHS & CO.

                                 MORGAN STANLEY

_______________________________________________________________________________
_______________________________________________________________________________